As filed with the Securities and Exchange Commission on January 15, 2015

Registration No. 333-200959

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BB&T CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	6021	56-0939887
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Johnson, Jr., Esq.

Senior Executive Vice President, General Counsel,

Secretary and Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Phone: (336) 733-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Carl D. Lundblad, Esq. Executive Vice President, Chief Legal and Administrative Officer and Secretary Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 626-4721	H. Rodgin Cohen, Esq. Mitchell S. Eitel, Esq. C. Andrew Gerlach, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. BB&T Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and BB&T Corporation is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 15, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Susquehanna Bancshares, Inc.:

On November 11, 2014, Susquehanna Bancshares, Inc., or Susquehanna, and BB&T Corporation, or BB&T, entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” under which BB&T will acquire Susquehanna in a stock and cash transaction.

Under the terms of the merger agreement, Susquehanna will merge with and into BB&T, which we refer to as the “merger,” with BB&T surviving the merger as the surviving corporation. Immediately thereafter, Susquehanna Bank, Susquehanna’s banking subsidiary, will merge with and into BB&T’s banking subsidiary, Branch Banking and Trust Company, which we refer to as the “bank merger,” with Branch Banking and Trust Company surviving the bank merger. If the merger is completed, you will be entitled to receive for each share of Susquehanna common stock owned by you an amount equal to $4.05 in cash and 0.253 shares of BB&T common stock, which we refer to collectively as the “merger consideration.” Based on the number of shares of Susquehanna common stock outstanding on [                    ], we expect that the payment of the stock portion of the merger consideration will require BB&T to issue approximately [            ] shares of BB&T common stock in connection with the merger. In addition, based on the number of issued and outstanding shares of BB&T common stock and Susquehanna common stock as of [                    ], and based on the exchange ratio of 0.253, holders of shares of Susquehanna common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately [    ]% of the issued and outstanding shares of BB&T common stock immediately following the closing of the merger (after taking into account the expected issuance of [            ] shares of BB&T common stock in connection with the closing of BB&T’s pending acquisition of The Bank of Kentucky Financial Corporation, but without giving effect to any shares of BB&T common stock held by Susquehanna shareholders prior to the merger).

Based on the closing stock price of BB&T common stock on the New York Stock Exchange, which we refer to as the “NYSE,” on November 11, 2014, the last trading day before public announcement of the merger, of $38.33, and the exchange ratio of 0.253, the value of the per share merger consideration would be $13.75 for each share of Susquehanna common stock. Based on the closing stock price of BB&T common stock on the NYSE on [                    ], the latest practicable date before the mailing of this proxy statement/prospectus, of $[        ], and the exchange ratio of 0.253, the value of the per share merger consideration would be $[        ] for each share of Susquehanna common stock.

The market prices of both BB&T common stock and Susquehanna common stock will fluctuate before the completion of the merger. You should obtain current stock price quotations for BB&T common stock and Susquehanna common stock before you vote. BB&T common stock is quoted on the NYSE under the symbol “BBT.” Susquehanna common stock is quoted on The NASDAQ Stock Market LLC under the symbol “SUSQ.”

The merger cannot be completed unless Susquehanna shareholders holding at least sixty-six and two-thirds percent (66 2⁄3%) of the shares outstanding as of the close of business on [                    ], the record date for the special meeting, vote in favor of the approval of the merger agreement at the special meeting.

The special meeting of Susquehanna shareholders will be held on [                    ] at [                    ], at [                    ] local time.

Your vote is very important, regardless of the number of shares of Susquehanna common stock you own. To ensure your representation at the Susquehanna special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Susquehanna special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Susquehanna special meeting.

Susquehanna’s board of directors unanimously recommends that Susquehanna shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters to be considered at the Susquehanna special meeting. In considering the recommendation of the board of directors of Susquehanna, you should be aware that certain directors and executive officers of Susquehanna will have interests in the merger that may be different from, or in addition to, the interests of Susquehanna shareholders generally. See the section entitled “Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [    ] of the accompanying proxy statement/prospectus.

This proxy statement/prospectus describes the special meeting of Susquehanna shareholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [    ], for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference into the proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact D.F. King & Co., Inc., Susquehanna’s proxy solicitor, by calling toll-free at [    ].

Sincerely,

William J. Reuter

Chairman of the Board and Chief

Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated [    ] and is first being mailed to Susquehanna shareholders on or about [                    ].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder of Susquehanna Bancshares, Inc.:

You are cordially invited to attend a special meeting of Susquehanna shareholders. The special meeting will be held on [                    ], at [                    ] local time, at [                    ], to consider and vote upon the following matters:

1.	a proposal to approve the Agreement and Plan of Merger, dated as of November 11, 2014, as it may be amended from time to time, by and between BB&T Corporation, a North Carolina corporation and Susquehanna Bancshares, Inc., a Pennsylvania corporation;

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger contemplated by the merger agreement; and

3.	a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The record date for the special meeting is [                    ]. Only shareholders of record as of the close of business on [                    ] are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding shares of Susquehanna common stock entitled to vote thereon. The proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Susquehanna’s board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger and merger consideration, are fair to and in the best interests of Susquehanna, and unanimously recommends that Susquehanna shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the merger-related executive compensation, and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the merger agreement. In considering the recommendation of the board of directors of Susquehanna, you should be aware that certain directors and executive officers of Susquehanna will have interests in the merger that may be different from, or in addition to, the interests of Susquehanna shareholders generally. See the section entitled “Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [    ] of the accompanying proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Susquehanna common stock that you own. We cannot complete the merger unless Susquehanna’s shareholders approve the merger agreement.

Even if you plan to attend the special meeting in person, Susquehanna requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Susquehanna common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Susquehanna common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger agreement.

An admission ticket will be required to enter the special meeting. All shareholders must have an admission ticket, which is attached to the enclosed proxy card, to attend the special meeting. If your shares of Susquehanna common stock are held in the name of a bank, brokerage firm or other nominee, you will need proof of ownership of your shares of Susquehanna common stock to attend the special meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only upon verification that you are a Susquehanna shareholder.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING, REQUEST A REVOCATION OF YOUR SUBMITTED PROXY AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact D.F. King & Co., Inc., Susquehanna’s proxy solicitor, by calling toll-free at [    ].

By Order of the Board of Directors,

William J. Reuter

Chairman of the Board and Chief Executive Officer

Lititz, Pennsylvania

Dated: [                    ]

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Susquehanna and BB&T from other documents that Susquehanna and BB&T have filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Susquehanna, without charge, by telephone or written request directed to:

Attention: Investor Relations

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning BB&T, without charge, by telephone or written request directed to:

Attention: Shareholder Services

150 South Stratford Road, Suite 300

Winston-Salem, North Carolina 27104

(336) 733-3065

In order for you to receive timely delivery of the documents in advance of the special meeting of Susquehanna shareholders to be held on [                    ], you must request the information no later than five business days prior to the date of the special meeting, by [        ].

In addition to the paper copies of the proxy statement/prospectus that you receive, a Susquehanna proxy card and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at [    ].

The proxy statement/prospectus is also available in the Investor Relations section of Susquehanna’s website at www.susquehanna.net. The information on Susquehanna’s website is not part of this proxy statement/prospectus. References to Susquehanna’s website in this proxy statement/prospectus are intended to serve as textual references only.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by BB&T (File No. 333-[    ]), constitutes a prospectus of BB&T under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $5.00 per share, of BB&T, which we refer to as “BB&T common stock,” to be issued to Susquehanna shareholders pursuant to the Agreement and Plan of Merger, dated as of November 11, 2014, by and between BB&T and Susquehanna, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Susquehanna under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting, at which Susquehanna shareholders will be asked to consider and vote upon the approval of the merger agreement.

BB&T has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BB&T, and Susquehanna has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Susquehanna.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. BB&T and Susquehanna have not authorized anyone to provide you with information that is different from or in addition to that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Susquehanna shareholders nor the issuance by BB&T of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:	Susquehanna has agreed to be acquired by BB&T under the terms of the merger agreement that are described in this proxy statement/prospectus. Immediately following the merger, Susquehanna Bank, Susquehanna’s banking subsidiary, will merge with and into BB&T’s banking subsidiary, Branch Banking and Trust Company, which we refer to as “Branch Bank,” with Branch Bank being the surviving entity, which transaction is referred to as the “bank merger.” In order for us to complete the transactions contemplated by the merger agreement, we need the approval of both these mergers by the banking regulators of BB&T, Susquehanna, Branch Bank and Susquehanna Bank, as well as the approvals of the other regulators described in the section entitled “The Merger—Regulatory Approvals” beginning on page [ ] of this proxy statement/prospectus and the approval of the merger agreement by Susquehanna’s shareholders.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Susquehanna shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:	What am I being asked to vote on at the special meeting?

Susquehanna is holding the special meeting to ask its shareholders to consider and vote upon a proposal to approve the merger agreement. Susquehanna shareholders are also being asked to consider and vote upon (i) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger, and (ii) a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Does my vote matter?

A:	Yes. The merger cannot be completed unless the merger agreement is approved by the Susquehanna shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the merger agreement. The Susquehanna board unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement.

Q:	What is the vote required to approve each proposal at the Susquehanna special meeting?

A:	The approval of the merger agreement requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Susquehanna common stock entitled to vote thereon. Because the affirmative vote required to approve the merger agreement is based upon the total number of outstanding shares of Susquehanna common stock, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The proposal to approve certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the merger-related named executive officer compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock in favor of the proposal, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote “AGAINST” the merger-related named executive officer compensation proposal and “FOR” approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Susquehanna common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

See the section entitled, “Information About the Special Meeting—Record Date and Quorum” beginning on page [    ] of this proxy statement/prospectus.

Q:	How does the Susquehanna board recommend that I vote at the special meeting?

A:	The board of directors of Susquehanna, which we refer to as the “Susquehanna board,” unanimously recommends that Susquehanna shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the approval, by advisory (non-binding) vote, of certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors” beginning on page [ ] of this proxy statement/prospectus.

Q:	What will I receive if the merger is completed?

A:	If the merger is completed, each share of Susquehanna common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by Susquehanna or BB&T (with certain limited exceptions), shares held in treasury by Susquehanna and shares in respect of Susquehanna restricted stock awards or restricted stock unit awards) will be converted into the right to receive 0.253 shares of BB&T common stock, which we refer to as the “exchange ratio,” and $4.05 in cash, which we refer to collectively as the “merger consideration.” Cash will be paid in lieu of fractional shares. See “What happens if I am eligible to receive a fraction of a share of BB&T common stock as part of the per share merger consideration?” below and the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Fractional Shares” beginning on pages [ ] and [ ], respectively, of this proxy statement/prospectus.

Q:	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of BB&T common stock Susquehanna shareholders will be entitled to receive for each share of Susquehanna common stock they hold. The exchange ratio is 0.253, as set forth in the merger agreement.

If, after the date of the merger agreement and prior to the effective time of the merger, which we refer to as the “effective time,” the outstanding shares of BB&T common stock or Susquehanna common stock change in number or type as a result of a reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of BB&T common stock or Susquehanna common stock with a record date during such period, or if any similar event occurs, then the exchange ratio will be adjusted to provide the holders of Susquehanna common stock the same economic effect as contemplated by the merger agreement.

Q:	What is the value of the per share merger consideration?

A:	The exact value of the per share merger consideration that Susquehanna shareholders receive will depend on the price per share of BB&T common stock at the time of the merger. This price will not be known at the time of the special meeting and may be more or less than the current price of BB&T common stock or the price of BB&T common stock at the time of the special meeting. Based on the cash consideration of $4.05 per share, the closing stock price of BB&T common stock on the New York Stock Exchange, which we refer to as the “NYSE,” on November 11, 2014, the last trading day before public announcement of the merger, of $38.33, and the applicable exchange ratio of 0.253, the value of the per share merger consideration would be $13.75 for each share of Susquehanna common stock. Based on the cash consideration of $4.05 per share and the closing stock price of BB&T common stock on the NYSE on [ ], the latest practicable date before the mailing of this proxy statement/prospectus, of $[ ], and the exchange ratio of 0.253, the value of the per share merger consideration would be $[ ] for each share of Susquehanna common stock. We urge you to obtain current market quotations for shares of BB&T common stock and Susquehanna common stock.

Q:	What happens if I am eligible to receive a fraction of a share of BB&T common stock as part of the per share merger consideration?

A:	If the aggregate number of shares of BB&T common stock that you are entitled to receive as part of the per share merger consideration includes a fraction of a share of BB&T common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page [ ] of this proxy statement/prospectus.

Q:	What will holders of Susquehanna equity awards receive in the merger?

A:	Stock Options. At the effective time, each option to purchase shares of Susquehanna common stock granted under a Susquehanna equity incentive plan that is outstanding, which we refer to as a “Susquehanna stock option,” will fully vest and be converted into an option to purchase BB&T common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of BB&T common stock issuable upon exercise of such option based on the sum of (a) the exchange ratio of 0.253 and (b) $4.05 divided by the average closing price of BB&T common stock on the NYSE for the five trading days ending the day prior to the effective time, which sum we refer to as the “Susquehanna equity award exchange ratio.”

Restricted Stock Awards. At the effective time, subject to the terms and conditions of the merger agreement, each unvested Susquehanna restricted stock award granted under a Susquehanna equity incentive plan, which we refer to as “Susquehanna restricted stock awards,” will fully vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the sum of $4.05 plus the product of the exchange ratio of 0.253 multiplied by the average closing price of BB&T common stock on the NYSE for the five trading days ending the day prior to the effective time, which sum we refer to as the “Susquehanna equity award consideration,” less applicable withholding taxes.

Restricted Stock Unit Awards. At the effective time, subject to the terms and conditions of the merger agreement, each Susquehanna restricted stock unit award granted under a Susquehanna equity incentive plan, which we refer to as “Susquehanna restricted stock unit awards,” will fully vest (with any performance-based vesting conditions to which such award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance)) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

See “The Merger Agreement—Treatment of Susquehanna Equity Awards” beginning on page [    ] of this proxy statement/prospectus.

Q:	What will happen to Susquehanna as a result of the merger?

A:	If the merger is completed, Susquehanna will be merged with and into BB&T, with BB&T surviving the merger as the surviving corporation. As a result of the merger, Susquehanna will no longer be a publicly held company. Following the merger, Susquehanna common stock will be delisted from The NASDAQ Stock Market LLC, which we refer to as the “NASDAQ,” and deregistered under the Exchange Act.

Q:	What equity stake will Susquehanna shareholders hold in BB&T immediately following the merger?

A:	Based on the number of issued and outstanding shares of BB&T common stock and Susquehanna common stock as of [ ], and based on the exchange ratio of 0.253, holders of shares of Susquehanna common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately [ ]% of the issued and outstanding shares of BB&T common stock immediately following the closing of the merger (after taking into account the expected issuance of [ ] shares of BB&T common stock in connection with the closing of BB&T’s pending acquisition of The Bank of Kentucky Financial Corporation, but without giving effect to any shares of BB&T common stock held by Susquehanna shareholders prior to the merger).

Q:	When do you expect the merger to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [ ] of this proxy statement/prospectus, including the approval of the merger agreement by Susquehanna shareholders at the special meeting, BB&T and Susquehanna expect that the merger will be completed during the second half of 2015. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the merger to Susquehanna shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer as the “Code,” and it is a condition to the respective obligations of BB&T and Susquehanna to complete the merger that each of BB&T and Susquehanna receives a legal opinion to that effect. Accordingly, a Susquehanna common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BB&T common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Susquehanna common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Susquehanna common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of BB&T common stock that the Susquehanna common shareholder would otherwise be entitled to receive. For further information, please refer to “Material United States Federal Income Tax Consequences” beginning on page [ ].

The United States federal income tax consequences described above may not apply to all holders of Susquehanna common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Who can vote at the special meeting?

A:	All holders of record of Susquehanna common stock as of the close of business on [ ], the record date for the special meeting, which we refer to as the “record date,” including holders of shares in respect of Susquehanna restricted stock awards, are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Pennsylvania law. Each holder of Susquehanna common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Susquehanna common stock that such holder owned of record as of the record date.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], at [ ] local time, at [ ]. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page [ ] of this proxy statement/prospectus.

Q:	How may I gain entry into the special meeting?

A:	An admission ticket, which is required for entry into the special meeting, is attached to the enclosed proxy card. If you plan to attend the special meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it for admittance into the special meeting.

If your shares of Susquehanna common stock are held in the name of a bank, brokerage firm or other nominee, you will need proof of ownership of your shares of Susquehanna common stock to attend the special meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only upon verification that you are a Susquehanna shareholder.

Q:	How will I receive the merger consideration to which I am entitled?

A:	As promptly as practicable after the effective time, the exchange agent will mail to you or your bank, brokerage firm or other nominee, a letter of transmittal and instructions relating to your receipt of the merger consideration. After receiving the proper documentation from you or your bank, brokerage firm or other nominee, following the effective time, the exchange agent will forward to you or your bank, brokerage firm or other nominee the BB&T common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption “The Merger Agreement—Exchange and Payment Procedures” beginning on page [ ] of this proxy statement/prospectus.

Q:	Will my shares of BB&T common stock acquired in the merger receive a dividend?

A:	After the closing of the merger, as a holder of BB&T common stock you will receive the same dividends on shares of BB&T common stock that all other holders of shares of BB&T common stock will receive with any dividend record date that occurs after the merger is completed.

Former Susquehanna shareholders who hold Susquehanna stock certificates or book entry shares will not be entitled to be paid dividends with a record date after the closing of the merger otherwise payable on the shares of BB&T common stock into which their shares of Susquehanna common stock are exchangeable until they surrender their Susquehanna stock certificates or book entry shares according to the instructions provided to them.

Any such payment of dividends by BB&T would require approval by the BB&T board of directors and the board may change its dividend policy at any time. See “Comparative Per Share Market Price and Dividend Information” beginning on page [    ] for a comparison of the historical dividend practices of the two companies.

Q:	Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger?

A:	Under the rules of the SEC, Susquehanna is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What will happen if Susquehanna shareholders do not approve the merger-related compensation of Susquehanna’s named executive officers?

A:	Approval of the compensation that may be paid or become payable to Susquehanna’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Susquehanna or the surviving corporation in the merger. If the merger is completed, the merger-related compensation will be paid to Susquehanna’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of the advisory (non-binding) vote will not affect Susquehanna or BB&T’s obligations to make these payments even if Susquehanna shareholders do not approve, by advisory (non-binding) vote, the proposal.

Q:	Do any of Susquehanna’s directors or executive officers have interests in the merger that may differ from those of Susquehanna shareholders?

A:	Susquehanna’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Susquehanna shareholders generally. The members of Susquehanna’s board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Susquehanna shareholders approve the merger agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [ ] of this proxy statement/prospectus.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares of Susquehanna common stock are registered directly in your name with the transfer agent of Susquehanna, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, to grant a proxy for your vote directly to Susquehanna or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of Susquehanna common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Susquehanna common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Susquehanna common stock. In accordance with the rules of the NASDAQ, banks, brokerage firms and other nominees who hold shares of Susquehanna common stock in street name for their customers have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger agreement, the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the approval of the merger agreement, and will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (except to the extent there are insufficient shares present at the meeting to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How many votes do I have?

A:	Each Susquehanna shareholder is entitled to one vote for each share of Susquehanna common stock held of record as of the record date. As of the close of business on the record date, there were [ ] outstanding shares of Susquehanna common stock.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Susquehanna common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting.

Q:	How do I vote?

A:	Shareholder of Record. If you are a shareholder of record, you may have your shares of Susquehanna common stock voted on the matters to be presented at the special meeting in the following ways:

•	by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 pm, Eastern Time, on the day before the special meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Participant in Susquehanna Employee Stock Purchase Plan. If you are an employee participant in the Susquehanna Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

Participant in Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan. If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

Q:	How can I change or revoke my vote?

A:	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record who voted by mailing in a proxy card, you can write to Susquehanna’s Secretary, Attn: Carl D. Lundblad, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Q:	If a shareholder gives a proxy, how are the shares of Susquehanna common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Susquehanna common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Susquehanna common stock should be voted “FOR” or “AGAINST,” or whether your shares should “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you hold shares of Susquehanna common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of Susquehanna common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Susquehanna common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	What happens if I sell my shares of Susquehanna common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of Susquehanna common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares at the effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Susquehanna has engaged D.F. King & Co., Inc., which we refer to as “D.F. King,” to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Susquehanna has agreed to pay D.F. King approximately $17,500 plus reasonable out-of-pocket expenses for such services and also will indemnify D.F. King against certain claims, costs, damages, liabilities, judgments and expenses. Susquehanna may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Susquehanna common stock.

Susquehanna’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Susquehanna common stock. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Q:	Should I send in my stock certificates now?

A:	No, please do NOT return your stock certificate(s) with your proxy. If the merger agreement is approved by Susquehanna shareholders and the merger is completed, and you hold physical stock certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of Susquehanna common stock for the per share merger consideration. If your shares of Susquehanna common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Susquehanna common stock in exchange for the per share merger consideration.

Q:	Are there any voting agreements in place with Susquehanna shareholders?

A:	No.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Susquehanna will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [ ] of this proxy statement/prospectus. You also should read and carefully consider the risk factors of BB&T and Susquehanna contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [ ] of this proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the merger proposal by Susquehanna shareholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals and expiration or termination of the all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), BB&T’s and Susquehanna’s performance of their respective obligations under the merger agreement in all material respects and each of BB&T’s and Susquehanna’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [ ] of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Susquehanna shareholders will not receive any consideration for their shares of Susquehanna common stock in connection with the merger. Instead, Susquehanna will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances Susquehanna may be required to pay BB&T a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fee” beginning on page [ ] of this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Susquehanna common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact D.F. King, Susquehanna’s proxy solicitor, at [ ].

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Susquehanna shareholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Parties to the Merger (Page [    ])

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

Susquehanna is a financial holding company organized in 1982 under the laws of the Commonwealth of Pennsylvania. Susquehanna conducts its business operations primarily through its commercial bank subsidiary, Susquehanna Bank, and other subsidiaries in the mid-Atlantic region to provide a wide range of retail and commercial banking and financial products and services. In addition to Susquehanna Bank, Susquehanna operates a trust and investment company, an asset management company, an investment advisory and brokerage firm, a property and casualty insurance brokerage company and a vehicle leasing company. Susquehanna is subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” under the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act,” as well as by the Federal Deposit Insurance Corporation, which we refer to as the “FDIC,” and the Pennsylvania Department of Banking and Securities. As of September 30, 2014, Susquehanna had total assets of approximately $18.6 billion, consolidated net loans and leases of $13.4 billion, deposits of $13.6 billion, and shareholders’ equity of $2.8 billion.

Susquehanna common stock is currently listed on the NASDAQ under the symbol “SUSQ.”

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

BB&T is a financial holding company organized under the laws of North Carolina and headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its bank subsidiary, Branch Bank, which has offices in 12 states and Washington D.C. In addition, BB&T also operates several nonbank subsidiaries that offer various financial services products. Substantially all of the loans made by BB&T’s subsidiaries are to businesses and individuals in these market areas. As of September 30, 2014, BB&T had consolidated total assets of $187.0 billion, consolidated loans and leases of $120.7 billion, consolidated deposits of $130.9 billion and consolidated shareholders’ equity of $24.3 billion.

Branch Bank, BB&T’s largest subsidiary, was chartered in 1872 and is the oldest bank headquartered in North Carolina. Branch Bank provides a wide range of banking and trust services for retail and commercial clients in its geographic markets, including small and mid-size businesses, public agencies, local governments and individuals. Branch Bank also markets a wide range of deposit services to individuals, businesses and public entities. Branch Bank offers, either directly or through its subsidiaries, lease financing to businesses and municipal governments; factoring; discount brokerage services, annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation; insurance premium financing; permanent financing arrangements for commercial real estate; loan servicing for third-party investors; direct consumer finance loans to individuals; trust and comprehensive wealth advisory services and association services. BB&T’s direct nonbank subsidiaries provide a variety of financial services including mortgage lending, credit card lending, automobile lending, equipment financing, full-service securities brokerage, asset management and capital markets services.

BB&T common stock is currently listed on the NYSE under the symbol “BBT.”

The Merger and the Merger Agreement (Page [    ])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, Susquehanna will merge with and into BB&T with BB&T surviving the merger as the surviving corporation. Immediately thereafter, Susquehanna Bank, Susquehanna’s banking subsidiary, will merge with and into BB&T’s banking subsidiary, Branch Bank, with Branch Bank continuing as the surviving entity.

Per Share Merger Consideration (Page [    ])

Upon completion of the merger, each issued and outstanding share of Susquehanna common stock (other than shares held by Susquehanna or BB&T (with certain limited exceptions), shares held in treasury by Susquehanna and shares in respect of Susquehanna restricted stock awards or restricted stock unit awards) will be entitled to receive 0.253 shares of BB&T common stock and $4.05 in cash, which we refer to together as the “per share merger consideration.”

Treatment of Susquehanna Equity Awards (Page [    ])

Treatment of Susquehanna Stock Options

At the effective time, each Susquehanna stock option that is outstanding will fully vest and be converted into an option to purchase BB&T common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of BB&T common stock issuable upon exercise of such option based on the Susquehanna equity award exchange ratio.

Treatment of Susquehanna Restricted Stock Awards

At the effective time, subject to the terms and conditions of the merger agreement, each unvested Susquehanna restricted stock award will fully vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Treatment of Susquehanna Restricted Stock Unit Awards

At the effective time, subject to the terms and conditions of the merger agreement, each Susquehanna restricted stock unit award will fully vest (with any performance-based vesting conditions to which such award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance)) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors (Page [    ])

The Susquehanna board unanimously recommends that Susquehanna shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the approval, by advisory (non-binding) vote, of certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors” beginning on page [    ] of this proxy statement/prospectus.

Opinion of Susquehanna’s Financial Advisor (Page [    ])

In connection with the merger, Susquehanna’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as “KBW,” delivered a written opinion, dated November 11, 2014, to the Susquehanna board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Susquehanna common stock in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Susquehanna board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Susquehanna to engage in the merger or enter into the merger agreement or constitute a recommendation to the Susquehanna board in connection with the merger, and it does not constitute a recommendation to any holder of Susquehanna common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Information About the Special Meeting (Page [    ])

Time, Place and Purpose of the Special Meeting (Page [    ])

The special meeting to consider and vote upon the approval of the merger agreement, which we refer to as the “special meeting,” will be held on [                    ], at [                    ] local time, at [                    ].

At the special meeting, Susquehanna shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum (Page [    ])

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Susquehanna common stock, including shares in respect of restricted stock awards, as of the close of business on [                    ], the record date. On the record date, there were [            ] shares of Susquehanna common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Susquehanna common stock that you owned on the record date.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Susquehanna common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum.

Vote Required (Page [    ])

The approval of the merger agreement requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Susquehanna common stock entitled to vote thereon. Votes to abstain will not be counted as votes cast in favor of the approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or you vote to abstain, this will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The proposal to approve certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the merger-related named executive officer compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock in favor of the proposal, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation, except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote “AGAINST” the merger-related named executive officer compensation proposal and “FOR” approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Susquehanna common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

As of the record date, the directors and executive officers of Susquehanna and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Susquehanna common stock representing approximately [    ]% of the shares of Susquehanna common stock outstanding on that date.

Proxies and Revocations (Page [    ])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Susquehanna common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Susquehanna common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Susquehanna common stock will not be voted on the approval of the merger agreement, which will have the same effect as a vote “AGAINST” the approval of the merger agreement, and your shares of Susquehanna common stock will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (other than to the extent resulting in failure to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record who voted by mailing in a proxy card, you can write to Susquehanna’s Secretary, Attn: Carl D. Lundblad, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Interests of Susquehanna’s Directors and Executive Officers in the Merger (Page [    ])

Directors and executive officers of Susquehanna have interests in the merger that are different from, or in addition to, interests of Susquehanna shareholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, severance benefits payable upon a qualifying termination of employment under change in control agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include BB&T’s agreement to invite members of the Susquehanna board of directors to serve as paid members of one or more BB&T regional advisory boards following the effective time and, with respect to William J. Reuter, the current Chairman and Chief

Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, BB&T’s agreement to appoint such individuals as directors of BB&T as of the effective time. The Susquehanna board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to Susquehanna shareholders. See the section entitled “Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [    ] of this proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page [    ])

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, FDIC, the North Carolina Office of the Commissioner of Banks and the Pennsylvania Department of Banking and Securities. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including the Financial Industry Regulatory Authority, which we refer to as “FINRA.” BB&T and Susquehanna have agreed to use their reasonable best efforts to obtain all required regulatory approvals. BB&T, Susquehanna and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to BB&T after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in the section entitled “The Merger—Regulatory Approvals” beginning on page [    ].

Conditions to Completion of the Merger (Page [    ])

In addition to the approval of the merger proposal by Susquehanna shareholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this proxy statement/prospectus, approval of the listing on the NYSE of the BB&T common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions, and each of BB&T’s and Susquehanna’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Susquehanna nor BB&T can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ] of this proxy statement/prospectus.

No Solicitation (Page [    ])

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Susquehanna has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that Susquehanna may participate in discussions or negotiations regarding an alternative acquisition proposal or furnish nonpublic information regarding Susquehanna in response to an unsolicited bona fide written acquisition proposal, and under specific circumstances, including the Susquehanna board’s determination (in accordance with the merger agreement and after consultation with Susquehanna’s outside legal counsel and financial advisor) that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law.

Withdrawal of Recommendation (Page [    ])

The merger agreement requires Susquehanna’s board of directors to use its reasonable best efforts to solicit from Susquehanna shareholders proxies in favor of approval of the merger agreement, including by communicating to Susquehanna shareholders the recommendation of the Susquehanna board that they approve the merger agreement. However, Susquehanna’s board of directors may withdraw its recommendation for shareholders’ approval of the merger if, and only if, (i) Susquehanna’s board determines in good faith, after consultation with its outside legal counsel and financial advisor, that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement to Susquehanna shareholders; (ii) the Susquehanna board provides five business days’ prior written notice to BB&T of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action; and (iii) at the end of such period, the Susquehanna board takes into account any amendment or modification to the merger agreement proposed by BB&T and again determines in good faith, after consultation with its outside legal counsel and financial advisor, that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. See “The Merger Agreement—Susquehanna Shareholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page [    ] of this proxy statement/prospectus.

Termination; Termination Fee (Page [    ])

Termination

BB&T and Susquehanna may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:

•	by either party if a regulatory agency whose approval is required for the merger or bank merger does not approve the merger or bank merger and such denial has become final and nonappealable, or a governmental authority issues and final and nonappealable order or injunction prohibiting or making illegal the consummation of the merger or the bank merger;

•	by either party if the merger is not completed by November 11, 2015;

•	by either party in the event of a material breach by the other party of its representations, warranties or obligations contained in the merger agreement, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition; or

•	by BB&T if, (i) prior to the time that Susquehanna shareholders approve the merger agreement, Susquehanna or the Susquehanna board fails to make or otherwise withdraws or materially and adversely modifies its recommendation to Susquehanna shareholders to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or Susquehanna has materially breached its covenants to use reasonable best efforts to obtain approval of the merger agreement by Susquehanna shareholders or not to solicit alternative acquisition proposals or (ii) the Susquehanna board recommends that Susquehanna shareholders tender their shares in, or fails to recommend that Susquehanna shareholders reject, a tender or exchange offer for outstanding Susquehanna common stock.

Termination Fee

Susquehanna will be required to pay BB&T a termination fee of $85 million, which we refer to as the “termination fee,” if:

•	the merger agreement is terminated by BB&T because (i) prior to the time that Susquehanna shareholders approve the merger agreement, Susquehanna or the Susquehanna board fails to make or otherwise withdraws or materially and adversely modifies its recommendation to Susquehanna shareholders to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or Susquehanna has materially breached its covenants to use reasonable best efforts to obtain approval of the merger agreement by Susquehanna shareholders or not to solicit alternative acquisition proposals or (ii) the Susquehanna board recommends that Susquehanna shareholders tender their shares in, or fails to recommend that Susquehanna shareholders reject, a tender or exchange offer for outstanding Susquehanna common stock; or

•	the merger agreement is terminated by either BB&T or Susquehanna in certain circumstances following the receipt by Susquehanna of an alternative acquisition proposal if Susquehanna consummates, or enters into an agreement providing for, an alternative transaction within 15 months after the date of such termination.

For more information, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus.

Accounting Treatment (Page [    ])

BB&T prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as “GAAP.” The merger will be accounted for using the acquisition method of accounting. BB&T will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences (Page [    ])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of BB&T and Susquehanna to complete the merger that each of BB&T and Susquehanna receives a legal opinion to that effect. Accordingly, a Susquehanna common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BB&T common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Susquehanna common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Susquehanna common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of BB&T common stock that the Susquehanna common shareholder would otherwise be entitled to receive. For further information, please refer to “Material United States Federal Income Tax Consequences” beginning on page [    ].

The United States federal income tax consequences described above may not apply to all holders of Susquehanna common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders’ Rights (Page [    ])

The rights of Susquehanna shareholders are governed by its amended and restated articles of incorporation, which we refer to as the “Susquehanna charter,” its amended and restated bylaws, which we refer to as the “Susquehanna bylaws,” and by Pennsylvania corporate law. Your rights as a shareholder of BB&T will be governed by BB&T’s articles of incorporation, as amended and restated, which we refer to as the “BB&T charter,” its bylaws, as amended and restated, which we refer to as the “BB&T bylaws,” and by North Carolina corporate law. Your rights under the BB&T charter, BB&T bylaws and North Carolina corporate law will differ in some respects from your rights under the Susquehanna charter, Susquehanna bylaws and Pennsylvania corporate law. For more detailed information regarding a comparison of your rights as a shareholder of Susquehanna and BB&T, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [    ] of this proxy statement/prospectus.

Litigation Related to the Merger (Page [    ])

In connection with the proposed merger with BB&T, Susquehanna has received seven letters from attorneys representing nine different purported shareholders, demanding that the Susquehanna board remedy alleged breaches of fiduciary duties in connection with the merger, which we refer to as the “Demand Letters.” The Demand Letters assert that Susquehanna’s directors breached their fiduciary duties by causing Susquehanna to enter into the merger agreement. Among other things, the Demand Letters allege that the merger is unfair to Susquehanna’s shareholders. The Demand Letters request that Susquehanna’s board, among other things, (i) undertake an internal investigation into the board’s alleged violations of Pennsylvania and/or federal law; (ii) waive any and all standstill provisions in the merger agreement; and (iii) commence an action on behalf of Susquehanna against the board for restitution and/or damages, as well as injunctive and other equitable relief. Susquehanna’s board of directors intends to respond to the Demand Letters.

On December 1, 2014, Wayne Waldeck, one of the purported Susquehanna shareholders who sent a Demand Letter, filed a purported shareholder class action and derivative complaint in the Court of Common Pleas of Lancaster County, Pennsylvania captioned Waldeck v. William J. Reuter, et al., No. CI-14-10817. The lawsuit names as defendants each of the current members of Susquehanna’s board of directors, which we refer to as the “Director Defendants,” BB&T and names Susquehanna as a nominal defendant. The complaint alleges that the Director Defendants breached their fiduciary duties by failing to maximize shareholder value in connection with Susquehanna’s proposed merger with BB&T and also alleges that BB&T aided and abetted those alleged breaches of fiduciary duty. The complaint seeks injunctive relief to prevent the consummation of the merger or, in the event the merger is consummated, monetary damages allegedly resulting from the alleged wrongful conduct of the Director Defendants and BB&T. On December 23, 2014, Waldeck filed an amended complaint, adding, among other things, allegations that the disclosures in the preliminary Form S-4 filed by BB&T on December 15, 2014 provide inadequate and/or materially misleading information.

Four additional purported shareholder class action and derivative complaints challenging the merger have been filed in the Court of Common Pleas of Lancaster County, Pennsylvania, all by purported shareholders who sent Demand letters: Fred Bollinger & Skyles Calhoun v. William J. Reuter, et al., No. CI-14-11415 (filed Dec. 22, 2014); Linda & Wade Burkholder v. William J. Reuter, et al., No. CI-14-11473 (filed Dec. 23, 2014); James Farrell v. William J. Reuter, et al., No. CI-15-00137 (filed Jan. 8, 2015); and William McGinley v. William J. Reuter, et al., No. CI-15-00135 (filed Jan. 8, 2015).

On December 30, 2014, Plaintiffs Wayne Waldeck and Linda and Wade Burkholder filed a motion seeking to consolidate their actions and any other related shareholder actions under the caption In re Susquehanna Bancshares, Inc. Stockholder Litigation, No. CI-14-10817 and to appoint interim co-lead plaintiffs’ counsel.

Susquehanna and BB&T believe the demands and complaints are without merit and there are substantial legal and factual defenses to the claims asserted.

Risk Factors (Page [    ])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BB&T

The following table summarizes selected historical consolidated financial data of BB&T for the periods and as of the dates indicated. This information has been derived from BB&T’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine months ended September 30, 2014 and September 30, 2013 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of BB&T. You should not assume the results of operations for past periods and for the nine months ended September 30, 2014 and 2013 indicate results for any future period.

You should read this information in conjunction with BB&T’s consolidated financial statements and related notes thereto included in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2013, and in BB&T’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

BB&T—Historical Financial Information

(Dollars in millions, except per share data)

	As of / For the Nine Months Ended September 30, (unaudited)		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Summary of Operations:
Interest income	$4,624	$4,941	$6,507	$6,917	$6,885	$7,115	$6,884
Interest expense	585	687	891	1,060	1,378	1,795	2,040
Net interest income	4,039	4,254	5,616	5,857	5,507	5,320	4,844
Provision for credit losses	168	532	592	1,057	1,190	2,638	2,811
Noninterest income	2,780	2,952	3,937	3,820	3,113	3,957	3,934
Noninterest expense	4,510	4,381	5,837	5,828	5,802	5,670	4,931

Income before income taxes	2,141	2,293	3,124	2,792	1,628	969	1,036
Provision for income taxes	524	1,152	1,395	764	296	115	159

Net income	1,617	1,141	1,729	2,028	1,332	854	877

Noncontrolling interest	60	36	50	49	43	38	24
Dividends and accretion on preferred stock	111	80	117	63	—	—	124

Net income available to common shareholders	$1,446	$1,025	$1,562	$1,916	$1,289	$816	$729

Per Common Share:
Earnings:
Basic	$2.02	$1.46	$2.22	$2.74	$1.85	$1.18	$1.16
Diluted	1.99	1.44	2.19	2.70	1.83	1.16	1.15
Dividends declared	0.71	0.69	0.92	0.80	0.65	0.60	0.92
Period-End Balances:
Total assets	$187,022	$181,708	$183,010	$184,499	$175,011	$157,081	$165,764
Loans and leases	120,690	118,582	117,139	118,364	111,205	107,264	106,207
Deposits	130,895	127,484	127,475	133,075	124,939	107,213	114,965
Long-term debt	22,355	20,402	21,493	19,114	21,803	21,730	21,376
Shareholders’ equity	24,314	22,094	22,809	21,223	17,480	16,498	16,241

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUSQUEHANNA

The following table summarizes selected historical consolidated financial data of Susquehanna for the periods and as of the dates indicated. This information has been derived from Susquehanna’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine months ended September 30, 2014 and September 30, 2013 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Susquehanna. You should not assume the results of operations for past periods and for the nine months ended September 30, 2014 and 2013 indicate results for any future period.

You should read this information in conjunction with Susquehanna’s consolidated financial statements and related notes thereto included in Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended by the Form 10-K/A filed on March 3, 2014, and in Susquehanna’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Susquehanna—Historical Financial Information

(Dollars in thousands, except per share data)

	As of / For the Nine Months Ended September 30, (unaudited)		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Summary of Operations:
Total interest income	$488,908	$520,888	$688,382	$710,630	$594,768	$613,695	$643,824
Total interest expense	70,685	77,636	102,442	119,392	161,618	187,189	235,008

Net interest income	418,223	443,252	585,940	591,238	433,150	426,506	408,816
Provision for loan and lease losses	18,000	29,000	31,000	64,000	110,000	163,000	188,000
Noninterest income	132,055	133,063	183,729	166,759	182,668	152,148	163,699
Noninterest expense	372,668	355,168	490,840	490,017	460,180	382,650	382,472

Income before income taxes	159,610	192,147	247,829	203,980	45,638	33,004	2,043
Provision for (benefit from) income taxes	45,486	59,809	74,150	62,808	(9,267)	1,157	(10,632)

Net income	114,124	132,338	173,679	141,172	54,905	31,847	12,675

Preferred stock dividend and discount accretion	—	—	—	—	—	15,572	16,659
Net income available to common shareholders	$114,124	$132,338	$173,679	$141,172	$54,905	$16,275	$(3,984)

Per Common Share:
Earnings:
Basic	$0.61	$0.71	$0.93	$0.77	$0.40	$0.13	$(0.05)
Diluted	0.61	0.70	0.92	0.77	0.40	0.13	(0.05)
Dividends declared	0.25	0.16	0.24	0.28	0.08	0.04	0.37
Period End Data:
Gross loans	$13,425,721	$13,376,454	$13,576,086	$12,894,741	$10,447,930	$9,633,197	$9,827,279
Total assets	18,583,327	18,481,150	18,473,489	18,037,667	14,974,789	13,954,085	13,689,262
Total deposits	13,588,524	12,721,685	12,869,372	12,580,046	10,290,472	9,191,207	8,974,363
Long-term debt	421,479	541,076	534,542	614,463	727,746	1,507,574	1,372,191
Total shareholders’ equity	2,751,260	2,679,348	2,717,587	2,595,909	2,189,628	1,984,802	1,981,081

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. This information was derived from the 2013 annual reports and September 30, 2014 quarterly reports and other documents that have been filed with the SEC, which should be read in conjunction with this information. See “Where You Can Find More Information” on page [    ].

The pro forma combined information gives effect to the merger accounted for as a purchase. The pro forma calculations reflect that all Susquehanna shareholders will receive per share stock consideration of 0.253 of a share of BB&T common stock for each outstanding share of Susquehanna common stock and $4.05 per share in cash. We assume that the merger occurred as of the beginning of the fiscal year presented (or in the case of book value, as of the date specified). The information is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	BB&T	Susquehanna	BB&T Pro Forma Combined	Susquehanna Pro Forma Equivalent(1)
Per Common Share Data:
Basic Earnings
Nine months ended September 30, 2014	$2.02	$0.61	$2.02	$0.51
Year ended December 31, 2013	2.22	0.93	2.29	0.58
Diluted Earnings
Nine months ended September 30, 2014	$1.99	$0.61	$2.00	$0.51
Year ended December 31, 2013	2.19	0.92	2.25	0.57
Dividends Declared(2)
Nine months ended September 30, 2014	$0.71	$0.25	$0.71	$0.18
Year ended December 31, 2013	0.92	0.24	0.92	0.23
Book Value(3)
As of September 30, 2014	$30.04	$15.17	$30.54	$7.73
As of December 31, 2013	28.52	14.50	29.13	7.37

(1)	Susquehanna Pro Forma Equivalent was computed by multiplying the BB&T Pro Forma Combined amounts by the exchange ratio of 0.253.
(2)	BB&T Pro Forma Combined dividends were based on BB&T’s historical amounts.
(3)	BB&T Pro Forma Combined book value was computed using BB&T’s book value for the dates shown adjusted for the estimated impact to common shareholder’s equity, which was determined using the November 11, 2014 closing share price of BB&T common stock and the estimated number of shares to be issued in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Susquehanna common stock trades on the NASDAQ under the symbol “SUSQ” and BB&T common stock trades on the NYSE under the symbol “BBT.” The following table sets forth the high and low reported trading prices per share of Susquehanna common stock and BB&T common stock, and the cash dividends declared per share for the periods indicated.

BB&T

Quarter Data	High		Low		Dividend Declared
First Quarter 2012 Fiscal Year	$31.94		$25.26		$0.20
Second Quarter 2012 Fiscal Year	32.74		27.40		0.20
Third Quarter 2012 Fiscal Year	34.37		30.41		0.20
Fourth Quarter 2012 Fiscal Year	33.89		26.86		0.20

First Quarter 2013 Fiscal Year	$31.81		$29.54		$0.23
Second Quarter 2013 Fiscal Year	34.37		29.18		0.23
Third Quarter 2013 Fiscal Year	36.59		33.30		0.23
Fourth Quarter 2013 Fiscal Year	37.42		32.65		0.23

First Quarter 2014 Fiscal Year	$41.04		$36.28		$0.23
Second Quarter 2014 Fiscal Year	40.95		36.38		0.24
Third Quarter 2014 Fiscal Year	40.21		35.86		0.24
Fourth Quarter 2014 Fiscal Year	39.69		34.50		0.24
First Quarter 2015 Fiscal Year through [ ], 2015	[	]	[	]	[	]

Susquehanna

Quarter Data	High		Low		Dividend Declared
First Quarter 2012 Fiscal Year	$10.27		$8.31		$0.03
Second Quarter 2012 Fiscal Year	10.64		8.87		0.05
Third Quarter 2012 Fiscal Year	11.27		9.95		0.06
Fourth Quarter 2012 Fiscal Year	10.85		9.19		0.14

First Quarter 2013 Fiscal Year	$12.59		$10.66		$0.00
Second Quarter 2013 Fiscal Year	12.95		11.18		0.08
Third Quarter 2013 Fiscal Year	14.35		12.31		0.08
Fourth Quarter 2013 Fiscal Year	13.39		11.54		0.08

First Quarter 2014 Fiscal Year	$13.01		$10.39		$0.08
Second Quarter 2014 Fiscal Year	11.76		9.42		0.00
Third Quarter 2014 Fiscal Year	10.84		10.00		0.09
Fourth Quarter 2014 Fiscal Year	13.66		9.00		0.09
First Quarter 2015 Fiscal Year through [ ], 2015	[	]	[	]	[	]

As of [                    ], the last date prior to mailing this proxy statement/prospectus for which it was practicable to obtain this information for Susquehanna and BB&T, respectively, there were approximately [            ] registered holders of Susquehanna common stock and approximately [            ] registered holders of BB&T common stock.

The following table presents the closing prices of Susquehanna common stock and BB&T common stock on November 11, 2014, the last trading day before the public announcement of the merger agreement, and [            ], the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Susquehanna common stock on the relevant date.

Date	Susquehanna Closing Price		BB&T Closing Price		Exchange Ratio	Cash	Estimated Equivalent Per Share Value(1)
November 11, 2014	$9.90		$38.33		0.253	$4.05	$13.75
[ ]	[	]	[	]	0.253	$4.05	[	]

(1)	The implied value of the per share merger consideration represents the sum of $4.05, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based upon the product of the exchange ratio of 0.253 and the closing price of BB&T common stock as of the applicable date.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Susquehanna shareholders in determining whether to approve the merger agreement. Susquehanna shareholders are urged to obtain current market quotations for shares of BB&T common stock and Susquehanna common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market prices of BB&T common stock and Susquehanna common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of Susquehanna common stock or BB&T common stock before or after the effective date of the merger. Changes in the market price of BB&T common stock prior to the completion of the merger will affect the market value of the merger consideration that Susquehanna shareholders will receive upon completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving BB&T’s and Susquehanna’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in BB&T’s and Susquehanna’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Susquehanna shareholders on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Susquehanna business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BB&T products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes; capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Consequently, all of the forward-looking statements made by BB&T or Susquehanna contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Risk Factors” beginning on page [    ] of this proxy statement/prospectus and those set forth under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in BB&T’s and Susquehanna’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. BB&T and Susquehanna undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of BB&T and/or Susquehanna could be materially adversely affected.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page [    ], you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to BB&T or Susquehanna that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and BB&T as the surviving corporation in the merger.

In addition, Susquehanna’s and BB&T’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of BB&T, in its Annual Report on Form 10-K for the year ended December 31, 2013, and in the case of Susquehanna, in its Annual Report on Form 10-K for the year ended December 31, 2013, each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

RISK FACTORS RELATING TO THE MERGER

Because the market price of BB&T common stock may fluctuate, you cannot be certain of the precise value of the stock portion of the merger consideration you may receive in the merger.

At the time the merger is completed, each issued and outstanding share of Susquehanna common stock (other than shares held by Susquehanna or BB&T (with certain limited exceptions), shares held in treasury by Susquehanna and shares in respect of unvested Susquehanna restricted stock awards or restricted stock unit awards) will be converted into the right to receive consideration in the form of a combination of BB&T common stock and cash.

There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which Susquehanna shareholders vote to approve the merger agreement at the special meeting and the date on which Susquehanna shareholders entitled to receive shares of BB&T common stock actually receive such shares. The market value of BB&T common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in BB&T’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Susquehanna and BB&T. Consequently, at the time Susquehanna shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of BB&T common stock they will receive when the merger is completed. The actual value of the shares of BB&T common stock received by the Susquehanna shareholders will depend on the market value of shares of BB&T common stock on that date. This market value may be less or more than the value used to determine the exchange ratio.

The market price for BB&T common stock may be affected by factors different from those that historically have affected Susquehanna.

Upon completion of the merger, holders of Susquehanna common stock will become holders of BB&T common stock. BB&T’s businesses differ from those of Susquehanna, and accordingly the results of operations of BB&T will be affected by some factors that are different from those currently affecting the results of operations of Susquehanna. For a discussion of the businesses of BB&T and Susquehanna and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” beginning on page [    ] of this proxy statement/prospectus and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information” beginning on page [    ], including, in particular, in the section entitled “Risk Factors” in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2013.

Susquehanna’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Currently, Susquehanna’s shareholders have the right to vote in the election of the board of directors of Susquehanna and the power to approve or reject any matters requiring shareholder approval under Pennsylvania law and Susquehanna’s charter and bylaws. Upon the completion of the merger, each Susquehanna shareholder who receives shares of BB&T common stock will become a shareholder of BB&T with a percentage ownership of BB&T that is smaller than the shareholder’s current percentage ownership of Susquehanna. Based on the number of issued and outstanding shares of BB&T common stock and Susquehanna common stock as of [                ], and based on the exchange ratio of 0.253, after the merger, Susquehanna shareholders are expected to become owners of approximately [    ]% of the outstanding shares of BB&T common stock, after taking into account the expected issuance of [            ] shares of BB&T common stock in connection with the closing of BB&T’s pending acquisition of The Bank of Kentucky Financial Corporation, but without giving effect to any shares of BB&T common stock held by Susquehanna shareholders prior to the merger. Even if all former Susquehanna shareholders voted together on all matters presented to BB&T’s shareholders, from time to time, the former Susquehanna shareholders would exercise significantly less influence over BB&T after the merger relative to their influence over Susquehanna prior to the merger, and thus would have a less significant impact on the approval or rejection of future BB&T proposals submitted to a shareholder vote.

BB&T may be unable to successfully integrate Susquehanna’s operations and may not realize the anticipated benefits of acquiring Susquehanna.

BB&T and Susquehanna have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on BB&T’s ability to successfully integrate Susquehanna’s operations in a manner that results in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies and that does not materially disrupt existing customer relationships nor result in decreased revenues due to loss of customers. The process of integrating operations could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of the surviving bank’s businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of BB&T or Susquehanna to maintain relationships with customers and employees. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of Susquehanna’s operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving bank after the merger.

The success of the surviving corporation following the merger will depend in part on the ability of BB&T to integrate the two businesses. If BB&T experiences difficulties in the integration process, including those listed above, BB&T may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of BB&T and Susquehanna in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

The merger agreement limits Susquehanna’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Susquehanna that might result in greater value to Susquehanna’s shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Susquehanna than it might otherwise have proposed to pay. These provisions include a general prohibition on Susquehanna from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Susquehanna board, entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions. Susquehanna also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if Susquehanna receives an alternative acquisition proposal that its board of directors believes is superior to the merger. In addition, Susquehanna may be required to pay BB&T a termination fee of $85 million in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages [    ] and [    ], respectively.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger proposal by Susquehanna shareholders, the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), BB&T’s and Susquehanna’s performance of their respective obligations under the merger agreement in all material respects and each of BB&T’s and Susquehanna’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by November 11, 2015, either BB&T or Susquehanna may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, BB&T and Susquehanna may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Susquehanna may be required to pay a termination fee of $85 million to BB&T. See the section entitled “The Merger Agreement—Termination Fee” beginning on page [    ] for a fuller description of these circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Susquehanna.

If the merger is not completed for any reason, including as a result of Susquehanna shareholders declining to approve the merger agreement, the ongoing business of Susquehanna may be adversely affected and, without realizing any of the benefits of having completed the merger, Susquehanna would be subject to a number of risks, including the following:

•	Susquehanna may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	Susquehanna may experience negative reactions from its customers, vendors and employees;

•	Susquehanna will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Susquehanna’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of BB&T (not to be unreasonably withheld), may prevent Susquehanna from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Businesses of Susquehanna and BB&T Prior to Completion of the Merger” beginning on page [ ] of this proxy statement/prospectus for a description of the restrictive covenants applicable to Susquehanna); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Susquehanna management, which would otherwise have been devoted to other opportunities that may have been beneficial to Susquehanna as an independent company.

In addition to the above risks, if the merger agreement is terminated and Susquehanna’s board of directors seeks another merger or business combination, Susquehanna shareholders cannot be certain that Susquehanna will be able to find a party willing to offer equivalent or more attractive consideration than the consideration BB&T has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, Susquehanna may be required to pay a termination fee of $85 million to BB&T. See the section entitled “The Merger Agreement—Termination Fee” beginning on page [    ].

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals.” An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, require branch divestitures or place restrictions on the conduct of BB&T after the closing as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BB&T following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation’s business following the closing, or which are not anticipated or cannot be met.

Susquehanna will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Susquehanna, and, consequently, the surviving corporation. These uncertainties may impair Susquehanna’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Susquehanna to seek to change their existing business relationships with Susquehanna. Employee retention at Susquehanna may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving corporation following the merger. In addition, the merger agreement restricts Susquehanna from making certain acquisitions and taking other specified actions without the consent of BB&T, and generally requires Susquehanna to continue its operations in the ordinary course, until the merger closes. These restrictions may prevent Susquehanna from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Businesses of Susquehanna and BB&T Prior to Completion of the Merger” for a description of the restrictive covenants to which Susquehanna is subject.

Directors and executive officers of Susquehanna may have interests in the merger that are different from, or in addition to, the interests of Susquehanna shareholders.

Directors and executive officers of Susquehanna may have interests in the merger that are different from, or in addition to, the interests of Susquehanna shareholders generally. These interests include:

•	Susquehanna’s executive officers are parties to employment agreements with Susquehanna that provide for severance and other benefits upon a qualifying termination of employment in connection with the merger;

•	each employee who continues employment with the surviving bank will be provided (i) annual base salary or wages that are no less than the annual base salary or wages in effect immediately prior to the merger, (ii) annual incentive opportunities, long-term incentive compensation opportunities, and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of BB&T and its subsidiaries and (iii) severance payments and benefits that are no less favorable than the severance payments and benefits provided to similarly situated employees of BB&T and its subsidiaries;

•	immediately prior to the effective time, all Susquehanna options will be vested and all rights with respect to outstanding unvested Susquehanna restricted stock awards and Susquehanna restricted stock unit awards, whether or not then vested or exercisable, will vest and be converted into the right to receive cash, with any performance-based vesting conditions to which a restricted stock unit award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance);

•	BB&T’s agreement to appoint William J. Reuter, the current Chairman and Chief Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, as directors of BB&T as of the effective time;

•	BB&T’s agreement to provide directors, officers and employees of Susquehanna with continuing indemnification rights from and after the effective time;

•	BB&T’s agreement to provide directors’ and officers’ insurance to the officers and directors of Susquehanna for six years following the merger; and

•	promptly following the effective time, BB&T will invite members of the Susquehanna board of directors (other than Mr. Reuter and Ms. Sears) to serve as paid members of one or more BB&T regional advisory boards.

See “Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [    ] of this proxy statement/prospectus.

Shares of BB&T common stock to be received by Susquehanna shareholders as a result of the merger will have rights different from the shares of Susquehanna common stock.

Upon completion of the merger, the rights of former Susquehanna shareholders will be governed by the articles of incorporation and bylaws of BB&T and by North Carolina corporate law. The rights associated with BB&T common stock and the terms of North Carolina corporate law are different from the rights associated with Susquehanna common stock and the terms of Pennsylvania corporate law, which currently govern the rights of Susquehanna shareholders. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page [    ] for a discussion of the different rights associated with BB&T common stock.

The merger may not be accretive, and may be dilutive, to BB&T’s earnings per share, which may negatively affect the market price of BB&T common stock.

Because shares of BB&T common stock will be issued in the merger, it is possible that, although BB&T currently expects the merger to be accretive to earnings per share in the first full year excluding one-time charges, the merger may be dilutive to BB&T earnings per share, which could negatively affect the market price of shares of BB&T common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of Susquehanna common stock as of [            ], BB&T would issue approximately [            ] shares of BB&T common stock. The issuance of these new shares of BB&T common stock, along with the expected issuance of [            ] shares of BB&T common stock in connection with the closing of BB&T’s pending acquisition of The Bank of Kentucky Financial Corporation, could have the effect of depressing the market price of shares of BB&T common stock, through dilution of earnings per share or otherwise.

In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, BB&T earnings per share could cause the price of shares of BB&T common stock to decline or grow at a reduced rate.

BB&T will incur significant transaction and merger-related costs in connection with the merger.

Each of BB&T and Susquehanna has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

BB&T expects to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the merger and include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs and filing fees.

BB&T and Susquehanna have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the various regulatory approvals. See the risk factor entitled “Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated and cannot be met” above.

BB&T also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. BB&T continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although BB&T expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow BB&T to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “BB&T may be unable to successfully integrate Susquehanna’s operations and may not realize the anticipated benefits of acquiring Susquehanna” above.

These cost described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial conditions and operating results of the surviving corporation following the closing of the merger.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Nine individuals claiming to be shareholders of Susquehanna have made seven separate demands under Pennsylvania law on Susquehanna’s board of directors, requesting the board to remedy alleged failures to engage in an independent and fair process in connection with the merger. Seven of these individuals have filed five separate purported shareholder class action and derivative lawsuits challenging Susquehanna’s pending merger with BB&T, and alleging, among other things, that Susquehanna’s directors failed to fulfill their fiduciary duties with regard to the merger. Certain of the complaints also allege that the preliminary Form S-4 filed by BB&T on December 15, 2014 provides inadequate and/or materially misleading information. The plaintiffs in these actions seek, among other things, injunctive relief to prevent the consummation of Susquehanna’s merger with BB&T or, in the event the merger is consummated, monetary damages. Susquehanna and BB&T also could be subject to additional demands or litigation related to the merger whether or not the merger is consummated.

Although both Susquehanna and BB&T believe that the demands are unwarranted and that there are substantial legal and factual defenses to the claims, such actions create additional uncertainty relating to the merger and responding to such demands and defending such actions is costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of the demands or any subsequent litigation, neither Susquehanna nor BB&T believes that their resolution will have a material adverse effect on its respective financial position, results of operations or cash flows.

The opinion received by the Susquehanna board of directors from KBW has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

The opinion delivered to the Susquehanna board of directors by KBW, financial advisor to Susquehanna, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Susquehanna common stock in the proposed merger speaks only as of November 11, 2014, the date of such opinion. Changes in the operations and prospects of BB&T or Susquehanna, general market and economic conditions and other factors which may be beyond the control of BB&T and Susquehanna may have altered the value of BB&T or Susquehanna or the sale prices of shares of BB&T common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. KBW does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Susquehanna does not currently anticipate asking KBW to update its opinion to address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Susquehanna board of directors’ recommendation that Susquehanna shareholders vote “FOR” approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “The Merger—Opinion of Susquehanna’s Financial Advisor.” and Annex B to this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Susquehanna shareholders as part of the solicitation of proxies by the Susquehanna board for use at the special meeting to be held                     on [                    ], at [                    ] local time, at [                    ], or at any postponement or adjournment thereof.

At the special meeting, Susquehanna shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Susquehanna shareholders must approve the merger agreement in order for the merger to occur. If Susquehanna shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

Susquehanna has set the close of business on [            ] as the record date for the special meeting, and only holders of record of Susquehanna common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Susquehanna common stock, including shares in respect of Susquehanna restricted stock awards, as of the close of business on the record date. On the record date, there were [            ] shares of Susquehanna common stock outstanding and entitled to vote and, accordingly, [            ] shares of Susquehanna common stock must vote to approve the merger agreement for the merger to occur. You will have one vote on all matters properly coming before the special meeting for each share of Susquehanna common stock that you owned on the record date.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Susquehanna common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Susquehanna common stock entitled to vote thereon. For the approval of the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Votes to abstain will not be counted as votes cast in favor of the approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

If your shares of Susquehanna common stock are registered directly in your name with the transfer agent of Susquehanna, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Susquehanna common stock, the shareholder of record. If you are a shareholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Susquehanna.

If your shares of Susquehanna common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Susquehanna common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Susquehanna common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

If you are an employee participant in the Susquehanna Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

Under the rules of the NASDAQ, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement, the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger, and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific voting instructions from the beneficial owner of such shares of Susquehanna common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Susquehanna common stock on any of the proposals at the special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

The proposal to approve certain compensation arrangements for Susquehanna’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the merger-related named executive officer compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock in favor of the proposal, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote “AGAINST” the merger-related named executive officer compensation proposal and “FOR” approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Susquehanna common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

As of the record date, the directors and executive officers of Susquehanna and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Susquehanna common stock representing approximately [    ]% of the shares of Susquehanna common stock outstanding on that date.

There are no voting agreements with respect to the voting of shares of Susquehanna common stock on matters presented as the special meeting, including the proposal to approve the merger agreement.

Proxies and Revocations

If you are a shareholder of record, you may have your shares of Susquehanna common stock voted on matters presented at the special meeting in the following ways:

•	by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 pm, Eastern Time, on the day before the special meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Susquehanna common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of Susquehanna by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of Susquehanna common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Susquehanna common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Susquehanna common stock should be voted on a matter, the shares of Susquehanna common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the advisory (non-binding) vote on certain compensation arrangements and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record who voted by mailing in a proxy card, you can write to Susquehanna’s Secretary, Attn: Carl D. Lundblad, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

If you have any questions or need assistance voting your shares, please contact D.F. King, Susquehanna’s proxy solicitor, at [    ].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF SUSQUEHANNA COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY REQUESTING A REVOCATION OF THEIR SUBMITTED PROXY AND VOTING IN PERSON.

Anticipated Date of Completion of the Merger

Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ] of this proxy statement/prospectus, including the approval of the merger agreement by Susquehanna shareholders at the special meeting, BB&T and Susquehanna expect that the merger will be completed during the second half of 2015. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

Susquehanna has engaged D.F. King to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Susquehanna has agreed to pay D.F. King approximately $17,500 plus reasonable out-of-pocket expenses for such services and also will indemnify D.F. King against certain claims, costs, damages, liabilities, judgments and expenses. Susquehanna may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Susquehanna common stock.

Susquehanna’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Susquehanna common stock. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Susquehanna common stock or need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please contact D.F. King, Susquehanna’s proxy solicitor, by calling toll-free at [    ].

THE PARTIES TO THE MERGER

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

Susquehanna is a financial holding company organized in 1982 under the laws of the Commonwealth of Pennsylvania. Susquehanna conducts its business operations primarily through its commercial bank subsidiary, Susquehanna Bank, and other subsidiaries in the mid-Atlantic region to provide a wide range of retail and commercial banking and financial products and services. In addition to Susquehanna Bank, Susquehanna operates a trust and investment company, an asset management company, an investment advisory and brokerage firm, a property and casualty insurance brokerage company and a vehicle leasing company. Susquehanna is subject to regulation by the Federal Reserve Board under the BHC Act, as well as by the FDIC and the Pennsylvania Department of Banking and Securities. As of September 30, 2014, Susquehanna had total assets of approximately $18.6 billion, consolidated net loans and leases of $13.4 billion, deposits of $13.6 billion, and shareholders’ equity of $2.8 billion.

Susquehanna common stock is currently listed on the NASDAQ under the symbol “SUSQ.”

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

BB&T is a financial holding company organized under the laws of North Carolina and headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its bank subsidiary, Branch Bank, which has offices in 12 states and Washington D.C. In addition, BB&T also operates several nonbank subsidiaries that offer various financial services products. Substantially all of the loans made by BB&T’s subsidiaries are to businesses and individuals in these market areas. As of September 30, 2014, BB&T had consolidated total assets of $187.0 billion, consolidated loans and leases of $120.7 billion, consolidated deposits of $130.9 billion and consolidated shareholders’ equity of $24.3 billion.

Branch Bank, BB&T’s largest subsidiary, was chartered in 1872 and is the oldest bank headquartered in North Carolina. Branch Bank provides a wide range of banking and trust services for retail and commercial clients in its geographic markets, including small and mid-size businesses, public agencies, local governments and individuals. Branch Bank also markets a wide range of deposit services to individuals, businesses and public entities. Branch Bank offers, either directly or through its subsidiaries, lease financing to businesses and municipal governments; factoring; discount brokerage services, annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation; insurance premium financing; permanent financing arrangements for commercial real estate; loan servicing for third-party investors; direct consumer finance loans to individuals; trust and comprehensive wealth advisory services and association services. BB&T’s direct nonbank subsidiaries provide a variety of financial services including credit card lending, automobile lending, equipment financing, full-service securities brokerage, asset management and capital markets services.

BB&T common stock is currently listed on the NYSE under the symbol “BBT.”

THE MERGER

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Susquehanna or BB&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Susquehanna and BB&T make with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Transaction Structure

Pursuant to the merger agreement, Susquehanna will merge with and into BB&T with BB&T surviving the merger as the surviving corporation. Immediately thereafter, Susquehanna Bank, Susquehanna’s banking subsidiary, will merge with and into BB&T’s banking subsidiary, Branch Bank, with Branch Bank continuing as the surviving entity.

Per Share Merger Consideration

Upon completion of the merger, each issued and outstanding share of Susquehanna common stock (other than shares held by Susquehanna or BB&T (with certain limited exceptions), shares held in treasury by Susquehanna and shares in respect of unvested Susquehanna restricted stock awards or restricted stock unit awards) will be entitled to receive 0.253 shares of BB&T common stock and $4.05 in cash. BB&T common stock is traded on the NYSE under the trading symbol “BBT.”

If, after the date of the merger agreement and prior to the effective time, the outstanding shares of BB&T common stock or Susquehanna common stock change in number or type as a result of a reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of BB&T common stock or Susquehanna common stock with a record date during such period, or if any similar event occurs, then the exchange ratio will be adjusted to provide the holders of Susquehanna common stock the same economic effect as contemplated by the merger agreement.

For a discussion of the treatment of awards outstanding under Susquehanna’s equity incentive plans as of the effective time, see “The Merger Agreement—Treatment of Susquehanna Equity Awards” beginning on page [    ] of this proxy statement/prospectus.

Background of the Merger

As part of Susquehanna’s ongoing consideration and evaluation of its long-term prospects and strategy, Susquehanna’s board of directors and executive management have regularly reviewed and assessed its business strategy and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Susquehanna, all with the goals of enhancing value for its shareholders, as well as maximizing benefit to its employees, depositors and customers, and the communities it serves. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally (including the recent regulatory pressures Susquehanna and other regional banks of similar size have been facing since the financial crisis), and Susquehanna, in particular (including the challenges to Susquehanna’s strategic plan posed by the current and anticipated business and regulatory environment), as well as market and other conditions in the financial services industry. From time to time, Susquehanna’s board of directors and management have occasionally received inquiries from third parties regarding potential strategic transactions, although, Susquehanna had not recently received any such inquiries.

In July 2014, BB&T contacted KBW, who had served as Susquehanna’s financial advisor previously and was regularly engaged in discussions with Susquehanna, to indicate its interest in a potential strategic transaction with Susquehanna. Representatives from KBW then met with William J. Reuter, Chairman and Chief Executive Officer of Susquehanna to relay this interest. KBW relayed that Kelly S. King, Chairman and Chief Executive Officer of BB&T, wished to meet with Mr. Reuter. Mr. Reuter agreed to meet with Mr. King and informed Susquehanna’s Lead Independent Director of the anticipated meeting.

Mr. Reuter and Mr. King met in mid-August 2014 and engaged in informal discussions regarding BB&T’s business model, culture and historical and recent financial and operating performance, as well as general industry and business matters, including the potential for future consolidation in the Mid-Atlantic region. In the course of these conversations and discussions, Mr. King expressed interest in exploring a potential strategic business combination between the two companies. The meetings did not involve any proposal or discussion of any terms of a potential combination transaction.

On August 22, Susquehanna’s board of directors met and reviewed Susquehanna’s 2014 performance and 2015 forecast, as well as management’s identification of perceived opportunities to improve performance through potential revenue enhancements and expense management initiatives and potential challenges to Susquehanna’s existing strategic plan. The board also generally discussed strategic alternatives for Susquehanna, including potential acquisitions of smaller community banks, potential branch acquisition transactions and the potential for interest in an acquisition of Susquehanna from similar sized and larger banking organizations. Mr. Reuter informed the board of directors that he had a preliminary meeting with the chief executive officer of a larger regional financial institution that may have an interest in exploring a strategic business combination with Susquehanna.

In late August, Mr. Reuter and Mr. King discussed by telephone Mr. King’s invitation to have a meeting between their respective executive management teams in order to provide Susquehanna with more detailed information about BB&T and its business model, structure and strategy. Mr. Reuter and Mr. King advised members of their respective senior executive management teams of the potential meeting and of their previous discussions, and determined to have the meeting.

In anticipation of the management meeting, Susquehanna and BB&T entered into a confidentiality agreement on September 12. On September 15, members of each company’s senior executive management team met to discuss BB&T’s business model, structure, and strategy, as well as Susquehanna’s business strategy. Mr. Reuter and Mr. King met separately to continue to discuss a potential strategic business combination involving their respective companies and the benefits for each company that could result from such a transaction. No transaction or proposal terms were discussed at the meeting.

At a regularly scheduled meeting of the Susquehanna board of directors on September 17, Mr. Reuter reviewed for the board his discussions with Mr. King and the executive management team of BB&T and presented information concerning BB&T’s financial performance and acquisition history. The directors discussed BB&T and BB&T’s interest in a strategic business combination with Susquehanna and the impact of any transaction on Susquehanna’s shareholders, employees and communities. They also discussed Susquehanna’s historical financial, operating and market price performance relative to peers and the potential strategic fit and benefits of a business combination with BB&T. Mr. Reuter noted that representatives of BB&T and Susquehanna had not discussed any transaction terms, and that if discussions were to continue, he expected BB&T to present a written preliminary indication of interest. After discussion of this information, the Susquehanna board of directors authorized Susquehanna’s senior executive management team to continue exploratory discussions with BB&T.

In late September 2014, Susquehanna engaged Sullivan & Cromwell LLP to provide legal advice regarding a potential transaction. BB&T engaged Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, as its legal advisor and Deutsche Bank Securities, Inc., which we refer to as Deutsche Bank, as its financial advisor.

Following the September 17 Susquehanna board meeting, Susquehanna’s and BB&T’s respective senior executives and financial advisors, including KBW acting as Susquehanna’s financial advisor, engaged in preliminary, exploratory discussions regarding the potential high-level terms of a business combination transaction. In late September, representatives of Deutsche Bank informed KBW that BB&T intended to deliver a non-binding indication of interest to Susquehanna. On September 29, BB&T submitted a written, non-binding indication of interest to acquire Susquehanna in a merger transaction with consideration within a range of $13-$14 per share of Susquehanna’s common stock, which would be comprised of 80% BB&T common stock with a fixed exchange ratio and 20% cash. The closing price of Susquehanna’s common stock on that day was $10.12. Additionally, BB&T’s proposal indicated, among other things, that BB&T would continue Susquehanna’s tradition of commitment and service to its Pennsylvania, Maryland, New Jersey and West Virginia communities and that BB&T intended to retain the majority of Susquehanna’s employees after completion of the merger. BB&T subsequently communicated proposals to create and fund a foundation to support the Lancaster County, Pennsylvania community, to add Mr. Reuter to the boards of directors of BB&T and Branch Bank following the closing of the transaction and to form advisory boards in the new operating regions of BB&T resulting from the merger on which the remaining Susquehanna directors would be invited to serve.

On October 1, Susquehanna held a meeting of its board of directors to review and consider the terms of BB&T’s proposal. Senior management provided a high level update of Susquehanna’s 2015 forecast, a preliminary analysis of the impact of current strategic initiatives on the forecast and potential risks to the forecast and to the execution of these initiatives. Representatives of KBW reviewed with the board information about BB&T and the financial terms of the BB&T proposal. KBW discussed with the board the recent performance of the banking industry, recent similar transactions and other possible transaction partners. Representatives from Sullivan & Cromwell discussed the board’s fiduciary duties in connection with its evaluation of strategic alternatives, the regulatory requirements for approvals of bank acquisition transactions and the regulatory environment for banks in general and for bank acquisition transactions in particular. Susquehanna’s board discussed at length the terms of BB&T’s proposal, Susquehanna’s strategic alternatives, and various considerations relating to the process of considering a potential merger with BB&T. At the conclusion of this meeting, the board of directors authorized Susquehanna’s management to move forward with mutual due diligence investigations and to continue discussions of the potential terms of a merger.

Over the course of the next few weeks, BB&T conducted a due diligence investigation of Susquehanna. On October 15, Susquehanna’s board of directors met for a regularly scheduled meeting. KBW reviewed with the board additional information about BB&T and KBW’s understanding of BB&T’s business strategy and updated market information about BB&T and Susquehanna’s stock price performance and earnings estimates. The Susquehanna board of directors discussed the potential merger and its impact on Susquehanna and its shareholders, employees and communities, and the risks associated with execution of its strategic plan. During this time, Wachtell Lipton sent Sullivan & Cromwell a draft of a merger agreement.

On October 23, Susquehanna began conducting weekly conference calls with its board of directors, during which Susquehanna management provided updates on the transaction process to the board. The weekly calls continued up to the execution of the merger agreement.

Discussions between Susquehanna, BB&T and their respective advisors continued, and during the week beginning October 27, the parties conducted negotiations of the terms of the potential merger, including the amount and form of consideration, the treatment of, and compensation and benefits to, continuing employees of the surviving company and post-closing governance matters, among others. During that week, Susquehanna also began to conduct a formal reverse due diligence investigation of BB&T.

On October 30, BB&T submitted an updated non-binding indication of interest, which provided for merger consideration of $13.50 for each share of Susquehanna’s common stock, 70% of which would be paid as a fixed number of shares of BB&T common stock based on the average closing price of BB&T common stock and 30% of which would be paid in cash. The closing price of Susquehanna’s common stock on that day was $9.62. BB&T’s proposal also provided, among other things, that, in addition to Mr. Reuter, Christine Sears, a member of Susquehanna’s board of directors, would also be asked to join the boards of directors of BB&T and Branch Bank, that the foundation referenced in the September 30 indication of interest would be a $10 million economic development fund to support the Lancaster County, Pennsylvania community, that BB&T would use its best efforts to support a continued meaningful employee presence in Lancaster County, Pennsylvania following the closing of the merger and that BB&T intended to offer to continue to employ all client-facing personnel of Susquehanna after the merger. On October 31, BB&T communicated that the stock portion of the merger consideration would be paid as a fixed number of shares of BB&T common stock based on the average closing price of BB&T common stock for the 45 prior trading days as of November 3, 2014. Based on such closing price as of November 3, the merger consideration would be paid at an exchange ratio of 0.253 of a share of BB&T common stock and $4.05 in cash for each share of Susquehanna’s common stock, which represented an indicative value of $13.63 per share of Susquehanna common stock. The closing price of Susquehanna’s common stock on that day was $9.78.

On November 1, the Susquehanna board of directors met to review and consider the revised indication of interest from BB&T. Members of Susquehanna’s management team and representatives from Sullivan & Cromwell and KBW were also in attendance. Representatives of KBW discussed with the board of directors various financial aspects of the proposed merger on a preliminary basis. Representatives of Sullivan & Cromwell reviewed again with the board of directors its fiduciary duties in connection with a potential strategic business combination transaction and the regulatory requirements for the transaction, and described the significant terms of the draft merger agreement delivered by Wachtell Lipton to Sullivan & Cromwell on October 16. Finally, members of Susquehanna’s management provided an update of Susquehanna’s 2015 forecast, including opportunities and challenges associated with the forecast, and discussed certain risks inherent in the proposed merger. Following extensive discussions of the terms of BB&T’s proposal, the Susquehanna board of directors authorized management to continue reverse due diligence on BB&T and determined to continue negotiations with BB&T. Following the board meeting, on the evening of November 1, Sullivan & Cromwell sent a revised draft of the merger agreement to Wachtell Lipton.

On November 2, Mr. Reuter and other representatives from Susquehanna and its advisors met with Mr. King and other representatives from BB&T at BB&T’s corporate headquarters in Winston-Salem, North Carolina for reverse due diligence sessions. Representatives of KBW also attended these sessions.

On November 3, BB&T’s board of directors met with members of BB&T’s management team to review and consider the proposed merger. At the meeting, the BB&T board approved the entry into a transaction with Susquehanna and the issuance of BB&T common stock in connection therewith. The BB&T board of directors then directed its management team to finalize and execute a definitive merger agreement on the terms reviewed at the board meeting.

Over the course of the following week, Susquehanna and BB&T and their respective legal and financial advisors engaged in negotiations of the terms of the merger agreement and Susquehanna and BB&T concluded their respective due diligence investigations.

On the afternoon of November 11, the Susquehanna board of directors met to further review and consider the proposed merger. Members of Susquehanna’s management team and representatives from Sullivan & Cromwell and KBW were also in attendance. At the meeting, Susquehanna’s management updated the Susquehanna board of directors on the status of the proposed merger, and reviewed the strategic rationale and the anticipated benefits of the proposed merger. Representatives provided input on the results of the reverse due diligence conducted on BB&T and the discussions both Susquehanna and BB&T had engaged in with their respective regulators. Representatives of Sullivan & Cromwell updated the board of directors on the negotiations with BB&T regarding the merger agreement, and further advised the board of directors on its fiduciary duties. KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Susquehanna board to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Susquehanna common stock. See “Opinion of Susquehanna’s Financial Advisor,” beginning on page [    ], for more information. On November 11, the value of the proposed merger consideration was approximately $13.75 per share, based on BB&T’s closing price on that day. The closing price of Susquehanna common stock on that day was $9.90.

Following these discussions, and extensive review and discussion among Susquehanna’s directors, including consideration of the factors described under “—Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors,” beginning on page [    ], and consideration of the above referenced presentations, the Susquehanna board of directors determined the merger, the merger agreement and the other transactions contemplated by the proposed merger agreement, to be fair to and in the best interests of Susquehanna, and unanimously approved and adopted the proposed merger agreement and the transactions contemplated by it. In making its determination, the Susquehanna board of directors considered the fact that various banking regulators have recently imposed more stringent requirements for regulatory approvals of acquisitions and that BB&T had one recently completed and two pending acquisition transactions at that time (suggesting that it was not disqualified from a regulatory perspective from acquiring Susquehanna), discussions with Susquehanna’s regulators, BB&T’s long-term financial results, the performance of BB&T’s stock, similarities between BB&T’s culture and Susquehanna’s community banking model, its understanding of BB&T’s long-term prospects and other factors described under “Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors.” In addition, the Susquehanna board of directors believed that there would be a likelihood of regulatory approval on a relatively timely basis for a transaction with BB&T. The board also considered the fact that Susquehanna’s long-term, standalone strategic plan would require substantial management, financial and employee resources and would take an extended period of time to implement, and the risks and challenges inherent in a successful execution of that plan. The Susquehanna board of directors then directed its management team and Susquehanna’s legal advisor to finalize and execute a definitive merger agreement on the terms reviewed at the board meeting. The Susquehanna board directed that the merger agreement be submitted to Susquehanna shareholders for approval, and recommended that shareholders approve and adopt the merger agreement.

Following the board meeting of Susquehanna on November 11, and after finalizing the merger agreement, Susquehanna and BB&T executed the merger agreement late in the afternoon on November 11. The transaction was announced the morning of November 12 before the opening of the financial markets in New York, in a press release jointly issued by BB&T and Susquehanna.

Susquehanna’s Reasons for the Merger; Recommendation of the Susquehanna Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Susquehanna board of directors evaluated the merger in consultation with Susquehanna management, as well as Susquehanna’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	the extensive review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Susquehanna;

•	the challenges facing Susquehanna as an independent institution and the Susquehanna board of directors’ belief that combining with a larger financial institution will benefit shareholders, customers and communities as a result of its belief that BB&T is better equipped to respond to economic and industry developments and should be better positioned to develop and build on its position in existing markets;

•	its understanding of the current and prospective environment in which Susquehanna and BB&T operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Susquehanna both with and without the merger;

•	the substantial management, financial and employee resources required to execute Susquehanna’s stand-alone strategic plan, the fact that full execution of the strategic plan would take an extended period of time, and the risks of and challenges inherent in a successful execution of the strategic plan;

•	the historical performance of BB&T’s common stock, the stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by Susquehanna shareholders;

•	the fact that the implied value of the merger consideration as of November 10, 2014 of about $13.78 for each share of Susquehanna common stock represented approximately a 38.1% premium over the closing price of the Susquehanna common stock on November 10, 2014 (the last trading day before public announcement of the merger);

•	the fact that the implied value of the merger consideration as of November 10, 2014 was 1.72 times Susquehanna’s tangible book value per share (a measure commonly used by financial institutions and investors to measure the capital adequacy of financial institutions) as of that date;

•	the fact that 70% of the merger consideration would be in stock and the fixed exchange ratio, which would allow Susquehanna shareholders to participate in the future performance of the combined company;

•	the terms of the merger agreement, including the fixed cash and stock consideration, the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes, the size of the termination fee in relation to the overall deal size and Susquehanna’s ability to consider unsolicited offers from third parties in certain circumstances;

•	BB&T’s commitment in the merger agreement to create a $10 million economic development fund in Pennsylvania dedicated to providing ongoing economic development support to the Lancaster County, Pennsylvania community;

•	BB&T’s commitment in the merger agreement to use reasonable best efforts to support a continued meaningful employee presence in Lancaster County, Pennsylvania, as well as BB&T’s indication of its intent to offer employment to all client-facing personnel of Susquehanna with the benefit package offered to BB&T’s other employees, and that displaced employees would be offered a severance package;

•	the complementary nature of the capital and balance sheet structures, business strategies, customers, cultures and geographic markets of the two companies, which, along with BB&T’s acquisition experience, management of Susquehanna believed should provide the opportunity to mitigate integration risks and increase potential returns; including, in particular, that:

•	the geographic scope of the two companies contains relatively little overlap, enabling them both to expand their businesses and for Susquehanna to preserve retail jobs;

•	the nature of the capital structures, business strategies, customers and markets of the two companies would enable Susquehanna to achieve business goals it would have independently attempted to pursue in connection with its strategic plan; and

•	the similarities in the two companies’ community bank operating model and culture, and BB&T’s commitment to supporting the local communities it serves;

•	the nature of the proposal, the absence of any actionable proposals by other third parties and the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known;

•	in the context of the Federal Reserve’s more stringent requirements for acquisitions, BB&T’s financial and compliance record of performance over a lengthy period of time and economic cycles, including its earnings record;

•	the written opinion of KBW, Susquehanna’s financial advisor, dated November 11, 2014, delivered to the Susquehanna board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Susquehanna common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Susquehanna’s Financial Advisor;”

•	BB&T’s record of service to its communities as exemplified by its “Outstanding” Community Reinvestment Act rating in its most recent examination;

•	the fact that, in the current regulatory environment, many institutions would not be able to obtain regulatory approval for a strategic transaction with Susquehanna;

•	the fact that the merger agreement provides that Susquehanna may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, including the Susquehanna board’s determination (in accordance with the merger agreement and after consultation with Susquehanna’s outside legal counsel and financial advisor) that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law;

•	its review and discussions with Susquehanna’s management and legal and other advisors concerning the due diligence examination of BB&T;

•	the potential risks associated with successfully integrating Susquehanna’s business, operations and workforce with those of BB&T, including the costs and risks of successfully integrating the companies;

•	BB&T’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•	the nature and amount of payments and other benefits to be received by Susquehanna management in connection with the merger pursuant to pre-existing Susquehanna plans and compensation arrangements and the merger agreement;

•	the potential risk of diverting management attention and resources from the operation of Susquehanna’s and BB&T’s business and towards the completion of the merger and the integration of the two companies; and

•	the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Susquehanna board of directors is not intended to be exhaustive, but includes the material factors considered by the Susquehanna board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Susquehanna board of directors did not quantify or assign any relative weights to the factors considered, including discussions with, and questioning of, Susquehanna’s management and Susquehanna’s financial and legal advisors, and individual directors may have given different weights to different factors. The Susquehanna board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the Susquehanna board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] of this proxy statement/prospectus.

For the reasons set forth above, Susquehanna’s board of directors has unanimously approved and adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger and merger consideration, are in the best interests of Susquehanna, and unanimously recommends that Susquehanna shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the merger-related executive compensation, and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Susquehanna’s Financial Advisor

Susquehanna engaged KBW to render financial advisory and investment banking services to Susquehanna, including an opinion to the Susquehanna board of directors as to the fairness, from a financial point of view, to the holders of Susquehanna common stock of the merger consideration in the proposed merger of Susquehanna with and into BB&T. Susquehanna selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Susquehanna board held on November 11, 2014, at which the Susquehanna board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Susquehanna board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Susquehanna common stock. The Susquehanna board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Susquehanna board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Susquehanna common stock. It did not address the underlying business decision of Susquehanna to engage in the merger or enter into the merger agreement or constitute a recommendation to the Susquehanna board in connection with the merger, and it does not constitute a recommendation to any holder of Susquehanna common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of FINRA Rule 5150.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Susquehanna and BB&T and the merger, including among other things:

•	a draft of the merger agreement, dated November 9, 2014 (the most recent draft then made available to KBW);

•	certain regulatory filings of Susquehanna and BB&T, including the quarterly call reports filed with respect to each quarter during the three years ended June 30, 2014 for Susquehanna and BB&T;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Susquehanna;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of BB&T;

•	the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Susquehanna;

•	the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of BB&T;

•	certain other interim reports and other communications of Susquehanna and BB&T to their respective shareholders; and

•	other financial information concerning the businesses and operations of Susquehanna and BB&T furnished to KBW by Susquehanna and BB&T or which KBW was otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Susquehanna and BB&T;

•	the assets and liabilities of Susquehanna and BB&T;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Susquehanna and BB&T with similar information for certain other companies the securities of which were publicly traded;

•	publicly available consensus “street estimates” of Susquehanna for 2014 through 2016, as well as assumed long term growth rates based thereon for subsequent periods that were prepared and provided to KBW by Susquehanna management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Susquehanna board;

•	publicly available consensus “street estimates” of BB&T for 2014 through 2016 that were discussed with KBW by BB&T management and used and relied upon by KBW at the direction of such management with the consent of the Susquehanna board; and

•	estimates regarding certain pro forma financial effects of the merger on BB&T (including the cost savings and related expenses expected to result from the merger) that were prepared by BB&T management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Susquehanna board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Susquehanna and BB&T regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not assist Susquehanna with soliciting indications of interest from third parties other than BB&T regarding a potential transaction with Susquehanna.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon Susquehanna management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Susquehanna that KBW was directed by such management to use, as well as the assumed long term growth rates that were prepared and provided to KBW by such management. KBW assumed that all such information was consistent with (in the case of Susquehanna “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the estimated information reflected therein would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Susquehanna, upon BB&T management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BB&T that KBW was directed by such management to use, as well as the estimates regarding certain pro forma financial effects of the merger on BB&T (and the assumptions and bases therefor, including without limitation, cost savings and related expenses expected to result from the merger) that were prepared and provided to KBW by such management. KBW assumed, with the consent of Susquehanna, that all such information was consistent with (in the case of BB&T “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of BB&T management and that the estimated information reflected therein would be realized in the amounts and in the time periods estimated.

It is understood that the estimated information for Susquehanna and BB&T prepared and provided to KBW by the respective managements of Susquehanna and BB&T were not prepared with the expectation of public disclosure, that all such estimated information, together with the publicly available consensus “street estimates” of Susquehanna and BB&T referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and “street estimates”. KBW assumed, based on discussions with the respective managements of Susquehanna and BB&T, and at the direction of such managements and with the consent of the Susquehanna board, that all such information and “street estimates” provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information (or the assumptions or bases therefor) or such “street estimates”. KBW relied on all such information and “street estimates” without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Susquehanna or BB&T since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Susquehanna’s consent, that the aggregate allowances for loan and lease losses for Susquehanna and BB&T were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Susquehanna or BB&T, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Susquehanna or BB&T under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transaction (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Susquehanna, BB&T, the combined entity or the contemplated benefits of the merger, including the cost savings expected to result from the merger.

KBW assumed, in all respects material to our analysis, that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Susquehanna relied upon the advice of its counsel and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Susquehanna, BB&T, the merger, any related transaction (including the subsidiary bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger to the holders of Susquehanna common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation of the merger consideration between stock and cash) or any related transaction, any consequences of the merger or any related transaction to Susquehanna, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Susquehanna to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Susquehanna or the Susquehanna board;

•	the fairness of the amount or nature of any compensation to any of Susquehanna’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Susquehanna common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Susquehanna, other than Susquehanna common stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by any other class), or any class of securities of BB&T or any other party to any transaction contemplated by the merger agreement;

•	whether BB&T has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Susquehanna common stock at the closing of the merger;

•	the actual value of BB&T common stock to be issued in the merger;

•	the prices, trading range or volume at which Susquehanna common stock or BB&T common stock would trade following the public announcement of the merger or the prices, trading range or volume at which BB&T common stock would trade following consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Susquehanna, BB&T, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Susquehanna and BB&T. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Susquehanna board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Susquehanna board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Susquehanna and BB&T and the decision to enter into the merger agreement was solely that of the Susquehanna board.

The following is a summary of the material financial analyses presented by KBW to the Susquehanna board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Susquehanna board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $13.78 per share of Susquehanna common stock, consisting of (i) $4.05 in cash and (ii) the implied value of 0.253 of a share of BB&T common stock to be issued in the merger for each share of Susquehanna common stock, based on the closing price of BB&T common stock on November 10, 2014 of $38.44. In addition to the financial analyses described below, KBW reviewed with the Susquehanna board for informational purposes implied transaction statistics for the proposed merger of 17.5x, 18.1x and 16.5x Susquehanna’s estimated 2014, 2015 and 2016 earnings per share (“EPS”), respectively, using consensus “street estimates” for Susquehanna and based on the implied value of the merger consideration of $13.78 per share of Susquehanna common stock.

Selected Companies Analysis of Susquehanna. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Susquehanna to 18 selected U.S. banks traded on NASDAQ or the New York Stock Exchange and which have total assets between $15 billion and $25 billion.

The selected companies included in Susquehanna’s “peer” group were:

FirstMerit Corporation	TCF Financial Corporation
First Horizon National Corporation	BankUnited, Inc.
Commerce Bancshares, Inc.	Fulton Financial Corporation
Umpqua Holdings Corporation	Valley National Bancorp
First Citizens Bancshares, Inc.	UMB Financial Corporation
Webster Financial Corporation	PacWest Bancorp
Prosperity Bancshares, Inc.	F.N.B. Corporation
Hancock Holding Company	IBERIABANK Corporation
Wintrust Financial Corporation	PrivateBancorp, Inc.

To perform this analysis, KBW used last-twelve-months, which we refer to as “LTM,” profitability data and other financial information as of or for the most recent completed reported quarter available (which, in the case of Susquehanna, was the fiscal quarter ended September 30, 2014) and market price information as of November 10, 2014. KBW also used 2014 and 2015 EPS consensus “street estimates”. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Susquehanna’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. None of BB&T, Susquehanna or KBW assumes responsibility for such data presented below.

KBW’s analysis showed the following concerning the financial performance of Susquehanna and the selected companies in its “peer” group:

	Susquehanna	Peer Group 25th Percentile	Peer Group Average	Peer Group Median	Peer Group 75th Percentile
LTM Core Return on Average Assets(1)	0.84%	0.88%	1.00%	0.98%	1.07%
LTM Core Return on Average Equity(1)	5.65%	7.57%	8.45%	8.43%	9.54%
LTM Net Interest Margin	3.59%	3.24%	3.74%	3.54%	3.94%
LTM Fee Income / Revenue Ratio(2)	23.6%	19.2%	25.9%	25.0%	28.6%
LTM Efficiency Ratio	65.4%	69.1%	62.1%	62.7%	59.0%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring items
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following ratios concerning the financial condition of Susquehanna and the selected companies in its “peer” group:

	Susquehanna	Peer Group 25th Percentile	Peer Group Average	Peer Group Median	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets	8.40%	7.91%	8.68%	8.65%	9.17%
Total Risk-Based Capital Ratio	13.08%	12.97%	14.11%	14.00%	14.56%
Loans / Deposits	98.6%	80.1%	86.0%	89.3%	97.2%
Loan Loss Reserve / Gross Loans	1.02%	0.83%	1.08%	1.09%	1.40%
Nonperforming Assets / Loans + OREO	1.20%	1.63%	1.59%	1.21%	0.95%
LTM Net Charge-Offs / Average Loans	0.36%	0.27%	0.20%	0.16%	0.10%

In addition, KBW’s analysis showed the following concerning the market performance of Susquehanna and, to the extent publicly available, the selected companies in its peer group (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

	Susquehanna		Peer Group 25th Percentile		Peer Group Average		Peer Group Median		Peer Group 75th Percentile
One - Year Stock Price Change	(17.6%)		(1.8%)		4.7%		3.0%		13.0%
One - Year Total Return	(14.8%)		0.5%		6.9%		5.3%		15.0%
YTD Stock Price Change	(22.3%)		(5.7%)		0.6%		0.2%		8.2%
Stock Price / Tangible Book Value per Share	1.2	5x	1.5	8x	1.8	9x	1.7	7x	2.0	4x
Stock Price / LTM EPS	12.0	x	15.2	x	17.3	x	16.0	x	17.4	x
Stock Price / 2014 EPS	12.7	x	14.7	x	16.1	x	15.9	x	16.7	x
Stock Price / 2015 EPS	13.1	x	14.1	x	14.9	x	14.6	x	16.0	x
Dividend Yield(1)	3.6%		1.6%		2.2%		2.1%		2.7%
LTM Dividend Payout(2)	43.4%		23.0%		39.2%		38.5%		47.2%

(1)	Dividend yield calculated using current dividend annualized excluding special dividends
(2)	Dividend payout calculated using current dividend annualized excluding special dividends as a percentage of LTM EPS

No company used as a comparison in the above selected companies analysis is identical to Susquehanna. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 9 selected whole bank and thrift transactions in the U.S. announced since January 1, 2010 with announced transaction values between $1 billion and $5 billion.

The selected transactions included in the group were:

Acquiror:	Acquired Company:
CIT Group Inc.	IMB HoldCo LLC
Umpqua Holdings Corporation	Sterling Financial Corporation
PacWest Bancorp	CapitalSource Inc.
M&T Bank Corporation	Hudson City Bancorp, Inc.
Mitsubishi UFJ Financial Group, Inc.	Pacific Capital Bancorp
Comerica Incorporated	Sterling Bancshares, Inc.
Hancock Holding Company	Whitney Holding Corporation
Bank of Montreal	Marshall & Ilsley Corporation
First Niagara Financial Group, Inc.	New Alliance Bancshares, Inc.

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the then latest financial statements and next year EPS consensus “street estimates” for the acquired company to the extent publicly available prior to the announcement of the acquisition:

•	LTM EPS of the acquired company;

•	next year estimated EPS of the acquired company;

•	tangible book value per share of the acquired company; and

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000).

KBW also reviewed the price per common share paid for the acquired company for each selected transaction in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction multiples and one-day market premiums for the selected transactions were compared with the corresponding transaction multiples and one-day market premium for the proposed merger based on the implied value of the merger consideration of $13.78 per share of Susquehanna common stock and using historical financial information for Susquehanna as of September 30, 2014, the 2015 EPS consensus “street estimate” for Susquehanna, and the closing price of Susquehanna common stock on November 10, 2014.

The results of the analysis (excluding the impact of selected transaction LTM and next year EPS multiples considered to be not meaningful because they were either negative or greater than 30.0x) are set forth in the following table:

	BB&T Corp. / Susquehanna Merger		Selected Transactions 25th Percentile		Selected Transactions Average		Selected Transactions Median		Selected Transactions 75th Percentile
Transaction Price / LTM EPS	16.6	x	13.7	x	16.8	x	19.1	x	21.5	x
Transaction Price / Next Year EPS Est.	18.1	x	16.2	x	17.4	x	18.2	x	19.3	x
Transaction Price / Tangible Book Value	1.7	2x	1.0	2x	1.5	6x	1.6	5x	1.6	9x
Core Deposit Premium	9.2%		0.8%		11.8%		12.7%		16.7%
1 - Day Market Premium	38.0%		17.9%		29.5%		27.6%		35.4%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Susquehanna or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Susquehanna. In this analysis, KBW used publicly available consensus “street estimates” of Susquehanna for 2014 through 2016 and assumed long term growth rates based thereon for subsequent periods that were prepared and provided to KBW by Susquehanna management. Estimated net income of Susquehanna used in this analysis reflected diluted share adjustments for expected buybacks indicated in the EPS consensus “street estimates” of Susquehanna. KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values were derived by adding (i) the present value of the estimated free cash flows that Susquehanna could generate over the period from 2015 to 2019 as a standalone company, and (ii) the present value of Susquehanna’s implied terminal value at the end of such period. KBW assumed that Susquehanna would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level. Any free cash flows in excess of what would need to be retained were assumed to represent dividendable cash flows for Susquehanna. In calculating the terminal value of Susquehanna, KBW applied a range of 12.0x to 16.0x estimated 2019 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Susquehanna common stock of approximately $8.77 per share to $12.45 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Susquehanna.

Selected Companies Analysis of BB&T. Using publicly available information, KBW compared the financial performance, financial condition and market performance of BB&T to 12 selected U.S. banks and thrifts which have total assets between $50 billion and $400 billion. Trust and custody banks were excluded from the selected companies.

The selected companies included in BB&T’s “peer” group were:

U.S. Bancorp	Regions Financial Corporation
PNC Financial Services Group, Inc.	M&T Bank Corporation
Capital One Financial Corporation	KeyCorp
SunTrust Banks, Inc.	Comerica Incorporated
Fifth Third Bancorp	Huntington Bancshares Incorporated
Citizens Financial Group, Inc.	Zions Bancorporation

To perform this analysis, KBW used LTM profitability data and other financial information as of or for the most recent completed reported quarter available (which, in the case of BB&T, was the fiscal quarter ended September 30, 2014) and market price information as of November 10, 2014. KBW also used 2014 and 2015 EPS consensus “street estimates.” Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in BB&T’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. None of BB&T, Susquehanna or KBW assumes responsibility for such data presented below.

KBW’s analysis showed the following concerning the financial performance of BB&T and the selected companies in its “peer” group:

	BB&T Corp.	Peer Group 25th Percentile	Peer Group Average	Peer Group Median	Peer Group 75th Percentile
LTM Core Return on Average Assets(1)	1.28%	0.94%	1.07%	1.06%	1.19%
LTM Core Return on Average Equity(1)	10.01%	7.58%	8.60%	8.64%	9.69%
LTM Net Interest Margin	3.47%	3.10%	3.44%	3.22%	3.28%
LTM Fee Income / Revenue Ratio(2)	40.9%	32.8%	35.7%	38.1%	40.8%
LTM Efficiency Ratio	60.2%	67.3%	63.4%	62.9%	61.3%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring items
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following ratios concerning the financial condition of BB&T and the selected companies in its “peer” group:

	BB&T Corp.	Peer Group 25th Percentile	Peer Group Average	Peer Group Median	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets	7.93%	8.44%	9.18%	9.62%	9.92%
Total Risk-Based Capital Ratio	15.10%	13.69%	14.64%	14.79%	15.65%
Tier 1 Common (CET1) Ratio	10.21%	9.70%	10.79%	10.46%	11.33%
Loans / Deposits	90.7%	85.1%	90.0%	90.3%	94.1%
Loan Loss Reserve / Gross Loans	1.25%	1.39%	1.52%	1.50%	1.58%
Nonperforming Assets / Loans + OREO	1.31%	2.60%	2.05%	2.07%	1.41%
LTM Net Charge-Offs / Average Loans	0.48%	0.57%	0.47%	0.35%	0.21%

In addition, KBW’s analysis showed the following concerning the market performance of BB&T and the selected companies in its peer group:

	BB&T Corp.		Peer Group 25th Percentile		Peer Group Average		Peer Group Median		Peer Group 75th Percentile
One - Year Stock Price Change	14.3%		4.1%		9.3%		9.5%		13.8%
One - Year Total Return	17.3%		5.8%		11.3%		12.1%		16.3%
YTD Stock Price Change	3.0%		1.1%		4.8%		5.0%		8.4%
Stock Price / Tangible Book Value per Share	1.9	4x	1.2	8x	1.5	5x	1.4	3x	1.5	8x
Stock Price / LTM EPS	14.1	x	12.1	x	15.1	x	14.1	x	16.3	x
Stock Price / 2014 EPS	14.1	x	12.2	x	13.9	x	13.5	x	15.8	x
Stock Price / 2015 EPS	12.5	x	12.1	x	13.2	x	12.5	x	14.7	x
Dividend Yield(1)	2.5%		1.7%		1.9%		2.0%		2.2%
LTM Dividend Payout(2)	35.2%		24.6%		27.0%		27.0%		31.4%

(1)	Dividend yield calculated using current dividend annualized
(2)	Dividend payout calculated using current dividend annualized as a percentage of LTM EPS

No company used as a comparison in the above selected companies analysis is identical to BB&T. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of BB&T and Susquehanna to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for BB&T and Susquehanna as of September 30, 2014, (ii) net income estimates for BB&T and Susquehanna based on EPS consensus “street estimates” for BB&T and Susquehanna (which reflected diluted share adjustments for expected buybacks in the case of Susquehanna), and (iii) market price data as of November 10, 2014. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the pro forma ownership percentages of BB&T and Susquehanna shareholders in the combined company based on both the 0.253x actual exchange ratio of the stock consideration in the proposed merger and also a 0.358x illustrative exchange ratio assuming a hypothetical 100% stock consideration:

	BB&T Corp. as a % of Total	Susquehanna as a % of Total
Ownership
Ownership at 70% stock / 30% cash (0.253x Exchange Ratio)	94%	6%
Ownership Assuming Hypothetical 100% Stock Consideration (0.358x Illustrative Exchange Ratio)	92%	8%

Balance Sheet
Assets	91%	9%
Gross Loans Held for Investment	90%	10%
Deposits	91%	9%
Tangible Common Equity	91%	9%

Net Income to Common
2014 GAAP Net Income	93%	7%
2015 GAAP Net Income	94%	6%
2016 GAAP Net Income	94%	6%

Market Capitalization
Current Market Capitalization(1)	94%	6%

(1)	Based on BB&T and Susquehanna closing stock prices on November 10, 2014

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of BB&T and Susquehanna. Using closing balance sheet estimates as of

June 30, 2015 for BB&T and Susquehanna based on an assumed long-term balance sheet growth rate, net income estimates for BB&T and Susquehanna based on EPS consensus “street estimates” for BB&T and Susquehanna (which reflected diluted share adjustments for expected buybacks in the case of Susquehanna) and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by BB&T management, KBW analyzed the potential financial impact of the merger on certain projected financial results of BB&T. This analysis indicated that the merger could be accretive to BB&T’s 2015 estimated EPS (assuming full year impact), accretive to BB&T’s 2016 estimated EPS and dilutive to BB&T’s estimated tangible book value per share as of June 30, 2015. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of BB&T’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of June 30, 2015 could be lower. For all of the above, the actual results achieved by BB&T following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Susquehanna in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer (and, in the case of Susquehanna, further to existing sales and trading relationships with both KBW and a KBW affiliated broker-dealer), KBW and its affiliates may from time to time purchase securities from, or sell securities to, Susquehanna and BB&T. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Susquehanna and BB&T for its own account and for the accounts of its customers.

Pursuant to the KBW engagement agreement, Susquehanna agreed to pay KBW a total cash fee equal to 0.69% of the aggregate merger consideration, $3,000,000 of which became payable to KBW upon the rendering of its opinion and the balance of which is contingent upon the consummation of the merger. Susquehanna also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Susquehanna. Prior to the preceding two years, KBW acted as an underwriter in Susquehanna’s August 2012 registered offering of senior notes. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to BB&T and received compensation for such services. KBW acted as an underwriter in BB&T’s April 2013 registered offering of preferred stock. In addition, prior to the preceding two years, both KBW and a KBW affiliated broker-dealer acted as underwriters in connection with BB&T’s July 2012 registered offering of preferred stock. Such affiliate of KBW served as an underwriter in an April 2013 registered offering of BB&T preferred stock. KBW may in the future provide investment banking and financial advisory services to Susquehanna or BB&T and receive compensation for such services.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will take place on a date to be specified by the parties, which date shall be no later than three (3) business days after satisfaction or waiver of the conditions set forth in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied prior to closing. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.

On the closing date, the surviving corporation will effect the merger by filing the articles of merger with the Pennsylvania Department of State and a certificate of merger with the North Carolina Secretary of State. The merger will become effective as of the date and time specified in such articles of merger and certificate of merger. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Regulatory Approvals

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, the FDIC, the North Carolina Office of the Commissioner of Banks and the Pennsylvania Department of Banking and Securities. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-

regulatory organizations. BB&T and Susquehanna have agreed to use their reasonable best efforts to obtain all required regulatory approvals. However, neither BB&T nor Susquehanna is required under the merger agreement to take or agree to take any action that would reasonably be likely to have a material and adverse effect on BB&T and its subsidiaries, taken as a whole, giving effect to the merger (measured on a scale relative to Susquehanna and its subsidiaries, taken as a whole) in order to obtain such regulatory approvals. BB&T, Susquehanna and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to BB&T after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews factors including: (1) the effect of the proposal on competition in the relevant markets, (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators), (3) the risk to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA,” and considers the concentration of deposits on a nationwide basis. In their most recent respective CRA examinations, Branch Bank received an overall “outstanding” CRA performance rating and Susquehanna Bank received an overall “satisfactory” CRA performance rating. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

Transactions approved by the Federal Reserve Board generally may not be completed until 30 days after the approval of the Federal Reserve Board is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

FDIC. The prior approval of the FDIC will be required under the federal Bank Merger Act to merge Susquehanna Bank with and into Branch Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

NCCOB. The bank holding company and bank mergers must be approved by the North Carolina Office of the Commissioner of Banks, which we refer to as the “NCCOB,” under Chapter 53C of the North Carolina General Statutes. The NCCOB will review the bank merger to determine whether the interests of the customers and communities served by the parties to the bank merger would be adversely affected by the transaction. The NCCOB provides an opportunity for public comment on the application.

PDBS. The acquisition of Susquehanna by BB&T must also be approved by the Pennsylvania Department of Banking and Securities, which we refer to as the “PDBS,” pursuant to Sections 112 and 115 of the Pennsylvania Banking Code of 1965. The PDBS will review the acquisition to determine, among other things, whether the transaction adequately protects the interests of depositors, borrowers and creditors.

FINRA. As a member of FINRA Valley Forge Asset Management, LLC, a subsidiary of Susquehanna and a registered broker-dealer, is required to file with FINRA applications for approval of its change in ownership resulting from the merger.

Additional Regulatory Approvals and Notices. BB&T will either (i) submit to the DOJ and the Federal Trade Commission, which we refer to as the “FTC,” a copy of the applications that it submits to the Federal Reserve Board if it meets the criteria for an exemption from any approval requirement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” or (ii) file with the DOJ and FTC, unless exempt, the Notification and Report Form, and any other supplemental information required in connection with the termination or expiration of applicable waiting periods under the HSR Act.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of BB&T and Susquehanna to obtain the approvals on satisfactory terms or as to the absence of litigation challenging such approvals. In recent similar transactions, the Federal Reserve Board and FDIC have taken a longer time to render decisions on applications than the typical time period for approval set forth in their respective regulations.

Accounting Treatment

BB&T prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. BB&T will be treated as the acquirer for accounting purposes.

NYSE Market Listing

The shares of BB&T common stock to be issued in the merger will be listed for trading on the NYSE.

Delisting and Deregistration of Susquehanna Common Stock

If the merger is completed, Susquehanna common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and Susquehanna will no longer be required to file periodic reports with the SEC with respect to Susquehanna common stock.

Dividends/Distributions

From and after the date of the merger agreement, November 11, 2014, Susquehanna may not, and may not permit its subsidiaries to, without the prior written consent of BB&T, make any dividend payments or distributions other than (i) regular quarterly cash dividends by Susquehanna at a rate not in excess of $0.09 per share of Susquehanna common stock, (ii) dividends paid by any subsidiary to Susquehanna or by Susquehanna to any wholly owned subsidiary and (iii) required dividends on the preferred and common stock of Susquehanna’s subsidiaries.

The merger agreement provides that BB&T and Susquehanna must coordinate with one another with respect to the declaration of dividends in respect of BB&T common stock and Susquehanna common stock, and the record dates and payment dates with respect thereto, with the intention that the holders of Susquehanna common stock should not receive two dividends, or fail to receive a dividend, in any quarter with respect to their shares of Susquehanna common stock and any shares of BB&T common stock they receive in exchange therefor in the merger.

After the effective time, no dividends or other distributions declared or made with respect to BB&T common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Susquehanna common stock until such holder properly surrenders such shares. See the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page [    ] of this proxy statement/prospectus.

Appraisal Rights

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal or dissenters rights are not available in all transactions.

Section 1571(b) of the Pennsylvania Business Corporation Law, which we refer to as the “PBCL,” provides that no appraisal rights are available for holders of the shares of any class or series of shares if, on the record date fixed to determine the shareholders entitled to notice of and to vote at a meeting to approve an agreement and plan of merger, the shares are either listed on a national securities exchange or designated as a national market system security by the NASD (now FINRA) or held of record by more than 2,000 holders. Section 1571(b) provides certain exceptions to this rule, but none are applicable in the merger. Susquehanna’s shares are listed on the NASDAQ. Consequently, Susquehanna shareholders do not have appraisal rights in connection with the merger.

Board of BB&T Following the Merger

BB&T will take all appropriate action so that, as of the effective time, the number of directors constituting the board of directors of BB&T and Branch Bank will be increased by two and William J. Reuter, the current Chairman and Chief Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, will be appointed as directors of BB&T and Branch Bank. Mr. Reuter and Ms. Sears will serve in such roles subject to the policies of BB&T generally applicable to its board of directors, including BB&T’s Corporate Governance Guidelines and the Director Resignation Policy set forth therein. Apart from the addition of Mr. Reuter and Ms. Sears, the individuals holding positions as directors of BB&T immediately prior to the effective time will become the directors of the surviving corporation.

Litigation Related to the Merger

Please see disclosure at pages [    ] of this proxy statement/prospectus.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Susquehanna or BB&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Susquehanna and BB&T make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Susquehanna and BB&T contained in this proxy statement/prospectus or in the public reports of Susquehanna and BB&T filed with the SEC may supplement, update or modify the factual disclosures about Susquehanna and BB&T contained in the merger agreement. The merger agreement contains representations and warranties by Susquehanna, on the one hand, and by BB&T, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Susquehanna and BB&T were qualified and subject to important limitations agreed to by Susquehanna and BB&T in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that Susquehanna and BB&T each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Susquehanna or BB&T at the time they were made or otherwise.

Merger Consideration

Each share of Susquehanna common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by Susquehanna or BB&T (with certain limited exceptions), shares held in treasury by Susquehanna and shares in respect of Susquehanna restricted stock awards or restricted stock unit awards) will be converted into the right to receive 0.253 shares of BB&T common stock and $4.05 in cash.

If, after the date of the merger agreement and prior to the effective time, the outstanding shares of BB&T common stock or Susquehanna common stock change in number or type as a result of a reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of BB&T common stock or Susquehanna common stock with a record date during such period, or if any similar event occurs, then the exchange ratio will be adjusted to provide the holders of Susquehanna common stock the same economic effect as contemplated by the merger agreement.

Fractional Shares

BB&T will not issue any fractional shares of BB&T common stock in the merger. Instead, a Susquehanna shareholder who otherwise would have received a fraction of a share of BB&T common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing prices of BB&T common stock on the NYSE for the five (5) full trading days ending on the day preceding the closing date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of BB&T common stock that such holder would otherwise have been entitled to receive.

Effective Time, Effects of the Merger; Organizational Documents of the Surviving Corporation; Directors and Officers

Effect of Merger

The merger agreement provides for the merger of Susquehanna with and into BB&T, with BB&T surviving the merger as the surviving corporation. We sometimes refer to BB&T following the merger as the “surviving corporation.”

As a result of the merger, there will no longer be any publicly held shares of Susquehanna common stock. Susquehanna shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of BB&T common stock. All of the other incidents of direct ownership of Susquehanna common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Susquehanna, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of Susquehanna shall vest in surviving corporation, and all debts, duties and liabilities of Susquehanna shall become the debts, liabilities and duties of surviving corporation.

Under the merger agreement, BB&T may at any time change the method of effecting the combination of BB&T and Susquehanna (including by providing for the merger of Susquehanna with a wholly owned subsidiary of BB&T) if and to the extent requested by BB&T. However, no such change or amendment may (i) alter or change the amount or kind of the merger consideration, (ii) adversely affect the tax treatment of the merger with respect to shareholders of Susquehanna or (iii) be reasonably likely to cause the closing of the transaction to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Effective Time

On the closing date, the surviving corporation will effect the merger by filing the articles of merger with the Pennsylvania Department of State and a certificate of merger with the North Carolina Secretary of State. The merger will become effective as of the date and time specified in such articles of merger and certificate of merger, which we refer to as the “effective time.”

Organizational Documents of the Surviving Corporation

The articles of incorporation and bylaws of BB&T that are in effect at the effective time will be the articles of incorporation and bylaws of the surviving corporation until amended in accordance with the respective terms thereof and applicable laws. The surviving corporation will continue to exist under the name “BB&T Corporation.”

Directors and Officers of the Surviving Corporation

BB&T will take all appropriate action so that, as of the effective time, the number of directors constituting the board of directors of BB&T and Branch Bank will be increased by two and William J. Reuter, the current Chairman and Chief Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, will be appointed as directors of BB&T and Branch Bank. Mr. Reuter and Ms. Sears will serve in such roles subject to the policies of BB&T generally applicable to its board of directors, including BB&T’s Corporate Governance Guidelines and the Director Resignation Policy set forth therein. Apart from the addition of Mr. Reuter and Ms. Sears, the individuals holding positions as directors and officers of BB&T immediately prior to the effective time will become the directors and officers of the surviving corporation.

Exchange and Payment Procedures

At or prior to the closing, BB&T will deposit or caused to be deposited with an exchange agent designated by BB&T and reasonably acceptable to Susquehanna, for the benefit of the holders of shares of Susquehanna common stock, sufficient cash and BB&T common stock to be exchanged in accordance with the merger agreement, including the merger consideration, which amounts we refer to as the “exchange fund.” As promptly as practicable after the effective time, but in no event later than ten (10) days thereafter, BB&T will cause the exchange agent to mail to each record holder, as of the immediately prior to the effective time, shares of Susquehanna common stock, a letter of transmittal for use in connection with the exchange, and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. From and after the effective time, Susquehanna shareholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each Susquehanna share 0.253 shares of BB&T common stock, $4.05 in cash plus any cash payable in lieu of any fractional shares of BB&T, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared or made with respect to BB&T common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Susquehanna common stock until such holder properly surrenders such shares. Subject to applicable law, after such surrender, the holder will be entitled to receive the per share merger consideration, the fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder’s whole shares of BB&T common stock. No interest will be payable on the foregoing.

Transfers Following the Effective Time

At the closing date, the stock transfer books of Susquehanna will be closed and there will be no further registration of transfers of shares of Susquehanna common stock on the records of Susquehanna, except for the cancellation of such shares in connection with the merger. From and after the effective time, the holders of certificates or book entry shares that evidenced ownership of shares of Susquehanna common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Any bona fide certificates or book entry shares presented to the surviving corporation after the effective time will be canceled and exchanged in accordance with the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by the shareholders of Susquehanna for one year following the effective time will be paid to the surviving corporation. From and after such time, any former holders of Susquehanna common stock who have not properly surrendered their shares may thereafter seek from BB&T the merger consideration payable in respect of such shares of Susquehanna common stock, any cash payable in lieu of any fractional shares of BB&T and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. None of BB&T, Susquehanna, the surviving corporation nor the exchange agent will be liable to any holder of shares of Susquehanna common stock for any shares of BB&T common stock (or any related dividends or distributions) or cash from the exchange fund that is delivered in good faith to any public official pursuant to any applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of Susquehanna common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by BB&T, the posting by such person of a bond in such amount as BB&T may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of Susquehanna common stock represented by that certificate pursuant to the merger agreement.

Withholding Rights

BB&T will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash amounts payable pursuant to the merger agreement to any holder of Susquehanna common stock such amounts as BB&T or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the merger agreement as having been paid to the holder of Susquehanna common stock from whom such amounts were deducted or withheld.

Treatment of Susquehanna Equity Awards

Under the merger agreement, awards outstanding under Susquehanna’s equity incentive plans as of the effective time will be treated as follows:

Treatment of Susquehanna Stock Options

At the effective time, each Susquehanna stock option that is outstanding will fully vest and be assumed by BB&T and converted into a stock option exercisable for that number of whole shares of BB&T common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Susquehanna common stock subject to such Susquehanna stock option multiplied by (ii) the Susquehanna equity award exchange ratio, with an exercise price per share of Susquehanna common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of BB&T common stock of such Susquehanna stock option by (2) the Susquehanna equity award exchange ratio. Each such Susquehanna stock option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applicable immediately prior to the effective time.

Treatment of Susquehanna Restricted Stock Awards

At the effective time, subject to the terms and conditions of the merger agreement, each unvested Susquehanna restricted stock award will fully vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Treatment of Susquehanna Restricted Stock Unit Awards

At the effective time, subject to the terms and conditions of the merger agreement, each Susquehanna restricted stock unit award will fully vest (with any performance-based vesting conditions to which such award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance)) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties made by Susquehanna and BB&T. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	capitalization;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	internal controls over financial reporting and disclosure controls and procedures;

•	broker/finder fees;

•	operation in the ordinary course of business and absence of material adverse effects since December 31, 2013;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws;

•	material contracts;

•	agreements with regulatory agencies;

•	the occurrence of unauthorized access to information technology networks;

•	related party transactions;

•	absence of actions which would impair the tax treatment of the merger as a tax-free reorganization;

•	interest rate risk management instruments; and

•	accuracy of the information supplied for inclusion in registration statement/proxy statement/prospectus.

BB&T also represents and warrants to Susquehanna that it has, or will have available to it prior to the closing date, all funds necessary to satisfy its obligations under the merger agreement.

Susquehanna makes additional representations and warranties to BB&T in the merger agreement relating to, among other things:

•	certain tax matters;

•	certain employee benefit matters, including matters relating to employee benefit plans;

•	labor relations and employment matters;

•	certain environmental matters;

•	Susquehanna’s investment portfolio;

•	matters relating to Susquehanna’s owned and leased property;

•	intellectual property;

•	inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	the receipt of an opinion from Susquehanna’s financial advisor regarding the fairness, from a financial point of view, of the consideration to be paid to holders of Susquehanna common stock in the merger;

•	Susquehanna’s loan portfolio;

•	insurance coverage; and

•	certain matters related to Susquehanna’s investment advisor and broker dealer subsidiaries.

Some of the representations and warranties contained in the merger agreement are qualified by as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry.

For purposes of the merger agreement, a “material adverse effect” with respect to BB&T, Susquehanna or the surviving corporation, as the case may be, means any event, change, effect or development that has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, in the case of clause (i) above, a material adverse effect will not be deemed to include the impact of:

•	changes after November 11, 2014 in GAAP or applicable regulatory accounting requirements;

•	changes after November 11, 2014 in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•	changes after November 11, 2014 in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof;

•	disclosure or consummation of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement in contemplation of the transactions contemplated therein; or

•	actions or omissions taken pursuant to the written consent of BB&T, in the case of Susquehanna, or Susquehanna, in the case of BB&T.

so long as, in the case of the first, second and third bullets above, Susquehanna and its subsidiaries, on the one hand, or BB&T and its subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate.

Conduct of Businesses of Susquehanna and BB&T Prior to Completion of the Merger

Under the merger agreement, Susquehanna has agreed to certain restrictions on its activities and the activities during the period from the date of the merger agreement to the closing date. In general, Susquehanna is required to, and to cause its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

Each of BB&T and Susquehanna will, and will cause their respective subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

The following is a summary of the more significant restrictions imposed upon Susquehanna, subject to the exceptions set forth in the merger agreement. Susquehanna will not, and will cause its subsidiaries not to, without BB&T’s prior written consent (such consent not to be unreasonably withheld):

•	incur any indebtedness for borrowed money (other than indebtedness of Susquehanna or any of its wholly owned subsidiaries to Susquehanna or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any subsidiary of Susquehanna), in each case other than in the ordinary course of business;

•	adjust, split, combine or reclassify any capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (subject to certain exceptions, including the payment of regular quarterly cash dividends by Susquehanna at a rate not in excess of $0.09 per share of Susquehanna common stock);

•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except, in the ordinary course of business and consistent with past practice, 2015 annual equity grants to employees and directors consistent with 2014 annual grants and new hire and promotion-based equity grants to employees, in each case, subject to certain specified limits;

•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Susquehanna stock options or the vesting or settlement of Susquehanna equity awards (and dividend equivalents thereon, if any);

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

•	except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned subsidiary of Susquehanna;

•	terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or enter into any contract that would constitute a material contract if it were in effect on November 11, 2014;

•	except as required under applicable law or the terms of any Susquehanna benefit plan existing on November 11, 2014, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of maintaining such plan, program policy or arrangement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Susquehanna), in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect as of November 11, 2014, (iv) pay or award, or commit to pay or award, any material bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or materially amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $200,000;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $1 million individually or $5 million in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation in the merger;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its organizational documents or the organizational documents of any of its significant subsidiaries;

•	merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

•	make any loans or extensions of credit either (i) outside of the ordinary course of business consistent with practice or (ii) involving a total credit relationship of more than $10 million with a single borrower and its affiliates;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures in excess of $2.5 million in the aggregate, other than as disclosed to BB&T prior to the execution of the merger agreement;

•	other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Susquehanna or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board or similar governing body in support of any of the actions described above.

BB&T has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the merger agreement to the closing date. Subject to the exceptions set forth in the merger agreement, BB&T will not, and will cause its subsidiaries not to, without Susquehanna’s prior written consent:

•	amend its organizational documents in a manner that would materially and adversely affect Susquehanna shareholders or adversely affect Susquehanna shareholders relative to other holders of BB&T common stock;

•	adjust, split, combine or reclassify any capital stock of BB&T;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned subsidiary, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•	merge or consolidate itself or any of its significant subsidiaries (as defined in the merger agreement) with any other person where it or its significant subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of BB&T or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board similar governing body in support of any of the actions described above.

Regulatory Matters

BB&T and Susquehanna have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Susquehanna and BB&T have each agreed to use, and to cause their applicable subsidiaries to use, reasonable best efforts obtain each requisite regulatory approval as promptly as reasonably practicable, and to cooperate with each other in connection therewith.

Each of Susquehanna and BB&T will, and will cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and the bank merger and, subject to the conditions set forth in the merger agreement, to consummate the transactions contemplated by the merger agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Susquehanna or BB&T or any of their respective subsidiaries in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement will require BB&T or Susquehanna to take, or agree to take, any actions specified above that would reasonably be likely to have a material and adverse effect on BB&T and its subsidiaries, taken as a whole, giving effect to the merger (measured on a scale relative to Susquehanna and its subsidiaries, taken as a whole).

Susquehanna Shareholder Meeting; Withdrawal of Recommendation; Restructuring

Pursuant to the merger agreement, Susquehanna agreed to take all action necessary to convene a meeting of its shareholders, to be held as soon as reasonably practicable after the Form S-4 of which this proxy statement/prospectus forms a part is declared effective, for the purpose of obtaining the requisite vote of Susquehanna shareholders required in approve the merger. The Susquehanna board must use its reasonable best efforts to obtain from Susquehanna shareholders such vote, including by communicating to Susquehanna shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that the Susquehanna shareholders adopt and approve the merger agreement and the transactions contemplated thereby. Additionally, pursuant to the merger agreement, Susquehanna is only required to adjourn the special meeting to solicit additional proxies three times.

However, if the Susquehanna board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement to its shareholders, then the Susquehanna board may submit the merger agreement to its shareholders without recommendation, in which case the Susquehanna board may communicate the basis for its lack of a recommendation to its shareholders in this proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law. The Susquehanna board may not take the foregoing actions to withdraw or alter its recommendation unless (i) it gives BB&T at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Susquehanna board takes into account any amendment or modification to the merger agreement proposed by BB&T and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement.

If Susquehanna fails to obtain the requisite Susquehanna shareholder vote at a duly convened Susquehanna shareholder meeting held for that purpose or any adjournment or postponement thereof, BB&T and Susquehanna will in good faith use their reasonable best efforts to negotiate a restructuring of the transaction provided for the merger agreement and/or (in the case of Susquehanna) resubmit the merger agreement or the transactions contemplated thereby to its shareholders for approval or adoption. However, neither BB&T nor Susquehanna will have any obligation to agree to (i) alter or change any material term of the merger agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the tax treatment of the merger with respect to Susquehanna’s shareholders.

See also “—Termination of the Merger Agreement” and “—Termination Fee” beginning on page [            ] of this proxy statement/prospectus.

No Solicitation

The merger agreement contains provisions prohibiting Susquehanna from seeking or discussing any alternative acquisition proposal to the merger. In particular, Susquehanna has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal (as defined below).

Notwithstanding the restrictions described above, the merger agreement provides that in the event Susquehanna receives an unsolicited bona fide written acquisition proposal prior to the receipt of the requisite Susquehanna shareholder approval, Susquehanna may furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. However, prior to providing any such nonpublic information, Susquehanna must provide such information to BB&T, and have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between BB&T and Susquehanna, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Susquehanna.

Susquehanna must promptly (and in any event within one (1) business day) advise BB&T following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and must promptly (and in any event within one (1) business day) advise BB&T of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Susquehanna must use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

Unless the merger agreement is contemporaneously terminated in accordance with its terms, Susquehanna must not, and must cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement.

As used herein, “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Susquehanna and its subsidiaries or 25% or more of any class of equity or voting securities of Susquehanna or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Susquehanna or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, or (iii) a merger, consolidation, share exchange or other business combination involving Susquehanna or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

Board of Directors of BB&T Following the Merger

Pursuant to the merger agreement, BB&T has agreed to take all appropriate action so that, as of the effective time, William J. Reuter, the current Chairman and Chief Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, will be appointed as directors of BB&T. Mr. Reuter and Ms. Sears will serve in such roles subject to the policies of BB&T generally applicable to its board of directors, including BB&T’s Corporate Governance Guidelines and the Director Resignation Policy set forth therein.

Regional Advisory Boards; Lancaster County, Pennsylvania Economic Development Foundation

Promptly following the effective time, BB&T will invite members of the Susquehanna board of directors (other than Mr. Reuter and Ms. Sears) to serve as paid members of one or more BB&T regional advisory boards. As consideration for service on an advisory board, including regular attendance at regional advisory board meetings and regular involvement in regional advisory board matters, each such member shall be entitled to receive compensation in the amount of $50,000 per year for a period of four (4) years following the closing of the merger.

Promptly following the effective time, BB&T will also create a charitable foundation, or support an existing charitable foundation acceptable to Susquehanna, in Pennsylvania dedicated to providing ongoing economic development support to the Lancaster County, Pennsylvania community. On the closing date, BB&T or Susquehanna will contribute to the foundation an amount in cash equal to $10 million. BB&T, in consultation with Susquehanna, to the extent practicable, will designate individuals located in the Lancaster County, Pennsylvania area to serve as trustees of the foundation prior to the closing of the merger.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement, the bank merger and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Employee Matters

During the period commencing at the effective time and ending on the first anniversary thereof, BB&T will cause the surviving corporation to provide continuing employees of Susquehanna and its subsidiaries with (i) annual base salary or wages that are no less than the annual base salary or wages in effect immediately prior to the effective time, (ii) annual incentive opportunities, long-term incentive compensation opportunities, and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of BB&T and its subsidiaries. BB&T may satisfy its obligation under the foregoing clause (ii) for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by Susquehanna and its subsidiaries immediately prior to the effective time.

For a period beginning at the effective time and continuing through the first anniversary thereof, BB&T or its subsidiaries will provide severance payments and benefits to each continuing employee of Susquehanna and its subsidiaries that are no less favorable than the severance payments and benefits provided by BB&T and its subsidiaries to their similarly situated employees.

With respect to any employee benefit plans of BB&T or its subsidiaries in which any employees of Susquehanna or its subsidiaries become eligible to participate on or after the effective time, BB&T will or will cause the surviving corporation to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Susquehanna benefit plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a Susquehanna benefit plan (to the same extent that such credit was given under the analogous Susquehanna benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any such plans and (iii) recognize all service of such employees with Susquehanna and its subsidiaries for all purposes in any such plan to the same extent that such service was taken into account under the analogous Susquehanna benefit plan prior to the effective time. The foregoing service recognition will not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

Pursuant to the merger agreement, BB&T agrees to assume and honor all Susquehanna benefit plans in accordance with their terms as of November 11, 2014 or as modified consistent with the terms of merger agreement.

Indemnification and Insurance

The merger agreement provides that after the effective time, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors, officers and employees of Susquehanna and its subsidiaries, or fiduciaries of Susquehanna or any of its subsidiaries under Susquehanna benefit plans, against all costs and liabilities arising out of or pertaining to the fact that such person is or was a director, officer, employee or fiduciary of Susquehanna or its subsidiaries or matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement and the transactions contemplated thereby), and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain for a period of six (6) years after completion of the merger Susquehanna’s existing directors’ and officers’ liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to spend annually more than 250% of the annual premium paid by Susquehanna as of November 11, 2014 for such insurance, which we refer to as the “premium cap,” and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance that provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Susquehanna, in consultation with, but only upon the consent of, BB&T, may (and at the request of BB&T, Susquehanna will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under Susquehanna’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section “The Merger—Regulatory Approvals” beginning on page [    ]), the listing of shares of BB&T common stock to be issued in the merger, coordination with respect to litigation relating to the merger, the assumption by BB&T of Susquehanna’s outstanding debt and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each of BB&T and Susquehanna’s obligations to complete the transactions contemplated by the merger agreement are subject to fulfillment of certain conditions, including:

•	approval of the merger agreement at the special meeting by Susquehanna shareholders holding the requisite voting power;

•	the shares of BB&T common stock issuable pursuant to merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdraw;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger; and

•	all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the FDIC and under the HSR Act and (y) any other approvals set forth in the merger agreement that are necessary to consummate the transactions contemplated thereby, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the surviving corporation, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as described in “The Merger—Regulatory Approvals”).

BB&T’s obligations to complete the transactions contemplated by the merger agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Susquehanna in the merger agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that have, or are reasonable likely to have, a material adverse effect on Susquehanna or the surviving corporation;

•	performance and compliance in all material respects by Susquehanna with all of its covenants and obligations required to be performed or complied with at or prior to the closing date;

•	delivery by Susquehanna of closing certificates and other documents as required by the merger agreement; and

•	receipt of an opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

Susquehanna’s obligations to complete the transactions contemplated by the merger agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of BB&T in the merger agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that have, or are reasonable likely to have, a material adverse effect on BB&T;

•	performance and compliance in all material respects by BB&T of all of its covenants and obligations required to be performed or complied with at or prior to the closing date; and

•	receipt of an opinion of Sullivan & Cromwell LLP as to certain tax matters.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of BB&T and Susquehanna;

•	by either BB&T or Susquehanna if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by BB&T or Susquehanna if the merger has not been completed on or before November 11, 2015, which we refer to as the “termination date,” unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by BB&T or Susquehanna (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•	by BB&T, if, prior to the requisite approval of the merger agreement by Susquehanna shareholders, (x) the Susquehanna board (i) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (ii) materially breaches its obligations to hold a meeting of its shareholders to approve the merger agreement or not to solicit alternative acquisition proposals; or (y) a tender offer or exchange offer for 20% or more of the outstanding shares of Susquehanna common stock is commenced, and the Susquehanna board recommends that the shareholders of Susquehanna tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) both BB&T and Susquehanna will remain liable for any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Susquehanna will be required to pay BB&T a termination fee of $85 million if the merger agreement is terminated in either of the following circumstances:

•	In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management of Susquehanna or has been made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Susquehanna and (1) thereafter the merger agreement is terminated by either BB&T or Susquehanna because the merger has not been completed prior to the termination date, and Susquehanna has failed to obtain the required vote of its shareholders at the duly convened Susquehanna shareholder meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken or (2) thereafter the merger agreement is terminated by BB&T based on a breach of the merger agreement by Susquehanna that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period, and (3) within fifteen months after the date of such termination, Susquehanna enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”.

•	In the event that the merger agreement is terminated by BB&T pursuant to the last bullet set forth under “The Merger Agreement—Termination of the Merger Agreement” above.

Amendment and Modification

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement proposal by the Susquehanna shareholders, in a writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Susquehanna shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after any approval of the transactions contemplated by the merger agreement by the Susquehanna shareholders, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Susquehanna board will be subject to the laws of the Commonwealth of Pennsylvania and matters relating to the fiduciary duties of the BB&T board will be subject to the laws of the State of North Carolina). The parties agree that any action or proceeding in respect of any claim arising out of or related to the merger agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in the State of Delaware.

Specific Performance

BB&T and Susquehanna agree that irreparable damage would occur if any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each party will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION FOR SUSQUEHANNA’S NAMED EXECUTIVE OFFICERS

Merger-Related Compensation for Susquehanna’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Susquehanna that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, as set forth in the table below. Additional information regarding these payments and benefits is also summarized in the section entitled “Interests of Susquehanna’s Directors and Executive Officers in the Merger” beginning on page [    ].

Upon the completion of the merger, all outstanding Susquehanna equity awards are subject to vesting upon occurrence of the merger pursuant to their terms and the merger agreement. At the merger’s closing, each outstanding Susquehanna option will fully vest and be converted into an option to purchase BB&T common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of BB&T common stock issuable upon exercise of such option. In addition, upon closing of the merger, each outstanding unvested Susquehanna restricted stock award and restricted stock unit award will fully vest and be converted into the right to receive the Susquehanna equity award consideration in cash (with any performance-based vesting conditions to which a restricted stock unit award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance)).

Upon the completion of the merger, named executive officers who are not otherwise vested in their accrued balances under Susquehanna’s Supplemental Executive Retirement Plan, which we refer to as the “SERP,” will be entitled to accelerated vesting upon the occurrence of the merger of their SERP benefits pursuant to the terms of the SERP. In addition, each named executive officer has previously entered into an employment agreement with Susquehanna. Each of these employment agreements provides for an additional “double trigger” fully vested benefit under the SERP. “Double trigger” means vesting is triggered upon a “qualifying” termination following the merger of the named executive officer’s employment by Susquehanna without “cause” or resignation by the executive due to an “Adverse Change.” The additional benefit is equal to the difference between (1) the benefit that the named executive officer would have accrued under all of Susquehanna defined benefit pension plans (the SERP and the Susquehanna Cash Balance Pension Plan), assuming (x) the named executive officer remained continuously employed by Susquehanna until the third anniversary of the merger, (y) the named executive officer’s compensation increased at a rate of four percent per year and (z) the terms of all such pension plans remained identical to those in effect immediately prior to the merger; and (2) the actual benefit due to the executive under all Susquehanna defined benefit plans immediately prior to the merger.

Each named executive officer of Susquehanna is also entitled to “double-trigger” biweekly cash severance payments for three years following termination and health and welfare benefits as described in “Interests of Susquehanna’s Directors and Executive Officers in the Merger” pursuant to their employment agreements with Susquehanna. The receipt of the biweekly payments, the additional accrued SERP and Susquehanna Cash Balance Pension Plan benefit and the monthly health and welfare benefits is conditioned upon the executive officer executing a general release and non-disparagement agreement and complying with non-competition and non-solicitation provisions that apply for a period of three years after a qualifying termination of employment.

Assuming that, solely for the purposes of estimating amounts under the sections entitled “—Merger-Related Compensation for Susquehanna’s Named Executive Officers” and “Interests of Susquehanna’s Directors and Executive Officers in the Merger” in this proxy statement/prospectus, the merger was completed and the employment of each of the named executive officers was terminated on June 30, 2015, each named executive officer would receive approximately the amounts set forth in the table below. These estimated amounts are based on the number of awards outstanding as of December 31, 2014 (the last practicable date prior to filing this proxy statement/prospectus) that would vest as a result of the merger taking into account vesting prior to June 30, 2015 but excluding any additional grants, and a $13.11 share price of Susquehanna common stock, which is the average closing market price of Susquehanna’s common stock over the first five business days following the November 12, 2014 public announcement of the merger agreement. The values reflected in the table below are estimates based on multiple assumptions that may or may not actually occur, do not reflect certain compensation actions occurring before completion of the merger, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amount reported.

GOLDEN PARACHUTE COMPENSATION

Name (a)*	Cash ($) (b)(1)	Equity ($) (c)(2)	Pension/ NQDC ($) (d)(3)	Perquisites/ Benefits ($) (e)(4)	Other ($) (g)(5)	Total ($) (h)
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)	5,437,556	3,196,589	596,458	80,006	468,616	9,797,225

Michael W. Harrington Executive Vice President and Chief Financial Officer (“Principal Financial Officer”)	1,754,689	677,738	399,939	72,015	126,155	3,030,536

Gregory A. Duncan President	2,261,965	720,207	807,493	73,742	183,281	4,046,688

Michael M. Quick Executive Vice President and Chief Corporate Credit Officer	2,114,404	708,954	325,552	63,936	135,313	3,348,159

*	Andrew S. Samuel and Drew K. Hostetter, named executive officers in Susquehanna’s 2014 definitive Proxy Statement, resigned as President of Susquehanna effective October 10, 2014 and retired as Executive Vice President and Chief Financial Officer of Susquehanna effective December 31, 2013, respectively, and accordingly have been excluded because they will not be entitled to receive any payments or benefits as a result of the merger.
(1)	These amounts represent the aggregate value of three years of biweekly cash “double trigger” severance payments payable upon a qualifying termination following a change in control under each named executive officer’s employment agreement (with 2014 bonuses estimated at a level generally consistent with 2013 bonuses).
(2)	Represents the estimated amount of “single trigger” cash consideration in respect of unvested performance-based restricted stock unit awards, with performance measured at target, that vest upon the merger pursuant to the merger agreement. This amount also includes, for Mr. Harrington, $54,331 in respect of in-the-money stock options, based on a change in control price of $13.11 and a $9.85 exercise price for 16,666 Susquehanna stock options. Estimated amounts do not include the value of 2015 annual equity award grants that are permitted in the ordinary course of Susquehanna’s business under the terms of the merger agreement. See “Interests of Susquehanna’s Directors and Executive Officers in the Merger—Future Compensation Actions.” Grants of 2015 annual equity awards have not yet been determined and must be approved of by Susquehanna’s board of directors or a committee thereof. Assuming Susquehanna grants the maximum amount of annual 2015 equity awards permitted pursuant to the merger agreement, determined consistent with prior year grants, and such grants are approved by the board of directors or a committee thereof, the cash consideration in respect of such grant, that would “single trigger” vest upon the merger, as estimated solely for purposes of this proxy/prospectus, would be $1,606,500 for Mr. Reuter, $339,200 for Mr. Harrington, $660,000 for Mr. Duncan and $363,825 for Mr. Quick.
(3)	For each named executive officer, represents the value of the additional “double trigger” fully vested pension benefit with respect to the SERP and the Cash Balance Pension Plan, if such accruals were allowed under the terms of the Cash Balance Pension Plan, that is payable under the SERP upon a qualifying termination following a change in control pursuant to each named executive officer’s employment agreement. For Messrs. Harrington and Duncan, this amount also includes the value of accelerated “single trigger” vesting of unvested benefits under the SERP (which amounts to $196,134 for Mr. Harrington and $472,939 for Mr. Duncan).
(4)	These “double trigger” payments and benefits represent the aggregate value of three years of monthly cash reimbursement of continued health benefits, monthly cash reimbursement of the employer portion of life insurance and accidental death and disability premiums and monthly cash reimbursement of the employer’s portion of disability insurance premiums that are payable upon a qualifying termination following a change in control under each named executive officer’s employment agreement.
(5)	Reflects the amount of a “single trigger” prorated 2015 bonus under the Susquehanna Short-Term Incentive Plan, assuming performance at target and target levels consistent with the prior year, pursuant to each named executive officer’s employment agreement. Such amounts are payable on the closing of the merger pursuant to the merger agreement.

Merger-Related Compensation for Susquehanna’s Named Executive Officers Proposal

Pursuant to Rule 14a-21(c) of the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the “Dodd-Frank Act,” Susquehanna is providing its shareholders with a separate advisory (non-binding) vote to approve the merger-related compensation for its named executive officers as described in “Merger-Related Compensation for Susquehanna’s Named Executive Officers.”

Shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to Susquehanna’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Merger-Related Compensation for Susquehanna’s Named Executive Officers,” is hereby APPROVED.”

The vote is advisory in nature and, therefore, is not binding on Susquehanna or on BB&T or the boards of directors or the compensation committees of Susquehanna or BB&T, regardless of whether the merger proposal is approved.

Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Susquehanna or the surviving corporation in the merger. If the merger is completed, the merger-related compensation may be paid to Susquehanna’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect Susquehanna’s or BB&T’s obligations to make these payments even if Susquehanna shareholders do not approve, by advisory (non-binding) vote, this proposal.

The vote on the merger-related named executive officer compensation is separate from the vote to approve the merger agreement. You may vote “AGAINST” the merger-related named executive officer compensation and “FOR” approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

The Susquehanna board unanimously recommends that you vote “FOR” the approval, in a non-binding advisory vote, of the merger-related named executive officer compensation proposal.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

Susquehanna shareholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the Susquehanna bylaws, a vote on adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement may be taken in the absence of a quorum. Susquehanna does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the approval of the merger agreement is approved at the special meeting. Additionally, pursuant to the merger agreement, Susquehanna is only required to adjourn the special meeting to solicit additional proxies three times.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of shares of Susquehanna common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Susquehanna common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Susquehanna common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Susquehanna common stock, your shares of Susquehanna common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Susquehanna board unanimously recommends that you vote “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

INTERESTS OF SUSQUEHANNA’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Susquehanna board that you vote to approve the merger agreement, you should be aware that Susquehanna’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Susquehanna’s shareholders generally. The Susquehanna board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to Susquehanna shareholders. See the section entitled “The Merger—Background of the Merger” and the section entitled “The Merger—Recommendation of the Susquehanna Board of Directors; Susquehanna’s Reasons for the Merger” beginning on pages [    ] and [    ] of this proxy statement/prospectus, respectively. Susquehanna’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table included in the section entitled “Advisory (Non-Binding) Vote on Merger-Related Compensation for Susquehanna’s Named Executive Officers,” including the footnotes to the table.

Treatment of Susquehanna Equity Awards

Under the merger agreement, equity-based awards held by Susquehanna’s directors and executive officers as of the effective time will be treated as follows:

Treatment of Susquehanna Stock Options

At the effective time, each Susquehanna stock option that is outstanding will fully vest and be converted into an option to purchase BB&T common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of BB&T common stock issuable upon exercise of such option based on the Susquehanna equity award exchange ratio.

Treatment of Susquehanna Restricted Stock Awards

At the effective time, subject to the terms and conditions of the merger agreement, each unvested Susquehanna restricted stock award will fully vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Treatment of Susquehanna Restricted Stock Unit Awards

At the effective time, subject to the terms and conditions of the merger agreement, each Susquehanna restricted stock unit award will fully vest (with any performance-based vesting conditions to which such award is subject deemed satisfied (with respect to any conditions based on the achievement of a profit trigger) and deemed satisfied at the greater of actual performance and target (with respect to any conditions based on a specified level of performance)) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of shares of Susquehanna common stock underlying such award multiplied by (b) the Susquehanna equity award consideration, less applicable withholding taxes.

Quantification of Payments

For an estimate of the amounts that would be payable to each of Susquehanna’s named executive officers on settlement of their unvested equity-based awards, see “Advisory (Non-Binding) Vote on Merger-Related Compensation for Susquehanna’s Named Executive Officers—Merger-Related Compensation for Susquehanna’s Named Executive Officers” above. If the merger were completed on June 30, 2015, the estimated aggregate amount that would be payable as a result of the merger to Susquehanna’s three executive officers who are not named executive officers in settlement of their 2,000 aggregate unvested Susquehanna stock options, with a weighted-average exercise price of $10.62, is $4,980 and with respect to their 81,835 aggregate unvested restricted stock unit awards is $1,072,856. We estimate that the aggregate amount that would be payable to Susquehanna’s 12 non-employee directors for their 9,000 aggregate unvested Susquehanna stock options, with a weighted-average exercise price of $8.28, if the merger were completed on June 30, 2015 is $43,470. The amounts specified in this paragraph are determined using a price per share of Susquehanna common stock of $13.11, the average closing price per share over the first five business days following the public announcement of the merger agreement on November 12, 2014, and are based on the number of awards outstanding as of December 31, 2014, that would vest as a result of the merger taking into account vesting prior to June 30, 2015 but excluding any additional grants.

Employment Agreements

Susquehanna previously entered into employment agreements with each of Messrs. Reuter, Harrington, Duncan and Quick, and the three other executive officers who are not named executive officers. The employment agreements provide certain benefits in the event of a change of control or in the event of a termination following a change in control, which includes the completion of the merger. For an estimate of the amounts that would be payable to each of Susquehanna’s named executive officers pursuant to their employment agreements, see the section entitled “Advisory (Non-Binding) Vote on Merger-Related Compensation for Susquehanna’s Named Executive Officers—Merger-Related Compensation for Susquehanna’s Named Executive Officers” above. Amounts for executive officers who are not named executive officers are set forth below.

Severance Payments and Benefits

In the event the executive officer’s employment is terminated without “cause” or due to an “Adverse Change” following a change in control (each a “qualifying termination”), the executive officer will be entitled to (1) biweekly payments for a period of three years following termination, equal to 1/26 of the average of the base compensation and annual cash bonuses received by the executive with respect to the three most recently completed calendar years (or such shorter completed annual period that the executive officer has been employed) and (2) monthly reimbursement of the cost of continued health benefits, the employer’s portion of premiums for life, accidental death and dismemberment insurance and the employer’s portion of premiums for disability benefits, based on the amount Susquehanna would have paid for such benefits if each executive officer had remained employed, for a period of three years.

The receipt of the biweekly payments, the additional accrued SERP and Susquehanna Cash Balance Pension Plan benefit (described below) and the monthly health and welfare benefits is conditioned upon the executive officer executing a general release and non-disparagement agreement and complying with non-competition and non-solicitation provisions that apply for a period of three years after a qualifying termination of employment.

For purposes of determining whether a qualifying termination has occurred, “cause” is defined in the executive officer employment agreements as personal dishonesty, incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over Susquehanna or any entity that controls Susquehanna that requires termination of the executive, or a material breach of the employment agreement by the executive officer.

In addition, an “Adverse Change” generally means a significant change in the nature or scope of the executive officer’s duties or a material reduction in authority, status or responsibility, an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond Susquehanna’s geographic market area without the executive officer’s consent, a material reduction in base compensation, any other material and willful breach by Susquehanna of any other provision of the executive officer’s employment agreement, or delivery of notice of Susquehanna’s intent not to renew the executive officer’s employment agreement, subject to certain limitations.

SERP and Pension Benefits

Upon a qualifying termination, each executive officer will be entitled to an additional fully vested benefit under the SERP equal to the difference between (1) the benefit that the executive would have accrued under all Susquehanna defined benefit pension plans, assuming (x) the executive remained continuously employed by Susquehanna until the third anniversary of the merger, (y) the executive’s compensation increased at a rate of four percent per year, and (z) the terms of all such pension plans remained identical to those in effect immediately prior to the merger; and (2) the actual benefit due to the executive under all Susquehanna defined benefit plans immediately prior to the merger. To the extent that an executive officer is not vested in his or her accrued SERP benefits, upon the merger, accrued SERP benefits will fully vest pursuant to the terms of the SERP, without regard to whether the executive officer terminates employment.

Short-Term Incentive Payments

Executive officer employment agreements also provide that, upon the consummation of a change in control, the executive officer will fully vest in any short-term or long-term incentive awards, with any applicable performance goals deemed to be satisfied at target performance. Under the merger agreement, the annual bonus for 2015 payable under the Susquehanna Short-Term Incentive Plan, prorated through the closing date, will be payable upon closing subject the eligible employee’s continued employment through that date.

No Excise Tax Gross-Ups

None of Susquehanna’s executive officers is entitled to receive an excise tax gross-up payment under any plan or agreement with Susquehanna. Each executive officer employment agreement provides for a “net-better” reduction in amounts payable with respect to the merger, meaning that each executive officer will receive all amounts payable with respect to the merger and be responsible for all taxes on such payments, except that the payments will be reduced to an amount below the threshold under the applicable excise tax rules if it would be more favorable to the executive officer on an after-tax basis.

Quantification of Payments

For an estimate of the amounts that would be payable to each of Susquehanna’s named executive officers pursuant to their employment agreements, see “Advisory (Non-Binding) Vote on Merger-Related Compensation for Susquehanna’s Named Executive Officers—Merger-Related Compensation for Susquehanna’s Named Executive Officers” above. The estimated aggregate amount that would be payable to Susquehanna’s executive officers who are not named executive officers pursuant to their employment agreements if the merger were completed on June 30, 2015 is $3,487,988 for the aggregate value of three years of biweekly cash severance payments, $661,325 in additional pension and SERP benefits, $188,309 aggregate value of three years of monthly health and insurance benefit payments and $275,308 in respect of a prorated 2015 bonus under the Susquehanna Short-Term Incentive Plan.

Future Compensation Actions

In addition to the payments and benefits above, under the terms of the merger agreement, Susquehanna may take certain compensation actions prior to the completion of the merger that will affect Susquehanna’s directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above. Among other actions, Susquehanna may pay directors fees and other compensation and benefits to directors in the ordinary course of business. Susquehanna may also make grants of annual 2015 equity awards to directors and executive officers in the ordinary course of business, consistent with past practice, and may make promotion-based grants of equity awards to employees, including its executive officers, in each case subject to certain limitations.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that after the completion of the merger, the surviving corporation will indemnify and hold harmless all present and former directors, officers and employees of Susquehanna and its subsidiaries, or fiduciaries of Susquehanna or any of its subsidiaries under Susquehanna benefit plans, against all costs and liabilities arising out of the fact that such person is or was a director, officer, employee or fiduciary of Susquehanna or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires BB&T to maintain for a period of six (6) years after the completion of the merger, Susquehanna’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger; however, in no event will BB&T be required to expend annually in the aggregate an amount in excess of 250% of the annual premium payment on Susquehanna’s current policy. In lieu of the foregoing, BB&T may obtain at or prior to the effective time a six-year prepaid “tail” policy providing equivalent coverage to that described in the preceding sentence for an aggregate price of no more than the cap described in the preceding sentence. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page [    ] of this proxy statement/prospectus.

Board of Directors of BB&T Following the Merger

Pursuant to the merger agreement, BB&T has agreed to take all appropriate action so that, as of the effective time, William J. Reuter, the current Chairman and Chief Executive Officer of Susquehanna, and Christine Sears, a current director of Susquehanna, will be appointed as directors of BB&T. Mr. Reuter and Ms. Sears will serve in such roles subject to the policies of BB&T generally applicable to its board of directors, including BB&T’s Corporate Governance Guidelines and the Director Resignation Policy set forth therein.

Regional Advisory Boards

Promptly following the effective time, BB&T will (i) invite members of the Susquehanna board of directors (other than Mr. Reuter and Ms. Sears) to serve as paid members of one or more BB&T regional advisory boards. As consideration for service on an advisory board, including regular attendance at regional advisory board meetings and regular involvement in regional advisory board matters, each such member shall be entitled to receive compensation in the amount of $50,000 per year for a period of four (4) years following the closing of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Susquehanna common stock that exchange their shares of Susquehanna common stock for shares of BB&T common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Susquehanna common shareholders that hold their shares of Susquehanna common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Susquehanna common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Susquehanna common stock that received Susquehanna common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Susquehanna common stock that holds Susquehanna common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Susquehanna or BB&T. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Susquehanna common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Susquehanna common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Susquehanna common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BB&T’s obligation to complete the merger that BB&T receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Susquehanna’s obligation to complete the merger that Susquehanna receive an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by BB&T and Susquehanna and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. BB&T and Susquehanna have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Susquehanna common stock for BB&T common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BB&T common stock received pursuant to the merger over your adjusted tax basis in the shares of Susquehanna common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of Susquehanna common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the Susquehanna common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of BB&T common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Susquehanna common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of BB&T common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Susquehanna common stock that you surrender in the exchange.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of BB&T. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Susquehanna common stock solely for BB&T common stock and then BB&T immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the BB&T common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of BB&T. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of BB&T that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of BB&T that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of BB&T common stock, you will be treated as having received the fractional share of BB&T common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by BB&T. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of BB&T common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Susquehanna common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Susquehanna common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

COMPARISON OF SHAREHOLDERS’ RIGHTS

BB&T is incorporated under the laws of State the North Carolina, and, accordingly, the rights of BB&T shareholders are governed by North Carolina law. Susquehanna is incorporated under the laws of the Commonwealth of Pennsylvania, and, accordingly, the rights of Susquehanna shareholders are governed by Pennsylvania law. If the merger is completed, Susquehanna shareholders will receive as part of the per share merger consideration shares of BB&T common stock. The following is a summary of certain material differences between (i) the current rights of Susquehanna shareholders under the Susquehanna charter, Susquehanna bylaws, and Pennsylvania law, including the PBCL, and (ii) the current rights of BB&T shareholders under the BB&T charter, the BB&T bylaws, and North Carolina law, including the North Carolina Business Corporation Act, which we refer to as the “NCBCA,” which will govern the rights of Susquehanna shareholders who become BB&T shareholders following the merger.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Susquehanna and BB&T’s governing documents and the provisions of the PBCL and the NCBCA, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

BB&T	Susquehanna
Authorized Capital Stock

BB&T is authorized to issue 2,005,000,000 shares, divided into two (2) classes consisting of:

(i)     2,000,000,000 shares of common stock, par value $5.00 per share; and

(ii)    5,000,000 shares of preferred stock, par value $5.00 per share.

The BB&T board is authorized to issue the preferred stock in one or more series.

Susquehanna is authorized to issue 405,000,000 shares, divided into two (2) classes consisting of:

(i)     400,000,000 shares of common stock, par value $2.00 per share; and

(ii)    5,000,000 shares of preferred stock, having no par value.

The Susquehanna board is authorized to issue the preferred stock in one or more series.

Voting Rights

Under the BB&T bylaws, each outstanding share having voting rights, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders	Under the Susquehanna articles, each outstanding share of common stock is entitled to one vote per share.

Quorum

Under BB&T’s bylaws, at all meetings of BB&T’s shareholders, a majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum, unless a greater number is required by law.	Under the Susquehanna bylaws, at all meetings of Susquehanna’s shareholders, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum.

Rights of Preferred Stock

The BB&T articles authorize the board to issue from time to time one or more series, to provide the issuance of, and to fix and determine the relative rights, voting powers, preferences, limitations and designations of preferred stock.

As of the date of this proxy statement/prospectus, 107,000 shares of BB&T preferred stock were outstanding.

The Susquehanna articles authorize the board to fix the voting rights, designations and preferences, priorities, qualifications, privileges, limitations and other features and rights of any series of preferred stock and to issue such preferred stock from time to time in one or more series.

As of the date of this proxy statement/prospectus, no shares of Susquehanna preferred stock were outstanding.

BB&T	Susquehanna
Number of Directors

The BB&T bylaws require that there be not less than three (3) and no more than twenty-five (25) directors on the BB&T board. There are currently eighteen (18) members of the BB&T board.

The Susquehanna bylaws provide that the board may determine the number of directors, but the number of directors must not be less than five (5).

There are currently thirteen (13) members of the Susquehanna board.

Election of Directors

The BB&T articles provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders in uncontested elections, with a plurality voting standard retained for contested director elections.	Under the PBCL, directors are elected by a plurality of the votes cast by shareholders. Susquehanna has adopted a director resignation policy in its corporate governance guidelines whereby any nominee who, in an uncontested election of directors at which a quorum is present, fails to receive more votes in favor of such director’s election than withheld with respect to such director’s election shall tender promptly to the Susquehanna board his or her resignation.

Filling Vacancies on the Board of Directors

Under the BB&T bylaws, vacancies, including vacancies not filled by the shareholders and a vacancies created by an increase in the number of directors, may filled by a majority of the remaining directors.	Under the Susquehanna bylaws, any vacancy occurring in the Susquehanna board may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the board.

Cumulative Voting

The BB&T articles and the BB&T bylaws do not provide for cumulative voting.	The Susquehanna articles prohibit cumulative voting.

Removal of Directors

Under the BB&T bylaws, directors may be removed only for cause by the shareholders, and unless the entire board is removed, an individual director may not be removed when the number of shares voting against the proposal for removal would be sufficient to elect a director if such shares could be voted cumulatively at an annual election.	The Susquehanna bylaws provide that any director, any class of directors or the entire board may be removed at any time by the shareholders, with or without cause, but only by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Shareholder Proposals

The BB&T bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the secretary of BB&T, in addition to any notice required by applicable law To be timely, notice must be given at least (i) in the case of an annual meeting, one hundred and twenty (120) days nor more than one hundred and fifty (150) days before the first anniversary of the notice date of BB&T’s proxy statement for the preceding year’s annual meeting of shareholders or (ii) in the case of a special meeting, at least one hundred and twenty (120) days but no more than one hundred and fifty (150) days in advance of the meeting date of the special meeting; provided, however, if the first public announcement of the

The Susquehanna bylaws provide that director nominations and proposals of business may be made by any shareholder of Susquehanna who (A) is a shareholder of record at the time of giving of notice and will be such at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other procedures set forth in the Susquehanna bylaws.

The Susquehanna bylaws provide that in order for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of Susquehanna and any proposed business other than director nominations must constitute a proper matter

BB&T	Susquehanna

date of the special meeting is less than one hundred and fifty (150) days prior to the date of the special meeting, notice by the shareholder shall not be later than the tenth day following the first public notice of the date for such special meeting; provided, further, if the special meeting is called for purposes not including the election of directors, notice by a shareholder may relate solely to items of business and not to nomination of any candidates for election as a director.

Notwithstanding the notice period specified above, in the event that the date of an annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the first anniversary date of the preceding year’s annual meeting, notice by a shareholder must be delivered no earlier than the one hundred and fiftieth (150th) day prior to such annual meeting and no later than the later of the one hundred and twentieth (120th) day prior to such annual meeting; provided, however, if the first public announcement date of such annual meeting is less than one hundred and fifty (150) days prior to the date of such annual meeting, notice by the shareholder shall not be later than the tenth (10th) day following the public notice date for such annual meeting.

Except to the extent otherwise required by law, the adjournment or postponement of a meeting of shareholders, or the public announcement thereof, shall not commence a new time period for the giving of a shareholder’s notice as described above.

Shareholder notice for proposals to be brought before a meeting shall contain the following (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

for shareholder action. To be timely, a shareholder’s notice must be delivered to the secretary of Susquehanna at the principal executive offices of Susquehanna not less than one hundred and twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if Susquehanna did not hold an annual meeting the preceding year or if the date of the annual meeting is changed by more than thirty (30) days from the date of the preceding year’s annual meeting, to be timely, notice by the shareholder must be delivered not later than the one hundred and twentieth (120th) day prior to the date of the annual meeting (or, if later, the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting). In the event of a special meeting at which directors are to be elected, the written notice must be received by the secretary no later than the ninetieth (90th) day prior to the date of the special meeting (or, if later, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting).

Any notice of shareholder business shall contain the following (in addition to any information required by applicable law): (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of any beneficial owner on whose behalf the proposal is made; (ii) the name and address of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the number and class of shares of capital stock of Susquehanna which are owned beneficially and of record by the shareholder and the beneficial owner; (iv) a description of any and all agreements, arrangements or understandings entered into by the shareholder, the beneficial owner or their respective affiliates with respect to equity securities of Susquehanna; (v) a representation as to whether the shareholder or the beneficial owner intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from shareholders in support of the proposal and (vi) a representation that the shareholder is a holder of record of stock of Susquehanna entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination.

Director Nominations by Shareholders

The BB&T bylaws provide that for shareholder nominations of directors to be properly brought before a shareholder meeting, in addition to the information generally required in a written notice of a shareholder proposal (as set forth above), such notice must set forth (i) the nominee’s full name and residential address; (ii) the nominee’s age; (iii) the nominee’s	The Susquehanna bylaws provide that for shareholder nominations of directors to be properly brought before a shareholder meeting, in addition to the information generally required in a written notice of a shareholder proposal (as set forth above), such notice must set forth, as to each person whom the shareholder proposes to nominate

BB&T	Susquehanna

principal occupation(s) during the past five (5) years; (iv) the nominee’s previous and/or current memberships on all public company boards of directors; (v) the number and types of securities of the corporation beneficially owned, if any, by the nominee; (vi) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the board or the capital stock or business of the corporation; (vii) any bankruptcy filings of the nominee or any affiliate of the nominee; (viii) any criminal convictions of the nominee or any affiliate of the nominee; (ix) any civil actions or actions by the SEC or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any federal or state securities law; and (x) a signed statement by the nominee consenting to serve as a director if elected.

In addition, within ten (10) days of a request by BB&T, a shareholder nominating a candidate for election as a director must also deliver to BB&T any additional information reasonably requested by the corporation concerning the shareholder or the nominee for election as a director of the corporation as would be required, pursuant to applicable law, to be disclosed in the proxy materials concerning all persons nominated (by BB&T or otherwise) for election as a director of the corporation, whether or not the nominee is to be included in the corporation’s proxy statement.

BB&T may also require, within ten (10) days of a request by the corporation, any proposed nominee to furnish such other information as may be reasonably required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation or a member of any committee of the board, or that could be material to a reasonable shareholder’s understanding of the qualifications or independence, or lack thereof, of such nominee. Within then (10) days of a request by the corporation, a nominee shall execute an acknowledgment, in a form reasonably acceptable to the corporation, that the nominee will abide by BB&T’s Corporate Governance Guidelines, Code of Ethics for Directors, Related Person Transactions Policy and Procedures, risk management policies and such other policies and procedures as may be adopted or amended from time-to-time by the corporation and that are otherwise generally applicable to directors.

for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, Susquehanna may require any proposed nominee to furnish such other information as may be reasonably required by Susquehanna to determine the eligibility of such proposed nominee to serve as a director of Susquehanna.

Shareholder Action by Written Consent

Under §55-7-04 of the NCBCA action to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting if the action is adopted or taken by all the shareholders entitled to vote on the action, in which case no action by the board of directors shall be required. The action must be evidenced by one or more unrevoked written consents bearing the date of signature and signed by shareholders sufficient to take the action without a meeting, before or after such action, describing the action taken and delivered to the corporation for inclusion in the minutes or filing with the corporate records.	The Susquehanna articles provide that any action required to be taken at a meeting of the shareholders may be taken without a meeting with the written consent of all, but not less than all, of the shareholders who would be entitled to vote.

BB&T	Susquehanna
Articles Amendments

The BB&T articles may be amended upon shareholder approval by a majority of the votes cast within each voting group entitled to vote.

Section 1914 of the PBCL provides that an amendment to a company’s articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Section 2535 of the PBCL provides that shareholders are not entitled by statute to propose an amendment to the articles of incorporation. The Susquehanna articles of incorporation do not alter the application of § 2535.

Article 9 (amendment of the Susquehanna bylaws by the Susquehanna board of directors), Article 10 (actions taken by shareholders without a meeting), Article 11 (provisions related to certain acquisition transactions) and Article 13 (voting requirements for amendment of the Susquehanna articles) of the Susquehanna articles may each be amended, altered, changed or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast.

Article 12 (setting forth provisions related to certain business combination transactions) and Article 14 (setting forth requirements relating to tender offers consummated by certain substantial shareholders) of the Susquehanna articles may be amended, altered, changed or repealed by the affirmative vote of the holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast.

Bylaw Amendments

The BB&T bylaws provide that the bylaws may be amended, repealed or restated by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the board, provided ten (10) days’ notice of the proposed amendment has been given to each member of the board.

However, the board does not have the power to adopt a bylaw that: (i) requires more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; (ii) provides for the management of the corporation otherwise than by the board or its Executive Committee; (iii) increases or decreases the number of directors; or (iv) is inconsistent with the requirements of the laws of the State of North Carolina and of the articles of incorporation.

In addition, the board shall not alter or repeal any bylaw adopted or amended by the shareholders. The affirmative vote of two-thirds of the total number of shares outstanding is required to amend, alter, change or repeal certain provisions of the BB&T bylaws.

The Susquehanna articles and the Susquehanna bylaws explicitly confer upon the Susquehanna board of directors the ability to alter, amend and repeal the Susquehanna bylaws (regardless of whether shareholders have previously adopted such bylaws) by a majority of the board present at a meeting at which a quorum is present or by unanimous written consent of the board.

However, the board does not have the power to amend the Susquehanna bylaws on any subject that is expressly committed to the shareholders by the Susquehanna bylaws’ express terms, by the PBCL or otherwise.

The Susquehanna bylaws also provide that the shareholders of Susquehanna may alter, amend or repeal the Susquehanna bylaws by the affirmative vote of holders of at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast.

BB&T	Susquehanna
Special Meetings of Shareholders

The BB&T bylaws provide that the chairman of the board, chief executive officer, president, chief operating officer, secretary or the board of BB&T may call special meetings of the shareholders at any time.	The Susquehanna bylaws provide that special meetings of the shareholders may be called at any time by the chairman of the board, the chief executive officer, the board or the holders of not less than one-fifth of the outstanding shares entitled to vote at any such meeting.

Notice of Meetings of Shareholders

The BB&T bylaws require written, printed or electronic notice that states the date, time and place of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each shareholder of record entitled to vote at the meeting not fewer than then (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the chairman of the board, chief executive officer, president, chief operating officer, secretary or the board.	The Susquehanna bylaws require written or electronic notice that states the date, time and place of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each shareholder of record entitled to vote at the meeting at least five (5) days before such meeting, unless a greater period of notice is required by the PBCL.

Proxies

The BB&T bylaws provide that a shareholder may vote either in person or by proxy executed in writing, electronically or, as deemed valid by the board, telephonically by the shareholder or by his, her or its duly authorized attorney-in-fact. An appointment of proxy is valid for eleven (11) months from the date of its execution, unless a different period is expressly provided in the appointment form.	The Susquehanna bylaws provide that a shareholder may vote either in person or by proxy filed with, or transmitted to, the Susquehanna secretary or the secretary’s designated agent. The proxy must be executed or authenticated in writing or electronically by the shareholder or by his, her or its duly authorized attorney-in-fact. Such proxy is revocable at will if it is not coupled with an interest. An appointment of proxy is valid for three (3) years from the date of its execution, unless a different period is expressly provided in the appointment form.

Limitation of Personal Liability of Directors

The BB&T articles provide that, to the fullest extent permitted by the NCBCA, director shall not be personally liable to BB&T, its shareholders or otherwise for monetary damage for a breach of his or her duty as a director.	The Susquehanna bylaws provide that no person who is or was a director of Susquehanna will be personally liable for monetary damages for any action taken, or any failure to take any action, as a director unless (i) the director has breached or failed to perform the duties of his or her office as set forth in Section 8363 of the Pennsylvania Directors’ Liability Act and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; (ii) the damages arise pursuant to any criminal statute; or (iii) the damages arise from the director’s liability for the payment of taxes pursuant to local, state or federal law.

Indemnification of Directors and Officers

The BB&T bylaws provide that past and current officers, directors, trustees and certain persons who serve or have served at the direction of such person shall have the right to be indemnified by BB&T to the fullest extent permitted by law against: (a) all liability and expenses actually and reasonable incurred by him or her in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding seeking to hold him or her liable by reason of or	The Susquehanna bylaws provide that past and current officers, directors, trustees and certain persons who serve or have served at the direction of Susquehanna shall have the right to be indemnified by Susquehanna to the fullest extent permitted by law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil,

BB&T	Susquehanna

arising out of his or her status or his or her activities in any of the foregoing capacities; and (b) liability incurred by him or her for any judgments, money decrees, fines, penalties or amounts paid in settlement in connection with or as a consequence of any action, suit or proceeding described in (a) above. However, BB&T shall not indemnify or agree to indemnify any person against any liability or expenses he or she may incur on account of his or her activities which were at the time taken known or believed by him or her to be clearly in conflict with the best interest of the corporation.	criminal, administrative or investigative, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the BB&T Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Susquehanna Annual Report on Form 10-K for the year ended December 31, 2013, as amended for the Form 10-K/A filed on March 3, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Wachtell, Lipton, Rosen and Katz and Sullivan & Cromwell LLP will deliver prior to the effective time of the merger their opinions to BB&T and Susquehanna, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material United States Federal Income Tax Consequences” beginning on page [    ] of this proxy statement/prospectus. The validity of the BB&T common stock to be issued in connection with the merger will be passed upon for BB&T by Robert J. Johnson, Jr., Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T. As of December 1, 2014, Mr. Johnson beneficially owned shares of BB&T common stock and options to acquire shares of BB&T common stock representing less than 1% of the total outstanding shares of BB&T common stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Susquehanna will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Susquehanna’s Secretary at P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000. If you want to receive separate copies of a Susquehanna proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Susquehanna at the above address and telephone number.

SHAREHOLDER PROPOSALS

Susquehanna

Susquehanna does not anticipate holding a 2015 annual meeting of shareholders if the merger is completed in the second half of 2015, as currently expected. In the event that the merger is not completed in 2015, or at all, Susquehanna may hold a 2015 annual meeting. Any shareholder nominations or proposals for other business intended to be presented at Susquehanna’s next annual meeting must be submitted to Susquehanna as set forth below.

Any shareholder proposal intended for inclusion in Susquehanna’s proxy statement and proxy card relating to its 2015 annual meeting of shareholders, if such meeting is held, must have been received by Susquehanna’s Secretary at our principal executive offices located at 26 North Cedar Street, Lititz, Pennsylvania 17543 no later than November 21, 2014 to be considered for inclusion in the proxy statement and form of proxy card relating to the 2015 Annual Meeting; provided, however, if Susquehanna’s 2015 Annual Meeting date is changed by more than 30 days from the anniversary of the 2014 Annual Meeting, notice of such shareholder proposal must be received by Susquehanna’s Secretary not later than 120 days prior to the date of the 2015 Annual Meeting (or, if later, within 10 days following the day on which public announcement of the 2015 Annual Meeting is first made). Any such shareholder proposals must comply in all respects with the applicable rules and regulations of the SEC and applicable provisions of the Susquehanna bylaws.

BB&T

Under SEC Rule 14a-8, any shareholder desiring to make a proposal to be included in the notice for the BB&T 2015 Annual Meeting of Shareholders and related proxy materials must have presented such proposal to BB&T at its principal office in Winston-Salem, North Carolina, and have been received by no later than November 17, 2014, and must have complied with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in BB&T’s proxy statement relating to its 2015 Annual Meeting of Shareholders.

Additionally, under the BB&T bylaws, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the BB&T’s proxy statement, the shareholder must give timely notice in writing to the Secretary of BB&T at least 120 days, but no more than 150 days (no earlier than October 18, 2014 and no later than November 17, 2014), in advance of the first anniversary of the notice date of BB&T’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Susquehanna and BB&T file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Susquehanna and BB&T file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Susquehanna and BB&T also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Susquehanna files with the SEC by going to Susquehanna’s website at www.susquehanna.net under the heading “Investor Relations” and then under “SEC Filings” or by contacting Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Investor Relations, Telephone: (717) 626-9801. You may obtain free copies of the documents BB&T files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to BB&T’s website at http://www.bbt.com/ under the heading “About BB&T” and then under the heading “Investor Relations” or by contacting BB&T’s Shareholder Services Department at (336) 733-3065. The Internet website addresses of Susquehanna and BB&T are provided as inactive textual references only. The information provided on the Internet websites of Susquehanna and BB&T, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Susquehanna and BB&T to “incorporate by reference” into this proxy statement/prospectus documents Susquehanna and BB&T file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by BB&T to register the shares of BB&T common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Susquehanna and BB&T can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Susquehanna and BB&T file with the SEC will update and supersede that information. Susquehanna and BB&T incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

Susquehanna:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of the Definitive Proxy Statement for Susquehanna’s 2014 Annual Meeting incorporated by reference therein), as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on March 3, 2014;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	Current Reports on Form 8-K filed with the SEC on May 7, 2014, August 14, 2014, September 22, 2014, November 12, 2014 and November 17, 2014.

BB&T:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of the Definitive Proxy Statement for BB&T’s 2014 Annual Meeting incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Current Reports on Form 8-K filed with the SEC on February 4, 2014, February 26, 2014, February 28, 2014, May 2, 2014, August 5, 2014, November 12, 2014, November 17, 2014, November 21, 2014 and December 8, 2014; and

•	Description of BB&T common stock, par value $5.00 per share, contained in Registration Statement on Form 8-A filed with the SEC on September 4, 1991.

Notwithstanding the foregoing, information furnished by Susquehanna or BB&T on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF SUSQUEHANNA COMMON STOCK AT THE SPECIAL MEETING. BB&T HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [    ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

BB&T CORPORATION

and

SUSQUEHANNA BANCSHARES, INC.

Dated as of November 11, 2014

-ii-

-iii-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	A-35
Advisory Entity	A-18
affiliate	A-41
Agreement	A-1
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
BHC Act	A-6
Broker-Dealer Subsidiary	A-19
business day	A-41
Certificates of Merger	A-1
Chosen Courts	A-42
Closing	A-1
Closing Date	A-1
Code	A-1
Compensation Committee	A-3
Confidentiality Agreement	A-31
Effective Time	A-1
Enforceability Exceptions	A-8
Environmental Laws	A-15
ERISA	A-12
Exception Shares	A-2
Exchange Act	A-9
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-7
Federal Reserve Board	A-9
FINRA	A-9
Form ADV	A-19
Form BD	A-19
GAAP	A-7
Governmental Entity	A-9
HSR Act	A-9
Intellectual Property	A-16
Investment Advisers Act	A-18
IRS	A-11
knowledge	A-41
Susquehanna	A-1
Susquehanna Articles	A-7
Susquehanna Bank	A-4
Susquehanna Benefit Plans	A-12
Susquehanna Bylaws	A-7
Susquehanna Common Stock	A-1
Susquehanna Contract	A-15
Susquehanna Disclosure Schedule	A-6
Susquehanna Equity Awards	A-3
Susquehanna ERISA Affiliate	A-12
Susquehanna ESPP	A-4
Susquehanna Indemnified Parties	A-33
Susquehanna Insiders	A-36
Susquehanna Leased Properties	A-16

Susquehanna Meeting	A-31
Susquehanna Owned Properties	A-16
Susquehanna Qualified Plans	A-13
Susquehanna Real Property	A-16
Susquehanna Regulatory Agreement	A-15
Susquehanna Restricted Stock Award	A-3
Susquehanna Restricted Stock Unit Award	A-3
Susquehanna SEC Reports	A-9
Susquehanna Stock Option	A-2
Susquehanna Stock Option Exchange Ratio	A-3
Susquehanna Stock Plans	A-3
Susquehanna Subsidiary	A-7
Liens	A-8
Loans	A-17
made available	A-41
Material Adverse Effect	A-6
Materially Burdensome Regulatory Condition	A-30
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-13
Multiple Employer Plan	A-13
NCBCA	A-1
New Certificates	A-2
New Plans	A-32
North Carolina Secretary	A-1
NYSE	A-5
Offering Period	A-4
Old Certificate	A-2
Parent	A-1
Parent Articles	A-4
Parent Bank	A-4
Parent Bylaws	A-4
Parent Common Stock	A-2
Parent Contract	A-24
Parent Disclosure Schedule	A-20
Parent Equity Awards	A-21
Parent Regulatory Agreement	A-25
Parent Restricted Stock Award	A-20
Parent Restricted Stock Unit Award	A-21
Parent SEC Reports	A-22
Parent Share Closing Price	A-5
Parent Stock Options	A-20
Parent Stock Plans	A-21
Parent Subsidiary	A-20
PBCL	A-1
PBGC	A-13
Pennsylvania Department	A-1
Per Susquehanna Share Cash Equivalent Consideration	A-3
Per Share Cash Consideration	A-2
Permitted Encumbrances	A-16
person	A-41
Premium Cap	A-33
Proxy Statement	A-9
Regulatory Agencies	A-9
Representatives	A-34
Requisite Susquehanna Vote	A-8

-v-

Requisite Regulatory Approvals	A-37
S-4	A-9
Sarbanes-Oxley Act	A-10
SEC	A-9
Securities Act	A-9
Significant Subsidiaries	A-27
SRO	A-9
Subsidiary	A-7
Surviving Corporation	A-1
Takeover Statutes	A-17
Tax	A-12
Tax Return	A-12
Taxes	A-12
Termination Date	A-38
Termination Fee	A-39

-vi-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2014 (this “Agreement”), by and between BB&T Corporation, a North Carolina corporation (“Parent”), and Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Susquehanna”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and Susquehanna have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Susquehanna will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, Susquehanna shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of Susquehanna shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Susquehanna. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Susquehanna, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of North Carolina (the “North Carolina Secretary”) and articles of merger with the Pennsylvania Department of State (the “Pennsylvania Department”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NCBCA and the PBCL.

1.5 Conversion of Susquehanna Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Susquehanna or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $2.00 per share, of Susquehanna issued and outstanding immediately prior to the Effective Time (the “Susquehanna Common Stock”), except for shares of Susquehanna

Common Stock owned by Susquehanna as treasury stock or owned by Susquehanna or Parent (in each case other than shares of Susquehanna Common Stock (i) held in any Susquehanna Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) shares held, directly or indirectly, in respect of a debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, (i) 0.253 shares (the “Exchange Ratio”) of the common stock, par value $5.00 per share, of Parent (the “Parent Common Stock”) and (ii) $4.05 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Susquehanna Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation.

(b) All of the shares of Susquehanna Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Susquehanna Common Stock) previously representing any such shares of Susquehanna Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Susquehanna Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Susquehanna Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock and cash as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Susquehanna Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Susquehanna Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Susquehanna Common Stock that are owned by Susquehanna or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7 Treatment of Susquehanna Equity Awards.

(a) At the Effective Time, each option granted by Susquehanna to purchase shares of Susquehanna Common Stock under a Susquehanna Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Susquehanna Stock Option”) shall fully vest and shall be assumed by Parent and converted into a stock option exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Susquehanna Common Stock subject to such Susquehanna Stock Option multiplied by (ii) the Susquehanna Stock Option Exchange Ratio (as defined below in Section 1.7(e)(i)) with an exercise price per share of Susquehanna Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Parent Common Stock of such Susquehanna Stock Option by (y) the Susquehanna Stock Option Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Susquehanna Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of Susquehanna Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Each such Susquehanna Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applicable immediately prior to the Effective Time.

(b) At the Effective Time, each award in respect of a share of Susquehanna Common Stock subject to vesting, repurchase or other lapse restriction granted under a Susquehanna Stock Plan that is outstanding immediately prior to the Effective Time (a “Susquehanna Restricted Stock Award”) shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) business days) after the Effective Time, an amount in cash, without interest, equal to the Per Susquehanna Share Cash Equivalent Consideration (as defined below in Section 1.7(e)(iii)) in respect of each share of Susquehanna Common Stock underlying such Susquehanna Restricted Stock Award.

(c) At the Effective Time, each restricted stock unit award in respect of shares of Susquehanna Common Stock granted under a Susquehanna Stock Plan that is outstanding immediately prior to the Effective Time (a “Susquehanna Restricted Stock Unit Award” and, together with the Susquehanna Stock Options and the Susquehanna Restricted Stock Awards, the “Susquehanna Equity Awards”) shall fully vest (and with respect to any Susquehanna Restricted Stock Unit Award that vests, in whole or in part, based on the achievement of (i) a profit trigger, achievement of such profit trigger shall be deemed satisfied and (ii) a specified level of performance, such performance shall be deemed satisfied at the greater of (x) actual performance as reasonably determined by the compensation committee of the Board of Directors of Susquehanna (the “Compensation Committee”) prior to the Effective Time based on performance through a day that is no more than five (5) business days prior to the Effective Time and (y) the target level of 100%) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) business days) after the Effective Time, an amount in cash, without interest (or, to the extent such Susquehanna Restricted Stock Unit Award is deferred compensation subject to Section 409A of the Code, at the earliest time permitted under the applicable Susquehanna Stock Plan that will not trigger a tax or penalty under Section 409A of the Code) equal to the Per Susquehanna Share Cash Equivalent Consideration (as defined below in Section 1.7(e)(iii)) in respect of each share of Susquehanna Common Stock underlying such Susquehanna Restricted Stock Unit Award.

(d) At or prior to the Effective Time, Susquehanna, the Board of Directors of Susquehanna and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7. At the Effective Time, Parent shall assume all the obligations of Susquehanna under each Susquehanna Stock Plan under which a Susquehanna Stock Option is outstanding as of immediately prior to the Effective Time, each outstanding Susquehanna Stock Option and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each such Susquehanna Stock Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable Susquehanna Stock Plan. On or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Susquehanna Stock Options as a result of the actions contemplated by Section 1.7(a). As of the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Susquehanna Stock Options, shall distribute a prospectus relating to such Form S-8, if applicable, and Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Susquehanna Stock Options (as converted) remain outstanding.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Susquehanna Stock Option Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (I) the Per Share Cash Consideration by (II) the Parent Share Closing Price (as defined below in Section 2.2(e)).

(ii) “Susquehanna Stock Plans” means the Susquehanna 2013 Omnibus Equity Compensation Plan, the Abington Bancorp, Inc. 2007 Stock Option Plan, the Graystone Financial Corp. 2007 Stock Incentive Plan, the Susquehanna 1996 Equity Compensation Plan, the Amended and Restated Susquehanna 2005 Equity Compensation Plan, the Abington Bancorp, Inc. Amended and Restated 2005 Stock Option Plan, the American Home Bank, National Association 2001 Stock Option Incentive Plan, the Community Banks, Inc. 1998 Long-Term Incentive Plan, the First West Chester Corporation Amended and Restated 1995 Stock Option Plan, and the Tower Bancorp, Inc. 1995 Non-Qualified Stock Option Plan.

(iii) “Per Susquehanna Share Cash Equivalent Consideration” means the sum of (A) the Per Share Cash Consideration and (B) the product of (I) the Exchange Ratio multiplied by (II) the Parent Share Closing Price (as defined below in Section 2.2(e)).

1.8 Treatment of Susquehanna ESPP. The right to acquire shares of Susquehanna Common Stock under the 2011 Susquehanna Employee Stock Purchase Plan (the “Susquehanna ESPP”) is not a Susquehanna Stock Option for purposes of this Agreement. As soon as practicable following the date of this Agreement, Susquehanna shall take all actions with respect to the Susquehanna ESPP that are necessary to provide that the Susquehanna ESPP shall terminate on the earlier to occur of (a) the last day of the Offering Period (as defined in the Susquehanna ESPP) in effect as of the date of this Agreement and (b) immediately prior to the Effective Time. In the case of a termination of the Susquehanna ESPP pursuant to the immediately preceding clause (b), the Offering Period then in effect shall be deemed to have ended on the date that is the last trading day prior to such termination and any amounts credited to the account of any participant in the Susquehanna ESPP shall be paid to such participant in accordance with Section 13(b)(ii) of the Susquehanna ESPP.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Merger, Susquehanna Bank (“Susquehanna Bank”), a Pennsylvania chartered commercial bank and trust company and a wholly owned Subsidiary of Susquehanna, will merge (the “Bank Merger”) with and into Branch Banking and Trust Company (“Parent Bank”), a North Carolina-chartered commercial bank and a wholly owned Subsidiary of Parent, pursuant to an agreement and plan of merger to be agreed upon by Parent and Susquehanna, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Susquehanna Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, Susquehanna shall cause Susquehanna Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Susquehanna (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Susquehanna Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Susquehanna Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which the shares of Susquehanna Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Susquehanna Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Susquehanna Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Susquehanna of the shares of Susquehanna Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Susquehanna who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Susquehanna for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Susquehanna who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Susquehanna Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Susquehanna, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Susquehanna Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Susquehanna Common Stock or Susquehanna Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Susquehanna Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUSQUEHANNA

Except (i) as disclosed in the disclosure schedule delivered by Susquehanna to Parent concurrently herewith (the “Susquehanna Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Susquehanna Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Susquehanna that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Susquehanna SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Susquehanna hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) Susquehanna is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as financial holding company under the BHC Act. Susquehanna has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Susquehanna is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Susquehanna. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Susquehanna or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof; (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of Susquehanna, or Susquehanna, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Amended and Restated Articles of Incorporation of Susquehanna (the “Susquehanna Articles”) and the Amended and Restated By-Laws of Susquehanna (the “Susquehanna Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Susquehanna to Parent.

(b) Each Subsidiary of Susquehanna (a “Susquehanna Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Susquehanna and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Susquehanna to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Susquehanna that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Susquehanna’s knowledge, threatened. Section 3.1(b) of the Susquehanna Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Susquehanna as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Susquehanna consists of 400,000,000 shares of Susquehanna Common Stock, par value $2.00 per share, and 5,000,000 shares of preferred stock, without par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of Susquehanna are issued, reserved for issuance or outstanding, other than (i) 181,645,654 shares of Susquehanna Common Stock issued and 181,276,704 shares of Susquehanna Common Stock outstanding, which number includes 9,832 shares of Susquehanna Common Stock granted in respect of outstanding Susquehanna Restricted Stock Awards, (ii) 368,950 shares of Susquehanna Common Stock held in treasury, (iii) 3,636,999 shares of Susquehanna Common Stock reserved for issuance upon the exercise of outstanding Susquehanna Stock Options and (iv) 1,430,558 shares of Susquehanna Common Stock reserved for issuance upon the settlement of outstanding Susquehanna Restricted Stock Unit Awards (of which, 838,810 shares of Susquehanna Common Stock are subject to Susquehanna Restricted Stock Unit Awards subject to a specified level of performance, assuming maximum performance). All of the issued and outstanding shares of Susquehanna Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Susquehanna may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Susquehanna Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Susquehanna are issued or outstanding. Other than the Susquehanna Equity Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Susquehanna to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Susquehanna or any of the Susquehanna Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Susquehanna Common Stock or other equity interests of Susquehanna. Section 3.2(b) of the Susquehanna Disclosure Schedule sets forth a true, correct and complete list of all Susquehanna Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Susquehanna Equity Award, (C) the grant date of each such Susquehanna Equity Award, (D) the Susquehanna Stock Plan under which such Susquehanna Equity Award was granted, (E) the exercise price for each such Susquehanna Equity Award that is a Susquehanna Stock Option, and (F) the expiration date of each such Susquehanna Equity Award that is a Susquehanna Stock Option. Other than the Susquehanna Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Susquehanna or any of its Subsidiaries) are outstanding.

(c) Susquehanna owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Susquehanna Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Susquehanna Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Susquehanna Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Susquehanna has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Susquehanna. The Board of Directors of Susquehanna has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Susquehanna and has directed that this Agreement and the transactions contemplated hereby be submitted to Susquehanna’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the matter (the “Requisite Susquehanna Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Susquehanna Bank and Susquehanna as its sole shareholder, no other corporate proceedings on the part of Susquehanna are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Susquehanna and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Susquehanna, enforceable against Susquehanna in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Susquehanna nor the consummation by Susquehanna of the transactions contemplated hereby, nor compliance by Susquehanna with any of the terms or provisions hereof, will (i) violate any provision of the Susquehanna Articles or the Susquehanna Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Susquehanna or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Susquehanna or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Susquehanna or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Susquehanna.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the FDIC, the North Carolina Commissioner of Banks and the Pennsylvania Department of Banking in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Susquehanna Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Susquehanna’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Pennsylvania Department pursuant to the PBCL and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Susquehanna of this Agreement or (B) the consummation by Susquehanna of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Susquehanna is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Susquehanna and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2011 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any SRO ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Susquehanna. Except for examinations of Susquehanna and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Susquehanna, investigation into the business or operations of Susquehanna or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Susquehanna or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Susquehanna or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2011 (the “Susquehanna SEC Reports”) is publicly available. No such Susquehanna SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Susquehanna SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Susquehanna has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Susquehanna SEC Reports.

3.6 Financial Statements.

(a) The financial statements of Susquehanna and its Subsidiaries included (or incorporated by reference) in the Susquehanna SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Susquehanna and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Susquehanna and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Susquehanna and its Subsidiaries have been, since January 1, 2011, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Susquehanna that it intends to resign) or been dismissed as independent public accountants of Susquehanna as a result of or in connection with any disagreements with Susquehanna on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna, neither Susquehanna nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Susquehanna included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Susquehanna and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Susquehanna or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. Susquehanna (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Susquehanna, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Susquehanna by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Susquehanna’s outside auditors and the audit committee of Susquehanna’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Susquehanna’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Susquehanna, any fraud, whether or not material, that involves management or other employees who have a significant role in Susquehanna’s internal controls over financial reporting. These disclosures were made in writing by management to Susquehanna’s auditors and audit committee and a copy has been previously made available to Parent. To the knowledge of Susquehanna, there is no reason to believe that Susquehanna’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2011, (i) neither Susquehanna nor any of its Subsidiaries, nor, to the knowledge of Susquehanna, any director, officer, auditor, accountant or representative of Susquehanna or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Susquehanna, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Susquehanna or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Susquehanna or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Susquehanna or any of its Subsidiaries, whether or not employed by Susquehanna or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Susquehanna or any of its officers, directors or employees to the Board of Directors of Susquehanna or any committee thereof or to the knowledge of Susquehanna, to any director or officer of Susquehanna.

3.7 Broker’s Fees. Neither Susquehanna nor any Susquehanna Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true and complete copy of which have been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna.

(b) Since December 31, 2013, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Susquehanna and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Susquehanna nor any of its Subsidiaries is a party to any, and there are no pending or, to Susquehanna’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Susquehanna or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Susquehanna, any of its Subsidiaries or the assets of Susquehanna or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Susquehanna and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Susquehanna nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Susquehanna and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Susquehanna and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Susquehanna nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Susquehanna and its Subsidiaries for all years up to and including December 31, 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Susquehanna or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Susquehanna and its Subsidiaries or the assets of Susquehanna and its Subsidiaries. In the last six years, neither Susquehanna nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Susquehanna or any of its Subsidiaries was required to file any Tax Return that was not filed. Susquehanna has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Susquehanna or any of its

Subsidiaries. Neither Susquehanna nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Susquehanna and its Subsidiaries). Neither Susquehanna nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Susquehanna) or (B) has any liability for the Taxes of any person (other than Susquehanna or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Susquehanna nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Susquehanna nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five years has Susquehanna been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Susquehanna nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date, in the case of (i), (iii), (iv) and (v), outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Susquehanna Disclosure Schedule lists all material Susquehanna Benefit Plans. For purposes of this Agreement, “Susquehanna Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Susquehanna or any Subsidiary or any trade or business of Susquehanna or any of its Subsidiaries, whether or not incorporated, all of which together with Susquehanna would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Susquehanna ERISA Affiliate”), is a party or has any obligation or that are maintained, contributed to or sponsored by Susquehanna or any of its Subsidiaries or any Susquehanna ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Susquehanna or any of its Subsidiaries or any Susquehanna ERISA Affiliate.

(b) Susquehanna has heretofore made available to Parent true and complete copies of each of the Susquehanna Benefit Plans and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements applicable to any Susquehanna Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two completed plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Susquehanna Benefit Plan, and (iv) the most recently prepared actuarial report for each Susquehanna Benefit Plan (if applicable).

(c) Each Susquehanna Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Susquehanna nor any of its Subsidiaries has, within the prior three years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Susquehanna Benefit Plan, and neither Susquehanna nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Susquehanna Disclosure Schedule identifies each Susquehanna Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Susquehanna Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Susquehanna Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Susquehanna, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Susquehanna Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Susquehanna Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Susquehanna Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) With respect to each Susquehanna Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Susquehanna or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Susquehanna Benefit Plan.

(g) None of Susquehanna and its Subsidiaries nor any Susquehanna ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Susquehanna and its Subsidiaries nor any Susquehanna ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Neither Susquehanna nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Susquehanna Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Susquehanna Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Susquehanna.

(j) There are no pending or, to Susquehanna’s knowledge, material threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Susquehanna’s knowledge, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Susquehanna Benefit Plans, any fiduciaries thereof with respect to their duties to the Susquehanna Benefit Plans or the assets of any of the trusts under any of the Susquehanna Benefit Plans, that could in any case reasonably be likely to result in any material liability of Susquehanna or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Susquehanna Benefit Plan, or any other party.

(k) None of Susquehanna and its Subsidiaries nor any Susquehanna ERISA Affiliate nor, to Susquehanna’s knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Susquehanna Benefit Plans or their related trusts,

Susquehanna, any of its Subsidiaries, any Susquehanna ERISA Affiliate or any person that Susquehanna or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or material increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Susquehanna or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Susquehanna or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) No Susquehanna Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Susquehanna has made available to Parent preliminary copies of Section 280G calculations with respect to any executive officers of Susquehanna who are disqualified individuals in connection with the transactions contemplated hereby.

(n) There are no pending or, to Susquehanna’s knowledge, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Susquehanna or any of its Subsidiaries, or any strikes or other material labor disputes against Susquehanna or any of its Subsidiaries. Neither Susquehanna nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Susquehanna or any of its Subsidiaries and, to Susquehanna’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of Susquehanna or any of its Subsidiaries.

3.12 Compliance with Applicable Law. Susquehanna and each of its Subsidiaries hold, and have at all times since December 31, 2011 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Susquehanna, and to the knowledge of Susquehanna no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Susquehanna and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Susquehanna or any of its Subsidiaries, including (to the extent applicable to Susquehanna or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Susquehanna Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Susquehanna Disclosure Schedule, as of the date hereof, neither Susquehanna nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Susquehanna Benefit Plan (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Susquehanna or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Susquehanna and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Susquehanna or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Susquehanna Disclosure Schedule, is referred to herein as a “Susquehanna Contract,” and neither Susquehanna nor any of its Subsidiaries knows of, or has received written, or to Susquehanna’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Susquehanna and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna: (i) Each Susquehanna Contract is valid and binding on Susquehanna or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Susquehanna and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Susquehanna Contract, (iii) to Susquehanna’s knowledge, each third-party counterparty to each Susquehanna Contract has performed all obligations required to be performed by it to date under such Susquehanna Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Susquehanna or any of its Subsidiaries under any such Susquehanna Contract.

3.14 Agreements with Regulatory Agencies. Neither Susquehanna nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Susquehanna Disclosure Schedule, a “Susquehanna Regulatory Agreement”), nor has Susquehanna or any of its Subsidiaries been advised in writing or, to Susquehanna’s knowledge, orally, since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Susquehanna Regulatory Agreement.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Susquehanna, any of its Subsidiaries or for the account of a customer of Susquehanna or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Susquehanna or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Susquehanna and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Susquehanna’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Susquehanna, Susquehanna and its Subsidiaries are in compliance, and since January 1, 2011 have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of Susquehanna any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Susquehanna or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Susquehanna, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. To the knowledge of Susquehanna, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. Susquehanna is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna.

3.17 Investment Securities.

(a) Each of Susquehanna and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Susquehanna SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Susquehanna or its Subsidiaries. Such securities are valued on the books of Susquehanna in accordance with GAAP in all material respects.

(b) Susquehanna and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Susquehanna believes are prudent and reasonable in the context of their respective businesses, and Susquehanna and its Subsidiaries have, since January 1, 2011, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Susquehanna, Susquehanna or a Susquehanna Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Susquehanna SEC Reports as being owned by Susquehanna or a Susquehanna Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Susquehanna Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Susquehanna SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Susquehanna Leased Properties” and, collectively with the Susquehanna Owned Properties, the “Susquehanna Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Susquehanna’s knowledge, the lessor. There are no pending or, to the knowledge of Susquehanna, threatened condemnation proceedings against the Susquehanna Real Property.

3.19 Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Susquehanna: (i) Susquehanna and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by Susquehanna and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Susquehanna in writing that Susquehanna or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Susquehanna, no person is challenging, infringing on or otherwise violating any right of Susquehanna or any of its Subsidiaries with respect to any Intellectual Property owned by Susquehanna or its Subsidiaries; (iv) neither Susquehanna nor any Susquehanna Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Susquehanna or any Susquehanna Subsidiary; and (v) to the knowledge of Susquehanna, since January 1, 2011, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Susquehanna and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Susquehanna or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Susquehanna or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Susquehanna Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Susquehanna) on the other hand, of the type required to be reported in any Susquehanna SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws. The Board of Directors of Susquehanna has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”). Holders of Susquehanna Common Stock do not have dissenters rights with respect to the Merger under the PBCL.

3.22 Reorganization. Susquehanna has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, Susquehanna has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Susquehanna Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24 Susquehanna Information. The information relating to Susquehanna and its Subsidiaries that is provided by Susquehanna or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Susquehanna Common Stock or at the time of the Susquehanna Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Susquehanna incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Susquehanna and its Subsidiaries and other portions within the reasonable control of Susquehanna and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Susquehanna with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Susquehanna Disclosure Schedule, neither Susquehanna nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Susquehanna or any Subsidiary of Susquehanna is a creditor which as of September 30, 2014, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Susquehanna or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Susquehanna Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Susquehanna and its Subsidiaries that, as of September 30, 2014 had an outstanding balance of $1,000,000 or more and were classified by Susquehanna as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna, each outstanding Loan of Susquehanna and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Susquehanna and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna, each outstanding Loan of Susquehanna and its Subsidiaries (including Loans held for resale to investors) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Susquehanna and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Susquehanna or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Susquehanna or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Susquehanna or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Susquehanna nor any of its Subsidiaries is now nor has it ever been since December 31, 2011, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Susquehanna: (a) Susquehanna and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Susquehanna reasonably has determined to be prudent and consistent with industry practice, and neither Susquehanna nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Susquehanna and its Subsidiaries, Susquehanna or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Investment Adviser Subsidiary.

(a) Section 3.27 of the Susquehanna Disclosure Schedule lists each Subsidiary of Susquehanna that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each, an “Advisory Entity”)). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2011 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Susquehanna. There is no action, suit, proceeding or investigation pending or, to Susquehanna’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

(b) Each Advisory Entity has been since January 1, 2011 and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party.

(c) The accounts of each advisory client of Susquehanna or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d) None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(e) Susquehanna has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2011 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since January 1, 2011, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. Susquehanna has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2011 and the Advisory Entity’s responses thereto, if any.

3.28 Broker-Dealer Subsidiary.

(a) Section 3.28 of the Susquehanna Disclosure Schedule lists each Subsidiary of Susquehanna that is a broker-dealer (a “Broker-Dealer Subsidiary”). Each Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance in all material respects with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it. Each Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance in all material respects with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to Susquehanna’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications in any material respect.

(b) Susquehanna has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2011, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding or investigation pending or, to Susquehanna’s knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

(d) Neither Susquehanna nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Susquehanna in this Article III, neither Susquehanna nor any other person makes any express or implied representation or warranty with respect to Susquehanna, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Susquehanna hereby disclaims any such other representations or warranties.

(b) Susquehanna acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in the disclosure schedule delivered by Parent to Susquehanna concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to Susquehanna as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to Susquehanna.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Parent’s knowledge, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets an organizational chart of all Subsidiaries of Parent as of October 30, 2014 that is true and correct in all material respects, and there have been no material changes to such chart since October 30, 2014 prior to the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share, of which 107,000 shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 720,396,965 shares of Parent Common Stock issued and 720,396,965 shares of Parent Common Stock outstanding, including 253,299 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (as defined below) (a “Parent Restricted Stock Award”), (ii) 0 shares of Parent Common Stock held in treasury, (iii) 28,683,657 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options”), (iv) 11,953,311 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Restricted Stock Unit Award” and, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (v) 26,814,987 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans and (vi) 7,874,340 shares of Parent Common Stock reserved for issuance in connection with Parent’s pending acquisition of The Bank of Kentucky Corporation. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than Parent Stock Options and Parent Restricted Stock Unit Awards issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect with pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Susquehanna) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the FDIC, the North Carolina Commissioner of Banks and the Pennsylvania Department of Banking in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Susquehanna Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Pennsylvania Department pursuant to the PBCL, and the filing of the Bank Merger Certificates, (vi) the filing of any notices or other filings under the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2011 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2011 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2011, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has been previously made available to Susquehanna. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2011, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors or employees to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Deutsche Bank Securities, Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2013, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates).

4.10 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2011 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and to the knowledge of Parent, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

4.11 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent

Contract has performed all obligations required to be performed by it to date under such Parent Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Susquehanna’s knowledge, orally, since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.13 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2011, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.14 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.15 Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.17 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Susquehanna Common Stock or at the time of the Susquehanna Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Susquehanna or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Financing. Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b) Parent acknowledges and agrees that neither Susquehanna nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Susquehanna Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Susquehanna Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (a) Susquehanna shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Parent and Susquehanna shall and shall cause their respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Susquehanna Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Susquehanna Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Susquehanna shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Susquehanna or any of its wholly owned Subsidiaries to Susquehanna or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Susquehanna);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Susquehanna at a rate not in excess of $0.09 per share of Susquehanna Common Stock (except that if Parent increases the rate of its regular quarterly dividends on Parent Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, Susquehanna shall be permitted to increase the rate of dividends on the Susquehanna Common Stock paid by it during the next fiscal quarter by the same proportion, subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), and any associated dividend equivalents for Susquehanna Equity Awards), (B) dividends paid by any of the Subsidiaries of Susquehanna to Susquehanna or any of its wholly owned Subsidiaries, (C) the acceptance of shares of Susquehanna Common Stock as payment for the exercise price of Susquehanna Stock Options or for withholding taxes incurred in connection with the exercise of Susquehanna Stock Options or the vesting or settlement of Susquehanna Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements, (D) required dividends on the preferred stock of Susquehanna’s Subsidiaries or (E) required dividends on the common stock of any Susquehanna Subsidiary);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Susquehanna Stock Options or the vesting or settlement of Susquehanna Equity Awards (and dividend equivalents thereon, if any);

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Susquehanna;

(e) (i) terminate, materially amend, or waive any material provision of, any Susquehanna Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a Susquehanna Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Susquehanna Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of maintaining such plan, program policy or arrangement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Susquehanna), in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any material bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or materially amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $200,000;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $1,000,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Susquehanna Articles, Susquehanna Bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit either (A) outside of the ordinary course of business consistent with practice or (B) involving a total credit relationship of more than $10,000,000 with a single borrower and its affiliates; provided that any consent from Parent sought pursuant to this clause (m)(ii) shall be given within two (2) business days after the relevant loan package is provided to Parent;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(o) make, or commit to make, any capital expenditures in excess of $2,500,000 in the aggregate, other than as disclosed in Susquehanna’s capital expenditure budget set forth in Section 5.2(o) of the Susquehanna Disclosure Schedules;

(p) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(q) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(r) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Susquehanna or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, and except for the previously announced transactions with Bank of Kentucky Financial Corporation and Citibank N.A., with respect to the 41 retail branches in Texas (including any actions related to or in furtherance of obtaining regulatory approvals or completing such transactions), as expressly contemplated or permitted by this Agreement, as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Susquehanna (such consent not to be unreasonably withheld):

(a) amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of Susquehanna Common Stock, or adversely affect the holders of Susquehanna Common Stock relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Parent, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e) merge or consolidate itself or any of its Significant Subsidiaries with any other person where it or its Significant Subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(f) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(h) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and Susquehanna shall promptly prepare and file with the SEC, no later than 30 days after of the date of this Agreement, the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Susquehanna shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Susquehanna shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Susquehanna shall furnish all information concerning Susquehanna and the holders of Susquehanna Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and Susquehanna shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Susquehanna shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Susquehanna shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Susquehanna or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Susquehanna shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Susquehanna and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Susquehanna to take, or agree to take, any actions specified in this Section 6.1 that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to Susquehanna and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and Susquehanna shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Susquehanna or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and Susquehanna agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Susquehanna’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and Susquehanna further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement.

(e) Parent and Susquehanna shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Parent and Susquehanna, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and Susquehanna shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor Susquehanna nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Susquehanna’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and Susquehanna shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 12, 2014, between Parent and Susquehanna (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Susquehanna Shareholder Approval.

(a) Susquehanna shall take, in accordance with applicable law and the Susquehanna Articles and Susquehanna Bylaws, all action necessary to convene a meeting of its shareholders (the “Susquehanna Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Susquehanna Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of Susquehanna shall use its reasonable best efforts to obtain from the shareholders of Susquehanna the Requisite Susquehanna Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. Susquehanna shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Requisite Susquehanna Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Susquehanna, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Susquehanna may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Susquehanna may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Susquehanna may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Susquehanna in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Susquehanna takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) Susquehanna shall adjourn or postpone the Susquehanna Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Susquehanna Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Susquehanna has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Susquehanna Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Susquehanna Meeting shall be convened and this Agreement shall be submitted to the shareholders of Susquehanna at the Susquehanna Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Susquehanna of such obligation. Susquehanna shall only be required to adjourn or postpone the Susquehanna Meeting three times pursuant to the first sentence of this Section 6.3(b).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and Susquehanna shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Susquehanna or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to provide continuing employees of Susquehanna and its Subsidiaries with (i) annual base salary or wages that are no less than the annual base salary or wages in effect immediately prior to the Effective Time, (ii) annual incentive opportunities, long-term incentive compensation opportunities, and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a)(ii) for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by Susquehanna and its Subsidiaries immediately prior to the Effective Time. For a period beginning at the Effective Time and continuing through the first anniversary thereof, Parent or its Subsidiaries shall provide severance payments and benefits to each continuing employee of Susquehanna and its Subsidiaries that are no less favorable than the severance payments and benefits provided by Parent and its Subsidiaries to their similarly situated employees.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Susquehanna or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Susquehanna Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Susquehanna Benefit Plan (to the same extent that such credit was given under the analogous Susquehanna Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with Susquehanna and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Susquehanna Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) The Surviving Corporation agrees to assume and honor all Susquehanna Benefit Plans in accordance with their terms as of the date hereof or as modified consistent with the terms of this Agreement, it being understood that this sentence shall not be construed to limit the ability of the Surviving Corporation or any of its Affiliates to amend or terminate any Susquehanna Benefit Plan to the extent such amendment or termination is permitted by the terms of the applicable plan.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Susquehanna or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Susquehanna, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Susquehanna, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Susquehanna or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Susquehanna Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Susquehanna Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Susquehanna or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Susquehanna and its Subsidiaries or fiduciaries of Susquehanna or any of its Subsidiaries under Susquehanna Benefit Plans (in each case, when acting in such capacity) (collectively, the “Susquehanna Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of Susquehanna or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Susquehanna Indemnified Party to the fullest extent permitted by applicable law; provided that the Susquehanna Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Susquehanna Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Susquehanna (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Susquehanna or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the aggregate annual premium paid as of the date hereof by Susquehanna for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Susquehanna, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Susquehanna shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Susquehanna’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Susquehanna Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. For the avoidance of doubt, to the extent required by any agreement previously entered into by Susquehanna in connection with a merger, acquisition or other business combination, the provisions of this Section 6.7 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by Susquehanna or any of its Subsidiaries.

(d) The obligations of the Surviving Corporation, Parent and Susquehanna under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Susquehanna Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Susquehanna Indemnified Party.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Parent and Susquehanna shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of Parent and Susquehanna shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Susquehanna Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Susquehanna Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Susquehanna Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Corporate Governance; Community Commitment.

(a) Parent shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Parent and Parent Bank shall be increased by two and William J. Reuter and Christine Sears shall be appointed as directors of Parent. William J. Reuter and Christine Sears shall serve in such roles subject to the policies of Parent generally applicable to the Board of Directors, including Parent’s Corporate Governance Guidelines and the Director Resignation Policy set forth therein.

(b) At or promptly following the Effective Time, Parent shall invite members of the Board of Directors of Susquehanna (other than those individuals specified in Section 6.11(a)) to serve as members of one or more regional advisory boards in accordance with the terms set forth in Section 6.11 of the Parent Disclosure Schedule.

(c) On the Closing Date, Parent shall create a charitable foundation, or support an existing charitable foundation acceptable to Susquehanna, in Pennsylvania dedicated to providing ongoing economic development support to the Lancaster County, Pennsylvania community. On the Closing Date, Parent or Susquehanna shall contribute to the foundation an amount in cash equal to $10,000,000. Parent, in consultation with Susquehanna, to the extent practicable, will designate individuals located in the Lancaster County, Pennsylvania area to serve as trustees of the foundation prior to Closing.

(d) Following the Effective Time, Parent will use its reasonable best efforts to support a continued meaningful employee presence in Lancaster County, Pennsylvania.

6.12 Acquisition Proposals.

(a) Susquehanna shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Susquehanna Vote, in the event Susquehanna receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Susquehanna shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Susquehanna. Susquehanna will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. Susquehanna will promptly (and in any event within one (1) business day) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) business day) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Susquehanna shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement is contemporaneously terminated in accordance with its terms, Susquehanna shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal). As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Susquehanna and its Subsidiaries or 25% or more of any class of equity or voting securities of Susquehanna or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Susquehanna or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, or (iii) a merger, consolidation, share exchange or other business combination involving Susquehanna or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Susquehanna, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b) Nothing contained in this Agreement shall prevent Susquehanna or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Public Announcements. Susquehanna and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Susquehanna and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14 Change of Method. Parent may at any time change the method of effecting the Merger (including by providing for the merger of Susquehanna with a wholly owned Subsidiary of Parent) if and to the extent requested by Parent, and Susquehanna agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Susquehanna’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.15 Restructuring Efforts. If Susquehanna shall have failed to obtain the Requisite Susquehanna Vote at the duly convened Susquehanna Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to Susquehanna’s shareholders) and/or (in the case of Susquehanna) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its shareholders for approval or adoption.

6.16 Takeover Statutes. Neither Parent nor Susquehanna shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Susquehanna shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Susquehanna will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Exemption from Liability Under Section 16(b). Susquehanna and Parent agree that, in order to most effectively compensate and retain those officers and directors of Susquehanna subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Susquehanna Insiders”), both prior to and after the Effective Time, it is desirable that Susquehanna Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Susquehanna Common Stock and Susquehanna Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Parent and of Susquehanna, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Susquehanna Common Stock or Susquehanna Equity Awards and (ii) any acquisitions of Parent Common Stock and/or Susquehanna Stock Options exercisable for shares of Parent Common Stock converted at the Effective Time pursuant to Section 1.7(a), in each case, pursuant to the transactions contemplated by this Agreement and by any Susquehanna Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Litigation and Claims. Each of Parent and Susquehanna shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Susquehanna, as applicable, threatened against Parent, Susquehanna or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Susquehanna or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Susquehanna shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Susquehanna and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.19 Assumption of Susquehanna Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Susquehanna’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.20 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Susquehanna or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Susquehanna, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Susquehanna shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Susquehanna by the Requisite Susquehanna Vote.

(b) NYSE Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approval. (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the FDIC and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Susquehanna set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Susquehanna set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Susquehanna set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Susquehanna or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Susquehanna by the Chief Executive Officer and the Chief Financial Officer of Susquehanna to the foregoing effect.

(b) Performance of Obligations of Susquehanna. Susquehanna shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Susquehanna by the Chief Executive Officer and the Chief Financial Officer of Susquehanna to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and Susquehanna, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Susquehanna. The obligation of Susquehanna to effect the Merger is also subject to the satisfaction, or waiver by Susquehanna, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2(b) and

4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Susquehanna shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Susquehanna shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. Susquehanna shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Susquehanna, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and Susquehanna, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Susquehanna:

(a) by mutual consent of Parent and Susquehanna in a written instrument;

(b) by either Parent or Susquehanna if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or Susquehanna if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or Susquehanna (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Susquehanna, in the case of a termination by Parent, or Parent, in the case of a termination by Susquehanna, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to Susquehanna, in the case of a termination by Parent, or Parent, in the case of a termination by Susquehanna, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite Susquehanna Vote is obtained, Susquehanna or the Board of Directors of Susquehanna (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.12; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Susquehanna Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Susquehanna recommends that the shareholders of Susquehanna tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or Susquehanna as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Susquehanna, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Susquehanna shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of Susquehanna, shall include the loss to the holders of Susquehanna Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of Susquehanna).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Susquehanna or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Susquehanna and (A) thereafter this Agreement is terminated by either Parent or Susquehanna pursuant to Section 8.1(c) without the Requisite Susquehanna Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is fifteen (15) months after the date of such termination, Susquehanna enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Susquehanna shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $85,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Susquehanna shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Susquehanna under this Section 8.2 shall be equal to the Termination Fee.

(d) Each of Parent and Susquehanna acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Susquehanna fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Susquehanna for the Termination Fee or any portion thereof, Susquehanna shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Susquehanna fails to pay the amounts payable pursuant to this Section 8.2, then Susquehanna shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Susquehanna pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Susquehanna; provided, however, that after the adoption of this Agreement by the shareholders of Susquehanna, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Susquehanna, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Susquehanna, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Susquehanna, to:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Attention:	Carl D. Lundblad
Facsimile:	(717) 625-0331

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Mitchell S. Eitel & C. Andrew Gerlach
Facsimile:	(212) 291-9046; (212) 291-9299

and

(b)	if to Parent, to:

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Attention:	Robert J. Johnson, Jr.
Facsimile:	(336) 733-2189

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Matthew M. Guest
Facsimile:	(212) 403-2000

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Susquehanna means the actual knowledge of any of the officers of Susquehanna listed on Section 9.6 of the Susquehanna Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Winston-Salem, North Carolina or Lititz, Pennsylvania are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Susquehanna Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Susquehanna shall be subject to the laws of the Commonwealth of Pennsylvania and matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of North Carolina).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Susquehanna Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BB&T CORPORATION

By:	/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Senior Executive Vice President and Chief Financial Officer

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
	Name:	William J. Reuter
	Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

[Letterhead of Keefe, Bruyette & Woods, Inc.]

November 11, 2014

The Board of Directors

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Susquehanna Bancshares, Inc. (“SUSQ”) of the Merger Consideration (as defined below) in the proposed merger (the “Transaction”) of SUSQ with and into BB&T Corporation (“BBT”), pursuant to the Agreement and Plan of Merger to be entered into by and between SUSQ and BBT (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, par value $2.00 per share, of SUSQ (“SUSQ Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding Exception Shares (as defined in the Agreement)) will, by virtue of the Transaction and without any action of the part of SUSQ, BBT, or the holder of SUSQ Common Stock, be converted into the right to receive, without interest: (i) 0.253 of a share of common stock, par value $5.00 per share, of BBT (“BBT Common Stock”) (the “Stock Consideration”) and (ii) $4.05 in cash (the “Cash Consideration”). The Stock Consideration and the Cash Consideration are referred to collectively herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Transaction, Susquehanna Bank, a wholly-owned subsidiary of SUSQ, will merge with and into Branch Banking and Trust Company, a wholly-owned subsidiary of BBT (such transaction, the “Bank Merger”), pursuant to a separate agreement and plan of merger in a form to be agreed upon by the parties.

KBW has acted as financial advisor to SUSQ and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer (and, in the case of SUSQ, further to existing sales and trading relationships with both KBW and a KBW affiliated broker-dealer), KBW and its affiliates may from time to time purchase securities from, and sell securities to, SUSQ and BBT, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of SUSQ and BBT for KBW’s own account and for the accounts of its customers. We have acted exclusively for the board of directors of SUSQ (the “Board”) in rendering this opinion and will receive a fee from SUSQ for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, SUSQ has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to SUSQ. Prior to the past two years, KBW acted as an underwriter in SUSQ’s August 2012 registered offering of senior notes. In the past two years, KBW has provided investment banking and financial advisory services to BBT and received compensation for such services. KBW acted as an underwriter in BBT’s April 2013 registered offering of preferred stock. In addition, prior to the past two years, both KBW and a KBW affiliated broker-dealer acted as underwriters in connection with BBT’s July 2012 registered offering of preferred stock. Such affiliate of KBW served as an underwriter in an April 2013 registered offering of BBT preferred stock. We may in the future provide investment banking and financial advisory services to SUSQ or BBT and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SUSQ and BBT and the Transaction, including among other things, the following: (i) a draft of the Agreement dated November 9, 2014 (the most recent draft made available to us); (ii) certain regulatory filings of SUSQ and

BBT, including the quarterly call reports filed with respect to each quarter during the three years ended June 30, 2014 for SUSQ and BBT; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of SUSQ; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of BBT; (v) the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of SUSQ; (vi) the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of BBT; (vii) certain other interim reports and other communications of SUSQ and BBT to their respective shareholders; and (viii) other financial information concerning the businesses and operations of SUSQ and BBT furnished to us by SUSQ and BBT or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of SUSQ and BBT; (ii) the assets and liabilities of SUSQ and BBT; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for SUSQ and BBT with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of SUSQ for 2014 through 2016, as well as assumed long term growth rates based thereon for subsequent periods which were prepared and provided to us by SUSQ management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of BBT for 2014 through 2016 that were discussed with us by BBT management and used and relied upon by us at the direction of such management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on BBT (including the cost savings and related expenses expected to result from the Transaction) that were prepared by BBT management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of SUSQ and BBT regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to, and have not, assisted SUSQ with soliciting indications of interest from third parties other than BBT regarding a potential transaction with SUSQ.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon SUSQ management as to the reasonableness and achievability of the publicly available consensus “street estimates” of SUSQ that we were directed by such management to use, as well as the assumed long term growth rates that were prepared and provided to us by such management. We have assumed that all such information is consistent with (in the case of SUSQ “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the estimated information reflected therein will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of SUSQ, upon BBT management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BBT that we were directed by such management to use, as well as the estimates regarding certain pro forma financial effects of the Transaction on BBT (and the assumptions and bases therefor, including without limitation, cost savings and related expenses expected to result from the Transaction) that were prepared and provided to us by such management. We have assumed, with the consent of SUSQ, that all such information is consistent with (in the case of BBT “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of BBT management and that the estimated information reflected therein will be realized in the amounts and in the time periods currently estimated.

It is understood that the estimated information for SUSQ and BBT prepared and provided to us by the respective managements of SUSQ and BBT were not prepared with the expectation of public disclosure, that all such estimated information, together with the publicly available consensus “street estimates” of SUSQ & BBT referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and “street estimates”. We have assumed, based on discussions with the respective managements of SUSQ and BBT, and at the direction of such managements and with the consent of the Board, that all such information and “street estimates” provide a reasonable basis upon which we could form our opinion and we express no view as to any such information (or the assumptions or bases therefor) or such “street estimates”. We have relied on all such information and “street estimates” without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SUSQ or BBT since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for SUSQ and BBT are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SUSQ or BBT, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of SUSQ or BBT under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of SUSQ, BBT, the combined entity, or the contemplated benefits of the Transaction, including the cost savings expected to result from the Transaction. We have assumed, in all respects material to our analyses, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that SUSQ has relied upon the advice of its counsel and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SUSQ, BBT, the Transaction, any related transaction (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of SUSQ Common Stock. We express no view or opinion as to any other terms or aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation of the Merger Consideration between stock and cash) or any related transaction, any consequences of the Transaction or any related transaction to SUSQ, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of SUSQ to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by SUSQ or the Board, (iii) the fairness of the amount or nature of any compensation to any of SUSQ’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SUSQ Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SUSQ (other than SUSQ Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by any other class)) or any class of securities of BBT or any other party to any transaction contemplated by the Agreement, (v) whether BBT has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of SUSQ Common Stock at the closing of the Transaction, (vi) the actual value of BBT Common Stock to be issued in the Transaction, (vii) the prices, trading range or volume at which SUSQ Common Stock or BBT Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which BBT Common Stock will trade following consummation of the Transaction, (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to SUSQ, BBT, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of SUSQ Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of SUSQ Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

BB&T’s bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of BB&T.

BB&T’s articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

BB&T maintains directors’ and officers’ liability insurance that, in general, insures: (i) BB&T’s directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 11, 2014, by and between Susquehanna Bancshares, Inc. and BB&T Corporation (included as Annex A to the proxy statement/prospectus which forms part of this registration statement).

3.1	Amended and Restated Articles of Incorporation of BB&T Corporation, filed April 30, 2014 (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K of BB&T dated April 29, 2014).

3.2	Amended and Restated Bylaws of BB&T Corporation, effective December 17, 2013 (incorporated by reference to Exhibit 3.ii to the Current Report on Form 8-K of BB&T dated December 17, 2013).

5.1	Opinion of Robert J. Johnson, Jr. as to validity of the securities being registered.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.

8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Robert J. Johnson, Jr. (included in Exhibit 5.1 hereto).

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney.*

99.1	Form of Susquehanna Proxy Card.

99.2	Consent of Keefe, Bruyette & Woods, Inc.

99.3	Consent of William J. Reuter to be named as a director of BB&T Corporation.*

99.4	Consent of Christine Sears to be named as a director of BB&T Corporation.*

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on the 15th day of January, 2015.

BB&T Corporation

By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 15th day of January, 2015:

	*		*
Name:	Kelly S. King	Name:	Daryl N. Bible
Title:	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Title:	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	*		*
Name:	Cynthia B. Powell	Name:	Jennifer S. Banner
Title:	Executive Vice President and Corporate Controller (Principal Accounting Officer)	Title:	Director

	*		*
Name:	K. David Boyer Jr.	Name:	Anna R. Cabilik
Title:	Director	Title:	Director

	*		*
Name:	Ronald E. Deal	Name:	James A. Faulkner
Title:	Director	Title:	Director

	*		*
Name:	I. Patricia Henry	Name:	John P. Howe III, M.D.
Title:	Director	Title:	Director

	*		*
Name:	Eric C. Kendrick	Name:	Louis B. Lynn
Title:	Director	Title:	Director

	*		*
Name:	Edward C. Milligan	Name:	Charles A. Patton
Title:	Director	Title:	Director

	*		*
Name:	Nido R. Qubein	Name:	Tollie W. Rich, Jr.
Title:	Director	Title:	Director

	*		*
Name:	Thomas E. Skains	Name:	Thomas N. Thompson
Title:	Director	Title:	Director

	*		*
Name:	Edwin H. Welch, Ph.D.	Name:	Stephen T. Williams
Title:	Director	Title:	Director

*By:	/s/ Robert J. Johnson, Jr.
Name:	Robert J. Johnson, Jr.
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 11, 2014, by and between Susquehanna Bancshares, Inc. and BB&T Corporation (included as Annex A to the proxy statement/prospectus which forms part of this registration statement).

3.1	Amended and Restated Articles of Incorporation of BB&T Corporation, filed April 30, 2014 (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K of BB&T dated April 29, 2014).

3.2	Amended and Restated Bylaws of BB&T Corporation, effective December 17, 2013 (incorporated by reference to Exhibit 3.ii to the Current Report on Form 8-K of BB&T dated December 17, 2013).

5.1	Opinion of Robert J. Johnson, Jr. as to validity of the securities being registered.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.

8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Robert J. Johnson, Jr. (included in Exhibit 5.1 hereto).

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney.*

99.1	Form of Susquehanna Proxy Card.

99.2	Consent of Keefe, Bruyette & Woods, Inc.

99.3	Consent of William J. Reuter to be named as a director of BB&T Corporation.*

99.4	Consent of Christine Sears to be named as a director of BB&T Corporation.*

*	Previously filed.